     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2000



                                                      REGISTRATION NO. 333-96037

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO



                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             4811                            13-4924710
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           32 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MARILYN J. WASSER
                      VICE PRESIDENT -- LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                              COPIES TO:
               STEVEN A. ROSENBLUM                                CHARLES S. WHITMAN, III
         WACHTELL, LIPTON, ROSEN & KATZ                            DAVIS POLK & WARDWELL
               51 WEST 52ND STREET                                 450 LEXINGTON AVENUE
            NEW YORK, NEW YORK 10019                             NEW YORK, NEW YORK 10017
                 (212) 403-1000                                       (212) 450-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. []

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                            AGGREGATE                AMOUNT OF
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)       REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------
Wireless Group Common Stock, par value $1.00 per share......      $13,248,000,000             $3,497,472
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.



(2) Previously paid $26,400 on February 2, 2000.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "international prospectus"). The two prospectuses are identical except for the front cover page and the "Underwriting" section. Each of these pages for the U.S. prospectus is followed by the alternate page to be used in the international prospectus. Each of the alternate pages for the international prospectus is labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED MARCH 28, 2000


                               306,000,000 SHARES


                                  [AT&T LOGO]

                       AT&T WIRELESS GROUP TRACKING STOCK

                           -------------------------


     AT&T Corp. is offering shares of a new class of its common stock, which we refer to as "AT&T Wireless Group tracking stock." This stock is designed to track AT&T's wireless services businesses. No public market currently exists for AT&T Wireless Group tracking stock. We anticipate that the price to the public will be between $26.00 and $32.00 per share.



     Immediately after the offering to the public, AT&T will own all of the remaining interest in the AT&T Wireless Group. This prospectus relates to an offering of 306,000,000 shares in the United States and Canada. In addition, 54,000,000 shares are being offered outside the United States and Canada in an international offering.



     We intend to list AT&T Wireless Group tracking stock on the New York Stock Exchange, under the symbol "AWE."


     INVESTING IN THE AT&T WIRELESS GROUP TRACKING STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------


                                                              PER SHARE       TOTAL
                                                              ---------       -----
Public offering price.......................................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses...................................  $            $



     AT&T has granted the U.S. and international underwriters options to purchase up to an additional 54,000,000 shares of AT&T Wireless Group tracking stock solely to cover over-allotments.


     The underwriters expect that the shares of AT&T Wireless Group tracking
stock will be ready for delivery in New York, New York on           , 2000.

                           -------------------------

              Global Coordinators and Joint Book-Running Managers



GOLDMAN, SACHS & CO.           MERRILL LYNCH & CO.          SALOMON SMITH BARNEY

                           -------------------------


CREDIT SUISSE FIRST BOSTON       LEHMAN BROTHERS      MORGAN STANLEY DEAN WITTER

                           -------------------------


BANC OF AMERICA SECURITIES LLC      M.R. BEAL & CO.     BEAR, STEARNS & CO. INC.



CHASE H&Q         DEUTSCHE BANC ALEX. BROWN         DONALDSON, LUFKIN & JENRETTE



J.P. MORGAN & CO.      PAINEWEBBER INCORPORATED      PRUDENTIAL VOLPE TECHNOLOGY
                                                 A UNIT OF PRUDENTIAL SECURITIES



        SANFORD C. BERNSTEIN & CO., INC.       THOMAS WEISEL PARTNERS LLC

             , 2000

                          [Inside Front Cover Page]


                [Photographs of people using wireless services]

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS



                  SUBJECT TO COMPLETION, DATED MARCH 28, 2000



                               54,000,000 SHARES


                                  [AT&T LOGO]


                       AT&T WIRELESS GROUP TRACKING STOCK


                           -------------------------


     AT&T Corp. is offering shares of a new class of its common stock, which we refer to as "AT&T Wireless Group tracking stock." This stock is designed to track AT&T's wireless services businesses. No public market currently exists for AT&T Wireless Group tracking stock. We anticipate that the price to the public will be between $26.00 and $32.00 per share.



     Immediately after the offering to the public, AT&T will own all of the remaining interest in the AT&T Wireless Group. This prospectus relates to an offering of 54,000,000 shares outside the United States and Canada. In addition, 306,000,000 shares are being offered in the United States and Canada.



     We intend to list AT&T Wireless Group tracking stock on the New York Stock Exchange, under the symbol "AWE."


     INVESTING IN THE AT&T WIRELESS GROUP TRACKING STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                           -------------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------




                                                               PER SHARE         TOTAL
                                                               ---------         -----
Public offering price.......................................  $               $
Underwriting discount.......................................  $               $
Proceeds, before expenses...................................  $               $



     AT&T has granted the U.S. and international underwriters options to purchase up to an additional 54,000,000 shares of AT&T Wireless Group tracking stock solely to cover over-allotments.


     The underwriters expect that the shares of AT&T Wireless Group tracking
stock will be ready for delivery in New York, New York on              , 2000.

                           -------------------------


              Global Coordinators and Joint Book-Running Managers



GOLDMAN SACHS             MERRILL LYNCH             SALOMON SMITH BARNEY
INTERNATIONAL             INTERNATIONAL                INTERNATIONAL


                           -------------------------


ABN AMRO ROTHSCHILD                                         CREDIT SUISSE FIRST BOSTON
DEUTSCHE BANK                                                      WARBURG DILLON READ


                           -------------------------


BANCA IMI                         BNP PARIBAS GROUP                     CAZENOVE & CO.
DAIWA SBCM EUROPE                        HSBC                              ING BARINGS


             , 2000

                               TABLE OF CONTENTS


Prospectus Summary..................    1
Risk Factors -- AT&T Wireless Group
  Tracking Stock....................   13
Risk Factors -- The AT&T Wireless
  Group.............................   21
Use of Proceeds.....................   26
Dividend Policy.....................   26
Capitalization of the AT&T Wireless
  Group.............................   27
Selected Historical Financial Data
  of the AT&T Wireless Group........   28
AT&T Wireless Group Management's
  Discussion and Analysis of
  Financial Condition and Results of
  Operations........................   30
Description of Business.............   43
Management of the AT&T Wireless
  Group.............................   73
Description of AT&T Capital Stock...   76
Relationship Between the AT&T Common
  Stock Group and the AT&T Wireless
  Group.............................   88
The Incentive Plan..................   97
Certain Material U.S. Federal Tax
  Considerations....................   99
Underwriting........................  103
Legal Matters.......................  105
Other Information...................  106
Index to Financial Statements.......  F-1


                            ------------------------

     In making any investment decision relating to AT&T Wireless Group tracking stock, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of AT&T Wireless Group tracking stock and seeking offers to buy shares of AT&T Wireless Group tracking stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or other date stated in this prospectus, regardless of the time of delivery of this prospectus or any sale of AT&T Wireless Group tracking stock. You should be aware that information contained in AT&T's website, www.att.com, is not part of this prospectus.

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. To better understand the offering, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. See "Other Information -- Where You Can Find More Information" on page 107. All references to "we," "our," or "us" in this prospectus are to AT&T Corp.


                            THE AT&T WIRELESS GROUP

GENERAL


     The AT&T Wireless Group is one of the largest wireless service providers in the United States based on $7.6 billion in revenues for the year ended December 31, 1999. Including its partnership markets, the AT&T Wireless Group had over 12 million total subscribers as of December 31, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.



     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of December 31, 1999. As of December 31, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 65% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. By the end of 2000, the AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 70% of the U.S. population. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.



     The AT&T Wireless Group provides its wireless voice and data services using time division multiple access (TDMA), analog and cellular digital packet data
(CDPD) technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of December 31, 1999, over 79% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group.



     The AT&T Wireless Group markets its products and services primarily under the AT&T brand name. The AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and AT&T's other businesses plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

     The AT&T Wireless Group has targeted two growth areas for near term expansion: wireless data and fixed wireless. The AT&T Wireless Group is an industry leader in wireless data services, possessing a CDPD network covering markets with a total population of 89 million. The AT&T Wireless Group expects new applications for corporate and consumer use to further drive wireless data growth. These data applications may include access to email, Internet content, e-commerce, shopping services and services that are enhanced by information about the user's location. In addition, the AT&T Wireless Group has begun to deploy a fixed wireless technology. The AT&T Wireless Group believes there is a significant business opportunity to use wireless technology to provide residential and small business customers with high speed, "always on" broadband access coupled with wireline quality voice access.

     AT&T Wireless Group tracking stock is designed to reflect the separate economic performance of the AT&T Wireless Group. Except as described below, we attribute all of AT&T's current wireless operations to the AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     AT&T retains:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     We currently intend to include all future wireless activities in the AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to the AT&T Wireless Group or to the rest of AT&T or dispose of or transfer businesses or assets of either group.

     The principal executive offices of the AT&T Wireless Group are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

INDUSTRY OVERVIEW

     The growth in the wireless communications industry has been shaped by a number of trends that are likely to continue in the near future. Key trends include:

     - increased penetration, which is improving network efficiency,

     - single rate pricing, which is simplifying customer choice, increasing penetration and leading to industry consolidation,

     - declining costs of service, which is leading to mass market availability of wireless communications,

     - increased use of digital service, as opposed to analog service, which is increasing the range of wireless service capabilities for subscribers, and

     - the development of wireless data applications, which the AT&T Wireless Group believes will increase wireless usage.

STRATEGY

     The AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communications services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States or internationally. The AT&T Wireless Group believes that the following are key elements to enable it to meet its goal:

     - continue the aggressive build out and expansion of its TDMA network to provide coverage throughout the nation, with improved quality and consistent features regardless of location,

     - continue to lower its operating costs and improve capital efficiency by expanding its TDMA network and increasing the use of more efficient channels of distribution,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services, in order to increase its subscriber base and revenues,

     - take advantage of its relationship with and use of the resources of AT&T, including the use of the AT&T brand and AT&T's distribution channels, cross marketing opportunities and bundled offers with AT&T's traditional products, and

     - take advantage of its existing wireless spectrum, digital network, customer base and the AT&T brand with new growth initiatives, including wireless data and fixed wireless opportunities.

     The AT&T Wireless Group believes the following key strengths and assets differentiate it from other wireless service providers:


     - Spectrum -- licenses, including partnership and affiliate markets, covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum,


     - Network -- operations in 42 of the 50 largest U.S. metropolitan areas,


     - Subscriber base -- over 12 million, including partnership markets,


     - Brand -- benefits from AT&T's widely recognized brand,

     - Digital migration -- majority of subscribers migrated from analog to digital services,

     - Relationship with AT&T -- competitive advantage from ability to work closely with AT&T, and

     - Management team -- experienced senior executives.

              THE AT&T COMMON STOCK GROUP AND LIBERTY MEDIA GROUP

     Following the issuance of AT&T Wireless Group tracking stock, AT&T will have outstanding the following classes of common stock: AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock, which is divided into class A and class B. The Liberty Media Group tracking stock reflects the economic performance of the Liberty Media Group. The AT&T common stock will reflect the economic performance of all of AT&T's assets and businesses other than the Liberty Media Group and the AT&T Wireless Group, except that the AT&T common stock will also reflect any inter-group interest that AT&T retains in the AT&T Wireless Group. We refer to the assets and businesses whose economic performance is reflected by the AT&T common stock as the AT&T Common Stock Group.

     The principal activities of the AT&T Common Stock Group initially will include all of AT&T's domestic long distance, international long distance, regional and local telecommunications services and broadband and Internet communications services. The AT&T Common Stock Group also will include all of AT&T's billing, directory and calling card services to support these communications services.

     The primary lines of business that will comprise the AT&T Common Stock Group are business services, including AT&T Solutions, consumer services, broadband and Internet services and our international operations and ventures (other than international wireless interests included in the AT&T Wireless Group).

     The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. The telephone number is (212) 387-5400.


                                THE DISPOSITION



     AT&T Wireless Group tracking stock issued in the initial public offering will reflect only a portion of the economic performance of the AT&T Wireless Group. AT&T will retain the remaining interest in the economic performance of the AT&T Wireless Group in the form of an inter-group interest. We currently intend to dispose of the AT&T Common Stock Group's interest in the AT&T Wireless Group following the initial public offering in the form of additional AT&T Wireless Group tracking stock. Such disposition will include a distribution in the form of a dividend to holders of AT&T Common Stock Group shares for at least a portion of such interest, but may also include an exchange offer, a further sale of AT&T Wireless Group tracking stock or a combination thereof. We currently intend to dispose of the retained interest at some time after the offering and after we complete our pending merger with MediaOne Group, Inc. The exact method and timing of this disposition, however, has not yet been determined. We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all AT&T shareholder groups. The disposition may occur in several stages, following which we expect that the outstanding shares of AT&T Wireless Group tracking stock will reflect 100% of the economic performance of the AT&T Wireless Group. There is no guarantee, however, that any disposition will follow this initial public offering.


        SELECTED RIGHTS AND TERMS OF AT&T WIRELESS GROUP TRACKING STOCK

VOTING RIGHTS

     Except as we describe below, each outstanding share of AT&T Wireless Group tracking stock will initially have a number of votes, or a fraction of a vote, rounded to the nearest tenth, equal to:

     - the initial public offering price per share of AT&T Wireless Group tracking stock, divided by

     - the average daily market value per share of AT&T common stock for the 10-trading day period ending on the 20th trading day prior to the effective date of the registration statement for the initial public offering of which this prospectus forms a part.

If the fraction resulting from this formula is greater than 0.8 and less than 1.2, we will set the initial vote at one vote per share of AT&T Wireless Group tracking stock, even if this is not the nearest tenth. Similarly, if the resulting fraction is greater than 0.4 and less than 0.6, we will set the initial vote at one-half vote per share of AT&T Wireless Group tracking stock, even if this is not the nearest tenth. After the initial vote is set, the voting rights of the AT&T Wireless Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock.

DIVIDENDS

     Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, AT&T may declare and pay dividends on AT&T Wireless Group tracking stock up to an "available dividend amount." This amount is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. AT&T does not, however, expect to pay dividends on the AT&T Wireless Group tracking stock.

REDEMPTION

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the second anniversary of the date of the initial issuance of the AT&T Wireless Group tracking stock or the occurrence of certain tax-related events, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock at a 10% premium.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that holds all of the assets and liabilities of the AT&T Wireless Group. This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of the AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in place of fractional shares.

     Redemption in connection with significant transactions. In the event of a disposition by AT&T of at least 80% of the fair value of the properties and assets attributed to the AT&T Wireless Group, AT&T is generally required to:


     - convert each outstanding share of AT&T Wireless Group tracking stock into a number of shares per AT&T common stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock, or


     - distribute cash and/or securities (other than AT&T common stock) or other property equal to the fair value of the net proceeds from that disposition allocable to AT&T Wireless Group tracking stock, either by special dividend or by redemption of all or part of the outstanding shares of AT&T Wireless Group tracking stock, or

     - take a combination of the actions described in the preceding bullets whereby AT&T would convert some shares of AT&T Wireless Group tracking stock into AT&T common stock at a 10% premium and pay a dividend on the remaining shares of AT&T Wireless Group tracking stock or redeem all or part of the remaining shares of AT&T Wireless Group tracking stock for cash and/or property equal to the fair value of a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

                                  RISK FACTORS


     See "Risk Factors -- AT&T Wireless Group Tracking Stock" and "Risk
Factors -- The AT&T Wireless Group," beginning on pages 13 and 21 for a discussion of risk factors relating to an investment in the AT&T Wireless Group tracking stock offered through this prospectus and the business of the AT&T Wireless Group.

                                  THE OFFERING


     Unless we specifically state otherwise, the information in this prospectus does not take into account the possible issuance of up to 54,000,000 additional shares of AT&T Wireless Group tracking stock, which the underwriters have the option to purchase from us solely to cover over-allotments. If the underwriters exercise this option in full, there will be 414,000,000 shares of AT&T Wireless Group tracking stock outstanding following this offering.


AT&T Wireless Group tracking
  stock offered:


     U.S. offering............    306,000,000 shares


     International offering...      54,000,000 shares


          Total...............    360,000,000 shares



AT&T Wireless Group tracking
  stock to be outstanding
  after this offering.........    360,000,000 shares



Equivalent shares of AT&T
Wireless Group tracking stock
  represented by inter-group
  interest....................   1,950,000,000 shares



Shares and equivalent shares
of AT&T Wireless Group
  tracking stock to be
  outstanding after this
  offering....................   2,310,000,000 shares



Proposed New York Stock
Exchange symbol...............   "AWE"



Use of proceeds...............   The first $7.0 billion of the total net
                                 proceeds from this offering, estimated to be $10.13 billion, will be used by the AT&T
                                 Wireless Group to expand its network, to pursue acquisition opportunities as they arise, for capital expenditures and for general corporate purposes. The remaining net proceeds will be used by the AT&T Common Stock Group for general corporate purposes. See "Use of Proceeds" for additional information relating to the use of the net proceeds from this offering.



     The number of shares of AT&T Wireless Group tracking stock to be outstanding after this offering does not include shares of AT&T Wireless Group tracking stock underlying stock-based awards that we expect to issue to AT&T senior executives, non-employee directors and selected eligible employees upon completion of this offering. It also does not include shares of AT&T Wireless Group tracking stock underlying stock-based awards that we expect to issue to holders of AT&T common stock-based awards on the date of the distribution of AT&T Wireless Group tracking stock to holders of AT&T Common Stock Group shares, as determined by our board of directors subsequent to the offering. See "The Incentive Plan" for additional information on the issuance of AT&T Wireless Group tracking stock for stock-based awards under the amendments to our incentive plan. Such issuance will cause the AT&T Wireless Group tracking stock to be diluted.


     Following the initial public offering and before the distribution (if any), the remaining interest not represented by the AT&T Wireless Group tracking stock issued in the offering will be reflected in the financial statements of the AT&T Common Stock Group as an "inter-group interest" in the AT&T Wireless Group.

                       SELECTED HISTORICAL FINANCIAL DATA


     This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Other Information -- Where You Can Find More Information" on page 107.


AT&T CORP.


     In the table below, we provide you with selected historical consolidated financial data of AT&T. We prepared this information using our consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 1999. We derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited consolidated financial statements.



     Income from continuing operations for the year ended December 31, 1999 includes $1.5 billion of a net expense consisting primarily of an in-process research and development charge associated with our merger with Tele-Communications, Inc., equity losses associated with investments in At Home Corporation and Cablevision Systems Corporation, an asset impairment charge associated with the planned disposal of certain wireless network equipment, other restructuring charges and gains on the sale of businesses. Income from continuing operations for the year ended December 31, 1998 includes $1.1 billion of a net expense consisting of restructuring and other charges as well as benefits from gains on the sales of businesses. Income from continuing operations for 1995 includes $2.0 billion of a net expense consisting of restructuring and other charges. The number of shares of AT&T common stock outstanding and per share data have been adjusted to reflect our three-for-two stock split paid on April 15, 1999. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect a two-for-one stock split paid on June 11, 1999.

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------------
                                                       1999(1)     1998      1997      1996      1995
                                                       --------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues.............................................  $ 62,391   $53,223   $51,577   $50,688   $48,449
Operating income.....................................    10,859     7,487     6,836     8,709     5,169
Income from continuing operations....................     3,428     5,235     4,249     5,458     2,981
Income from continuing operations -- attributable to
  AT&T common shareowners............................     5,450     5,235     4,249     5,458     2,981
Weighted average AT&T common shares and potential
  common shares......................................     3,152     2,700     2,683     2,651     2,612
Per AT&T common share -- basic:
  Income from continuing operations(2)...............  $   1.77   $  1.96   $  1.59   $  2.07   $  1.15
Per AT&T common share -- diluted:
  Income from continuing operations(3)...............      1.74      1.94      1.59      2.07      1.14
Cash dividends declared per AT&T common share........       .88       .88       .88       .88       .88
Loss from continuing operations available to Liberty
  Media Group shareowners............................     2,022
Weighted average Liberty Media Group
  shares.............................................     1,259
Liberty Media Group loss per share -- basic..........      1.61
Liberty Media Group loss per share -- diluted........      1.61
Cash dividends declared per Liberty Media Group
  share..............................................        --
BALANCE SHEET DATA:
Total assets.........................................  $169,406   $59,550   $61,095   $57,348   $62,864
Long-term debt.......................................    21,591     5,556     7,857     8,878     8,913
Shareowners' equity..................................    78,927    25,522    23,678    21,092    17,400


-------------------------


(1) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore we account for the Liberty Media Group as an equity investment. Because the Liberty Media Group is reflected by a separate tracking stock, the earnings available to the holders of AT&T common stock exclude all of the earnings or losses related to the Liberty Media Group.



(2) Basic earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split for the four years ended December 31, 1998 through December 31, 1995 were $2.93, $2.39, $3.10 and $1.72, respectively.



(3) Diluted earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split for the four years ended December 31, 1998 through December 31, 1995 were $2.91, $2.38, $3.09 and $1.71, respectively.

AT&T WIRELESS GROUP


     In the table below, we provide you with selected historical combined financial data of the AT&T Wireless Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the three-year period ended December 31, 1999. We derived the combined income statement data and cash flow data below for each of the three years ended December 31, 1999, and the combined balance sheet data at December 31, 1999 and 1998, from combined financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited combined financial statements for the periods presented.



     The table below also provides you with unaudited selected pro forma condensed combined financial information for the AT&T Wireless Group as if the acquisition of Vanguard Cellular Systems, Inc. was completed on January 1, 1999 for purposes of the 1999 information provided and on January 1, 1998 for purposes of the 1998 information provided. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations that would have been achieved had the merger taken place earlier.


                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT FOR OTHER OPERATING DATA)


                                                                     AT OR FOR THE
                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      1998      1997
                                                              --------   -------   -------
INCOME STATEMENT DATA:
Revenues:
  Services revenues.........................................  $  6,823   $ 4,779   $ 4,249
  Equipment revenues........................................       804       627       419
                                                              --------   -------   -------
Total revenues..............................................     7,627     5,406     4,668

Operating Expenses:
  Network and other costs of services.......................     3,846     2,428     1,770
  Depreciation and amortization.............................     1,253     1,079       826
  Selling, general and administrative.......................     2,663     2,122     1,982
  Asset impairment and restructuring charges................       531       120       160
                                                              --------   -------   -------
Total operating expenses....................................     8,293     5,749     4,738

Operating loss..............................................      (666)     (343)      (70)
Other income, net...........................................       176       764       288
Interest expense............................................       136       120        --
                                                              --------   -------   -------
(Loss) income before income taxes...........................      (626)      301       218
(Benefit) provision for income taxes........................      (221)      137        93
                                                              --------   -------   -------
Net (loss) income...........................................      (405)      164       125
Dividend requirements on preferred stock held by AT&T,
  net.......................................................        56        56        56
                                                              --------   -------   -------
Net (loss) income attributable to AT&T's residual
  interest..................................................  $   (461)  $   108   $    69

CASH FLOW DATA:
Net cash provided by operating activities...................  $  1,024   $   414   $ 1,338
Capital expenditures and other additions....................    (2,429)   (1,219)   (1,931)
Net acquisitions of licenses................................       (47)      (65)     (443)
Net dispositions of businesses..............................       244       324        --
Equity investment contributions and purchases...............      (284)     (156)      (84)

BALANCE SHEET DATA:
Property, plant and equipment, net..........................  $  6,349   $ 5,182   $ 5,073
Licensing costs, net........................................     8,571     7,928     8,403
Investments.................................................     4,502     3,795     3,233

                                                                     AT OR FOR THE
                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1999      1998      1997
                                                              --------   -------   -------
Total assets................................................  $ 23,512   $19,460   $19,040
Total debt(1)...............................................     3,558     2,589     2,447
Preferred stock held by AT&T................................     1,000     1,000     1,000
Total shareowner's equity...................................    13,997    11,532    11,187

OTHER:
EBITDA(2)...................................................  $    587   $   736   $   756
EBITDA (excluding asset impairment and restructuring
  charges)..................................................     1,118       856       916
Proportionate EBITDA from partnerships and affiliates.......       350       354       n/a

OTHER OPERATING DATA:
  (in thousands, except ($) are actual)
Consolidated subscribers....................................     9,569     7,174     5,964
Consolidated digital subscribers............................     7,580     4,354     1,746
Total subscribers(3)........................................    12,192     9,649     8,133
Total digital subscribers...................................     9,397     5,299       n/a
Covered population(4).......................................   120,994       n/a       n/a
Licensed population(4)......................................   180,198       n/a       n/a
  850 megahertz markets.....................................    75,312       n/a       n/a
  1900 megahertz markets....................................   104,886       n/a       n/a
Subscriber churn............................................      2.6%      2.7%      2.5%
Total cost per gross subscriber addition....................  $    367   $   392   $   432

AT&T WIRELESS GROUP PRO FORMA FOR VANGUARD ACQUISITION:
Revenues....................................................  $  7,784   $ 5,868
EBITDA(2)...................................................       596       883
EBITDA (excluding asset impairment and restructuring
  charges)..................................................     1,127     1,003
Net (loss) income...........................................      (435)      254
Capital expenditures and other additions....................    (2,492)   (1,223)


------------------------


(1) Includes $4 million of long-term debt that is included in other long-term liabilities at December 31, 1999.



(2) EBITDA is defined as earnings before interest and taxes, excluding other income, net, plus depreciation and amortization.


(3) Includes 100% of the subscribers in the partnership markets of AB Cellular and CMT Partners, but excludes affiliate markets.


(4) Covered and licensed population (POPs) represents the AT&T Wireless Group's consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                       SELECTED PRO FORMA FINANCIAL DATA


     This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Other Information -- Where You Can Find More Information" on page 107.


AT&T WIRELESS GROUP


     In the table below, we provide you with unaudited selected pro forma condensed combined financial information of the AT&T Wireless Group assuming the AT&T Wireless Group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 for balance sheet purposes. The unaudited pro forma information gives effect to the conversion of $2.0 billion of intercompany debt into $2.0 billion of preferred stock at the time of the initial public offering and the allocation by AT&T of a portion of AT&T's interest in Japan Telecom Co. Ltd. to the AT&T Wireless Group.


     You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved had the conversion taken place earlier.


     We have included detailed unaudited pro forma financial statements starting on page F-25 of this prospectus.


                              AT&T WIRELESS GROUP

          SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)
                                 (IN MILLIONS)


                                                              AT OR FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
INCOME STATEMENT DATA:
Revenues....................................................     $ 7,627
Operating loss..............................................        (666)
Net loss....................................................        (321)

BALANCE SHEET DATA:
Total assets................................................     $23,663
Long-term debt due to AT&T..................................       1,400
Preferred stock held by AT&T................................       3,000
Total shareowner's equity...................................      16,148

AT&T COMMON STOCK GROUP


     In the table below, we provide you with unaudited selected pro forma condensed financial information of the AT&T Common Stock Group assuming the AT&T Wireless Group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 for balance sheet purposes. The unaudited pro forma information gives effect to the MediaOne and TCI mergers as if they had been completed on January 1, 1999 for income statement purposes and, as if the MediaOne merger had been completed on December 31, 1999 for balance sheet purposes. The unaudited pro forma information excludes the results of Liberty Media Group.


     You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved had the mergers taken place earlier or of the results of operations or financial position of the AT&T Common Stock Group after the completion of the MediaOne merger.

     Income from continuing operations attributable to holders of AT&T common stock excludes the dividend requirements on TCI preferred stock.


     We have included detailed unaudited pro forma financial statements starting on page F-29 of this prospectus.


                            AT&T COMMON STOCK GROUP

               SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                              AT OR FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
INCOME STATEMENT DATA:
Revenues....................................................    $ 58,627
Operating income............................................      10,219
Income from continuing operations -- attributable to AT&T
  common shareowners........................................       8,766
Weighted average AT&T common shares diluted.................       3,789
Per AT&T common share -- basic..............................    $   2.31
Per AT&T common share -- diluted............................        2.25
Cash dividends declared per AT&T common share...............         .88

BALANCE SHEET DATA:
Total assets................................................    $202,179
Long-term debt..............................................      30,470
Total shareowners' equity...................................      62,968

               RISK FACTORS -- AT&T WIRELESS GROUP TRACKING STOCK

     You should carefully consider the following risks and the other information contained in this prospectus before investing in AT&T Wireless Group tracking stock.

HOLDERS OF AT&T COMMON STOCK, AT&T WIRELESS GROUP TRACKING STOCK AND LIBERTY MEDIA GROUP TRACKING STOCK ARE SHAREHOLDERS OF ONE COMPANY AND, THEREFORE, FINANCIAL IMPACTS ON ONE GROUP COULD AFFECT THE OTHER GROUPS

     For the purposes of preparing the respective financial statements of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group, we attribute assets, liabilities and shareholders' equity to these groups. However, the change in the capital structure of AT&T that would result from the issuance of AT&T Wireless Group tracking stock will not affect the legal title to those assets or the legal responsibility for those liabilities of AT&T or any of its subsidiaries.

     Holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will all be common shareholders of AT&T, and will be subject to risks associated with an investment in a single company and all of AT&T's businesses, assets and liabilities. Financial effects arising from one group that affect AT&T's consolidated results of operations or financial condition could, if significant, affect the combined results of operations or financial position of the other groups or the market price of the class of common shares relating to the other groups. In addition, if AT&T or any of its subsidiaries were to incur significant indebtedness on behalf of a group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of AT&T and its subsidiaries. This, in turn, could increase the borrowing costs of the other groups and AT&T as a whole. Net losses of any group and dividends or distributions on shares of any class of common or preferred stock will reduce the funds of AT&T legally available for payment of future dividends on each of the AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. For these reasons, you should read AT&T's consolidated financial information together with the financial information of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group.

THE STOCK PRICE OF AT&T WIRELESS GROUP TRACKING STOCK MAY BE VOLATILE BECAUSE SHARES OF AT&T WIRELESS GROUP TRACKING STOCK HAVE NOT BEEN PUBLICLY TRADED BEFORE THIS OFFERING

     Prior to this offering, you could not buy or sell shares of AT&T Wireless Group tracking stock publicly. Accordingly, we cannot assure you that an active public trading market for shares of AT&T Wireless Group tracking stock will develop or be sustained after this offering. The market price after this offering may vary significantly from the initial offering price in response to any of the following factors, some of which are beyond the control of the AT&T Wireless Group:

     - variations in AT&T Wireless Group's quarterly operating results,

     - changes in financial estimates or investment recommendations by securities analysts relating to AT&T Wireless Group tracking stock,

     - changes in market valuations of other wireless providers,

     - announcements by the AT&T Wireless Group or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments,

     - additions or departures of key personnel,

     - the potential for future sales or distributions of AT&T Wireless Group tracking stock, and

     - fluctuations in the stock market price and volume of traded shares generally.

WE GIVE NO ASSURANCE AS TO THE MARKET IMPACT OF SOME OF THE TERMS OF THE AT&T WIRELESS GROUP TRACKING STOCK

     AT&T cannot predict the market impact of some of the terms of AT&T Wireless Group tracking stock, such as:

     - redemption and conversion rights in the event AT&T disposes of substantially all the assets attributed to the AT&T Wireless Group,

     - the ability of AT&T to convert shares of AT&T Wireless Group tracking stock into shares of AT&T common stock,

     - the voting rights of AT&T Wireless Group tracking stock and AT&T common stock, or

     - the discretion of our board of directors to make determinations affecting AT&T Wireless Group tracking stock.


     There can be no assurance that the market value of AT&T common stock following the offering but before any disposition of AT&T Wireless Group tracking stock, or the combined market values of AT&T common stock and AT&T Wireless Group tracking stock after the disposition, will equal or exceed the market value of AT&T common stock held prior to the initial public offering or any disposition, as applicable. In addition, during the period following the initial public offering and before any disposition, the market value of AT&T Wireless Group tracking stock could be adversely affected by the anticipated disposition. This in turn may adversely impact the market value of AT&T Wireless Group tracking stock or AT&T common stock. Until an orderly market develops for AT&T Wireless Group tracking stock, trading prices of AT&T common stock and AT&T Wireless Group tracking stock may fluctuate significantly. In addition, investors may discount the value of AT&T common stock and AT&T Wireless Group tracking stock because they are part of a common enterprise rather than stand-alone entities.


HOLDERS OF AT&T WIRELESS GROUP TRACKING STOCK WILL HAVE LIMITED SEPARATE SHAREHOLDER RIGHTS AND WILL HAVE NO ADDITIONAL RIGHTS WITH RESPECT TO THEIR GROUP, INCLUDING DIRECT VOTING RIGHTS


     Holders of AT&T Wireless Group tracking stock do not have any direct voting rights in the AT&T Wireless Group, except to the extent required under our charter or New York law. Separate meetings for holders of AT&T Wireless Group tracking stock will not be held. When a vote is taken on any matter as to which all of our common shares are voting together as one class, any class or series of our common shares that is entitled to more than the number of votes required to approve the matter being voted upon will be in a position to control the outcome of the vote on that matter. Currently, each share of AT&T common stock has one vote, each share of Class B Liberty Media Group tracking stock has 0.75 of a vote and each share of Class A Liberty Media Group tracking stock has 0.075 of a vote. We will set the per share voting rights of AT&T Wireless Group tracking stock based on the ratio of the initial public offering price of AT&T Wireless Group tracking stock to the trading price of the AT&T common stock. The voting power of each class will be subject to adjustment for stock splits, stock dividends and combinations, including any disposition of AT&T Wireless Group tracking stock to holders of AT&T common stock.


HOLDERS OF AT&T WIRELESS GROUP TRACKING STOCK MAY HAVE POTENTIALLY DIVERGING INTERESTS FROM HOLDERS OF OTHER CLASSES OF AT&T CAPITAL STOCK

     GENERAL

     The existence of separate classes of our common stock could give rise to occasions when the interests of the holders of AT&T common stock, AT&T Wireless Group tracking stock and/or

Liberty Media Group tracking stock diverge, conflict or appear to diverge or conflict. Examples include determinations by our board of directors to:

     - pay or omit the payment of dividends on AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, except where such dividends are required,

     - redeem shares of AT&T Wireless Group tracking stock for shares of AT&T common stock or stock of qualifying subsidiaries of AT&T,

     - approve dispositions of assets attributed to any group,

     - if and to the extent there is an inter-group interest, allocate the proceeds of issuances of AT&T Wireless Group tracking stock either to the AT&T Common Stock Group with a corresponding reduction in the inter-group interest or to the equity of the AT&T Wireless Group,

     - formulate public policy positions for AT&T,

     - establish material commercial relationships between groups, and

     - make operational and financial decisions with respect to one group that could be considered to be detrimental to another group.

     In addition, decisions regarding distribution and other commercial arrangements between the groups may affect costs, service alternatives and marketing approaches for each group. When making decisions with regard to matters that create potential diverging interests, our board will act in accordance with:

     - the terms of our charter, the AT&T Wireless Group policy statement described under "Relationship Between the AT&T Common Stock Group and the AT&T Wireless Group," the Liberty Media Group policy statement and the inter-group agreement between AT&T and Liberty Media Group, which governs the relationship between the AT&T Common Stock Group and the Liberty Media Group, to the extent applicable, and

     - its fiduciary duties, which require our board of directors to consider the impact of these decisions on all shareholders of AT&T.

Our board of directors also could, from time to time, refer to the Liberty Media Group capital stock committee and the AT&T Wireless Group capital stock committee matters involving any conflict, and have those committees report to our board of directors on those matters or decide those matters to the extent permitted by our by-laws and applicable law.

     CHANGES IN THE TAX LAW OR IN THE INTERPRETATION OF CURRENT TAX LAW MAY RESULT IN REDEMPTION OF AT&T WIRELESS GROUP TRACKING STOCK OR CESSATION OF THE ISSUANCE OF FURTHER SHARES


     A proposal last year by the Clinton Administration would impose a corporate-level tax on the issuance of stock similar to AT&T Wireless Group tracking stock. In contrast, a Clinton Administration 2001 budget proposal would, among other things, tax shareholders on the receipt of tracking stock as a stock dividend or as a recapitalization. As proposed, these provisions would be effective on the date of their enactment by the U.S. Congress. If these or similar proposals are enacted, AT&T or its shareholders could be subject to tax on an issuance of AT&T Wireless Group tracking stock after the date of enactment. We cannot predict, however, whether any of these proposals will be enacted by the U.S. Congress and, if enacted, whether they will be in the form proposed.

     If there are adverse tax consequences to the issuance of AT&T Wireless Group tracking stock, it is possible that we would cease issuing additional shares of AT&T Wireless Group tracking stock. This could affect the value of AT&T Wireless Group tracking stock then outstanding.


     Furthermore, we are entitled to convert AT&T Wireless Group tracking stock into AT&T common stock at a premium of 10% if, based upon the opinion of tax counsel, there are adverse U.S. federal income tax law developments related to AT&T Wireless Group tracking stock that occur after the issuance of AT&T Wireless Group tracking stock.


     OPTIONAL REDEMPTION OF AT&T WIRELESS GROUP TRACKING STOCK, INCLUDING AS A RESULT OF AN ADVERSE TAX LAW CHANGE


     Our board of directors may, at any time after either the occurrence of tax-related events such as the proposals described above or the second anniversary of the date we initially issue shares of AT&T Wireless Group tracking stock, redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock at a rate per share of AT&T Wireless Group tracking stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock computed for the 40 consecutive trading days ending on the 15th trading day prior to the date that the notice of redemption is sent to holders of AT&T Wireless Group tracking stock. A decision to redeem the tracking shares could be made at a time when either or both of the AT&T common stock and the AT&T Wireless Group tracking stock may be considered to be overvalued or undervalued. In addition, a redemption at any premium would preclude holders of AT&T Wireless Group tracking stock from retaining their investment in a security intended to reflect separately the economic performance of that group. It would also give holders of shares of converted AT&T Wireless Group tracking stock an amount of consideration that may differ from the amount of consideration a third-party buyer pays or would pay for all or substantially all of the assets of the AT&T Wireless Group. For further details, see "Description of AT&T Capital Stock -- AT&T Wireless Group Tracking Stock."


     DISPOSITIONS OF GROUP ASSETS

     Assuming the assets attributed to any group represent less than substantially all of the properties and assets of AT&T as a whole, our board of directors could, in its sole discretion and without shareholder approval, approve sales and other dispositions of any amount of the properties and assets attributed to a group because the New York Business Corporation Law requires shareholder approval only for a sale or other disposition of all or substantially all of the properties and assets of the entire company.

     In the event of a disposition of all or substantially all of the properties and assets attributed to the AT&T Wireless Group, generally defined as 80% or more of the fair value of that group, AT&T will be required to:


     - convert each outstanding share of AT&T Wireless Group tracking stock into a number of shares of AT&T common stock equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock, or


     - distribute cash and/or securities (other than AT&T common stock) or other property equal to the fair value of the net proceeds from that disposition allocable to AT&T Wireless Group tracking stock, either by special dividend or by redemption of all or part of the outstanding shares of AT&T Wireless Group tracking stock, or

     - take a combination of the actions described in the preceding bullets whereby AT&T would convert some shares of AT&T Wireless Group tracking stock into AT&T common stock at a

       10% premium and pay a dividend on the remaining shares of AT&T Wireless Group tracking stock or redeem all or part of the remaining shares of AT&T Wireless Group tracking stock for cash and/or property equal to the fair value of a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     Our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of AT&T Wireless Group tracking stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for a discussion of our board's fiduciary duties to the holders of the different classes of our common shares.

     In addition, under New York law, our board of directors could decline to dispose of assets of a group despite the request of a majority of the holders of the tracking stock designed to track the assets and businesses of that group.

     PUBLIC POLICY DETERMINATIONS

     Because of the nature of the businesses of the AT&T Common Stock Group, the AT&T Wireless Group and the Liberty Media Group, the groups may have diverging interests as to the position AT&T should take with respect to various regulatory issues. For example, Federal Communications Commission (FCC) regulations that may advance the interests of one group may not advance the interests of the other groups. Under the AT&T Wireless Group policy statement, we will resolve material matters involving potentially divergent interests in a manner that our board of directors, or the AT&T Wireless Group capital stock committee, determines to be in the best interests of AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares. Nevertheless, our board of directors could take positions on any given issue that may benefit one group more than another.

     OPERATIONAL AND FINANCIAL DECISIONS

     Our board of directors could, in its sole discretion, from time to time, but subject to:

     - its fiduciary duties,

     - the AT&T Wireless Group policy statement,

     - the Liberty Media Group policy statement, and

     - the terms of the inter-group agreement between AT&T and Liberty Media Group,

make operational and financial decisions or implement policies that affect disproportionately the businesses of a group. These decisions could include:

     - allocation of financing opportunities in the public markets,

     - allocation of business opportunities, resources and personnel, and

     - transfers of services, including sales agency, resale and other arrangements, funds or assets between groups and other inter-group transactions that, in each case, may be suitable for one or more groups. Any such decision may benefit one group more than the other groups. For example, the decision to obtain funds for one group may adversely affect the ability of the other groups to obtain funds sufficient to implement their respective growth strategies or may increase the cost of those funds.

     In addition, the AT&T Wireless Group is subject to AT&T's existing agreements or arrangements with third parties. These agreements or arrangements currently may benefit the AT&T

Wireless Group, as in the case of purchasing arrangements, or may have the effect of limiting or impairing its business opportunities. For example, AT&T and British Telecommunications plc have entered into a joint venture agreement for the provision of global communications services. As part of that agreement, among other things, AT&T has agreed to various restrictions on its businesses and activities, including non-competition provisions and exclusive purchasing requirements, all of which will apply to the AT&T Wireless Group.

     Any decisions by our board of directors to renew, extend, modify or terminate its current agreements or arrangements, or enter into similar agreements or arrangements in the future, may benefit one group more than the other group or limit or impair the ability of either group to pursue business opportunities. Furthermore, overlap between the businesses of the two groups may increase as a result of regulatory changes, technological advancements or other factors that will make those operational and financial decisions more difficult.

     All of these decisions will be made by our board of directors in its good faith business judgment and in accordance with procedures and policies adopted by our board of directors from time to time, including the AT&T Wireless Group policy statement described under "Relationship Between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement."

THE FIDUCIARY DUTIES OF OUR BOARD OF DIRECTORS TO MORE THAN ONE CLASS OF COMMON STOCK ARE NOT CLEAR UNDER NEW YORK LAW

     Although we are not aware of any legal precedent under New York law involving the fiduciary duties of directors of corporations having two or more classes of common stock, or separate classes or series of capital stock, principles of Delaware law established in cases involving differing treatment of two classes of capital stock or two groups of holders of the same class of capital stock provide that a board of directors owes an equal duty to all stockholders regardless of class or series, and does not have separate or additional duties to either group of stockholders. Under these principles of Delaware law and the related principle known as the "business judgment rule," absent abuse of discretion, a good faith business decision made by a disinterested and adequately informed board of directors, or a committee of the board of directors, with respect to any matter having disparate impacts upon holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock would be a defense to any challenge to such determination made by or on behalf of the holders of any class of our common shares. Nevertheless, a New York court hearing a case involving such a challenge may decide to apply principles of New York law different from the principles of Delaware law discussed above, or may develop new principles of law, in order to decide such a case.

OUR BOARD OF DIRECTORS WILL HAVE THE ABILITY TO CONTROL INTER-GROUP TRANSACTIONS BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS GROUP

     Our board of directors may decide to transfer funds between groups, which may result in either a corresponding change in the size of the AT&T Common Stock Group's inter-group interest in the AT&T Wireless Group, the issuance of an additional preferred security in the AT&T Wireless Group or a loan, or repayment of a loan, from one group to the other group, subject to the terms of the AT&T Wireless Group policy statement. Transfers of assets from the AT&T Common Stock Group to the AT&T Wireless Group that our board of directors designates as an equity contribution by the AT&T Common Stock Group to the AT&T Wireless Group will result in an increase in the inter-group interest of the AT&T Common Stock Group in the AT&T Wireless Group.

     Under the AT&T Wireless Group policy statement, the AT&T Common Stock Group may make loans to the AT&T Wireless Group at interest rates and on terms and conditions substantially equivalent to the interest rates and terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. The AT&T Wireless Group policy statement contemplates that these terms will apply regardless of the interest rates and terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the subject funds. We anticipate that interest rates payable by the AT&T Wireless Group initially will be higher than those payable by AT&T or the AT&T Common Stock Group.

     Any increase in the inter-group interest resulting from an equity contribution by the AT&T Common Stock Group to the AT&T Wireless Group, or any decrease in the inter-group interest resulting from a transfer of funds from the AT&T Wireless Group to the AT&T Common Stock Group, would be determined by reference to the then-current market value of AT&T Wireless Group tracking stock. Such an increase, however, could occur at a time when such shares are considered under- or over-valued and such a decrease could occur at a time when such shares are considered under- or over-valued. Under the AT&T Wireless Group policy statement, there will be no inter-group interest of the AT&T Wireless Group in the AT&T Common Stock Group. Transfers from the AT&T Wireless Group to the AT&T Common Stock Group will require other types of consideration when there is no inter-group interest to offset.

OUR BOARD OF DIRECTORS MAY CHANGE THE AT&T WIRELESS GROUP POLICY STATEMENT OR OUR BY-LAWS WITHOUT SHAREHOLDER APPROVAL

     In connection with the issuance of AT&T Wireless Group tracking stock, our board of directors intends to adopt the AT&T Wireless Group policy statement that we describe in this prospectus to govern the relationship between the AT&T Common Stock Group and the AT&T Wireless Group and to amend our by-laws to create a capital stock committee that will oversee the interaction between the two groups. Our board of directors may modify, suspend or rescind the policies set forth in the policy statement or make additions or exceptions to them, in the sole discretion of our board of directors, without approval of our shareholders, although there is no present intention to do so. Our board of directors may also adopt additional policies, depending upon the circumstances. The AT&T by-laws may similarly be modified, suspended or rescinded. Our board would make any determination to modify, suspend or rescind these policies or our by-laws, or to make exceptions to them or adopt additional policies or by-laws, including any decision that would have disparate impacts upon holders of AT&T common stock and AT&T Wireless Group tracking stock, in a manner consistent with its fiduciary duties to AT&T and all of our common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common shares, including the holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock. See "-- The fiduciary duties of our board of directors to more than one class of common stock are not clear under New York law" for more information regarding our board of directors' fiduciary duties to our shareholders and "Relationship Between the AT&T Common Stock Group and the AT&T Wireless Group" for a description of the AT&T Wireless Group policy statement and our by-laws.

IT WILL BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE THE AT&T WIRELESS GROUP WITHOUT AT&T'S CONSENT

     If the AT&T Wireless Group were a stand-alone entity, any person interested in acquiring it without negotiation with our management could seek control of the outstanding stock of that entity by means of a tender offer or proxy contest. Although AT&T Wireless Group tracking stock is a new class of our common shares that is intended to reflect the separate economic performance of the AT&T Wireless Group, a person interested in acquiring only that group without negotiation with our management still would be required to seek control of the voting power represented by all of the outstanding capital stock of AT&T entitled to vote on that acquisition, including the classes of common shares related to the other groups. As a result, this may discourage potential interested bidders from seeking to acquire the AT&T Wireless Group. See "-- Holders of AT&T Wireless Group tracking stock will have limited separate shareholder rights and will have no additional rights with respect to their group, including direct voting rights" for more information on the rights of holders of tracking stocks.

IN THE FUTURE, AT&T MAY CAUSE A MANDATORY EXCHANGE OF AT&T WIRELESS GROUP TRACKING STOCK

     AT&T may effect a recapitalization of AT&T by declaring that all outstanding shares of AT&T Wireless Group tracking stock will be exchanged for shares of one or more qualifying subsidiaries of AT&T provided that specified criteria are satisfied. Such an exchange would result in the qualifying subsidiary becoming independent of AT&T and the holders of AT&T Wireless Group tracking stock owning shares directly in that subsidiary. If AT&T chooses to exchange shares of AT&T Wireless Group tracking stock, the market value of the common stock received in that exchange could be less than the market value of AT&T Wireless Group tracking stock exchanged.

FUTURE SALES OF AT&T WIRELESS GROUP TRACKING STOCK AND AT&T COMMON STOCK COULD ADVERSELY AFFECT THEIR RESPECTIVE MARKET PRICES AND THE ABILITY TO RAISE CAPITAL IN THE FUTURE


     Sales of substantial amounts of AT&T Wireless Group tracking stock and AT&T common stock in the public market could hurt the market price of AT&T Wireless Group tracking stock. This could also hurt AT&T's ability to raise capital in the future. The shares that we sell to the public in the initial public offering and distribute to holders of AT&T common stock will be freely tradable without restriction under the Securities Act of 1933 by persons other than "affiliates" of AT&T, as defined under the Securities Act. Any sales of substantial amounts of AT&T Wireless Group tracking stock or AT&T common stock in the public market after this offering, or the perception that such sales might occur, whether as a result of the initial public offering, any future disposition or otherwise, could materially adversely affect the market price of the AT&T Wireless Group tracking stock.


     The approval of the shareholders of AT&T and AT&T Wireless Group will not be solicited by AT&T for the issuance of authorized but unissued shares of AT&T Wireless Group tracking stock, unless such approval is deemed advisable by our board of directors or is required by applicable law, regulation or stock exchange listing requirements. The issuance of such shares could dilute the value of shares of AT&T Wireless Group tracking stock.

WE DO NOT EXPECT TO PAY DIVIDENDS ON AT&T WIRELESS GROUP TRACKING STOCK

     Determinations as to the future dividends on AT&T Wireless Group tracking stock primarily will be based upon the financial condition, results of operations and business requirements of the AT&T Wireless Group and AT&T as a whole. We currently do not expect to pay any dividends on AT&T Wireless Group tracking stock.

                    RISK FACTORS -- THE AT&T WIRELESS GROUP

THE AT&T WIRELESS GROUP HAS SIGNIFICANT NETWORK BUILD OUT THAT NEEDS TO BE COMPLETED

     The AT&T Wireless Group needs to complete significant remaining build out activities, including completion of build out activities in some of its existing wireless markets. As the AT&T Wireless Group continues to build out its network, it must continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites,

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction,

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of its remaining markets,

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems, and

     - expand and maintain customer care, network management, billing and other financial and management systems.

In addition, in the next several years, the AT&T Wireless Group will start to implement upgrades to its network to access the next generation of digital technology.

     There can be no assurance that these events will occur in the time frame the AT&T Wireless Group assumes or that the FCC requires, or at the cost the AT&T Wireless Group assumes, or at all. Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of operations in new markets or result in increased costs in all markets. Failure or delay to complete the build out of the network and launch operations, or increased costs of such build out and launch of operations, could have a material adverse effect on the operations and financial condition of the AT&T Wireless Group. The AT&T Wireless Group intends to rely on the services of various companies who are experienced in design and build out of wireless networks in order to accomplish its build out schedule. There can be no assurance, however, that the AT&T Wireless Group will be able to obtain satisfactory contractors on economically attractive terms or that the contractors obtained will perform as expected.

THE AT&T WIRELESS GROUP HAS SUBSTANTIAL CAPITAL REQUIREMENTS AND NEEDS FOR SUBSTANTIAL CAPITAL EXPENDITURES


     The operation and expansion of the AT&T Wireless Group's network and the marketing and distribution of its related products and services will continue to require substantial capital. The AT&T Wireless Group currently estimates that its capital expenditures for build out of its networks, including expenditures related to its fixed wireless operations, during 2000 will total approximately $4.1 billion. The AT&T Wireless Group also expects to incur substantial capital expenditures in the future. The actual amount of the funds required to finance the AT&T Wireless Group's network build out may vary materially from this estimate. The AT&T Wireless Group could also require additional funds in the event of significant departures from its current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, and technological and other risks.


     The AT&T Wireless Group also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. Technological developments or issues also may require additional capital expenditures. As a result, the AT&T Wireless Group may incur significant indebtedness. In addition, we may not be able to arrange additional financing to fund the AT&T Wireless Group's capital requirements on terms acceptable to us or the AT&T Wireless Group.

Failure to obtain any such financing could result in the delay or abandonment of the AT&T Wireless Group's development or expansion plans or the failure to meet regulatory build out requirements. For more information relating to the AT&T Wireless Group's access to capital, see "AT&T Wireless Group Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL ACQUISITIONS MAY REQUIRE THE AT&T WIRELESS GROUP TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING

     An element of the AT&T Wireless Group's strategy is to expand its network, which the AT&T Wireless Group may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause the AT&T Wireless Group to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, the AT&T Wireless Group may encounter difficulties in integrating those acquired operations into its own operations, including as a result of different technologies, services or service offerings. These actions could prove costly or time consuming or divert management's attention from other business matters.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON THE AT&T WIRELESS GROUP'S GROWTH POTENTIAL

     The AT&T Wireless Group intends to pursue a number of new growth opportunities, including wireless data and fixed wireless services. These opportunities involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. There can be no assurance that the AT&T Wireless Group's existing technology will perform as expected or that the AT&T Wireless Group will be able to successfully develop new technology to effectively and economically deliver these services. In addition, these opportunities require substantial capital outlays and spectrum availability to deploy on a large scale. There can be no assurance that such capital or spectrum will be available to support these services. Furthermore, each of these opportunities entails additional specific risks. For example, the delivery of fixed wireless services requires the AT&T Wireless Group to provide installation and maintenance services, which the group has never provided previously. This will require the group to hire, employ, train and equip technicians to provide installation and repair in each market served or rely on subcontractors to perform these services. There can be no assurance that the AT&T Wireless Group will be able to hire and train sufficient numbers of qualified employees or subcontract these services or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. There can be no assurance that these applications or devices will be developed or developed in sufficient quantities to support the deployment of wireless data services.

     The AT&T Wireless Group cannot guarantee when or that these services will be widely introduced and fully implemented, that they will be successful when they are in place or that customers will purchase the services offered. If these services are not successful or costs associated with implementation and completion of the roll out of these services materially exceed those currently estimated by the AT&T Wireless Group, the AT&T Wireless Group's financial condition and prospects could be materially adversely affected.

THE AT&T WIRELESS GROUP FACES SUBSTANTIAL COMPETITION

     There is substantial competition in the wireless telecommunications industry. The AT&T Wireless Group expects competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services (PCS) operators and resellers, serve each of the markets in which the AT&T Wireless Group competes. A majority of markets will have five or more commercial mobile radio service providers, and all of the top 50 metropolitan markets have at least one other cellular competitor in addition to one or two PCS competitors. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

     The AT&T Wireless Group anticipates that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. The AT&T Wireless Group also expects that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels. All of this may lead to greater choices for customers, possible consumer confusion and increasing movement of customers between competitors (referred to as churn). The AT&T Wireless Group's ability to compete successfully also will depend on marketing and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.


     The wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone/AirTouch plc, MCI WorldCom, Inc./Sprint Corporation and SBC Communications Inc./Ameritech Corporation will create large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to the AT&T Wireless Group's offerings. In addition, assuming these mergers or ventures were completed today, the AT&T Wireless Group estimates that its ranking would decline to second in U.S. revenue, third in U.S. subscriber share and fourth in U.S. population covered by licenses, or POPs. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by the AT&T Wireless Group, and may be better able to respond to offers of the AT&T Wireless Group.


THE AT&T WIRELESS GROUP EXPECTS TO EXPERIENCE SIGNIFICANT CHANGE IN THE WIRELESS INDUSTRY

     The wireless communications industry is experiencing significant technological change. This includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, and enhancements and changes in end-user needs and preferences. There is also uncertainty as to the pace and extent that customer demand will continue to increase, as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and the AT&T Wireless Group and the success of its competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from the AT&T Wireless Group. Thus, the AT&T Wireless Group cannot give assurance that technological developments will not materially adversely affect it.

TERMINATION OR IMPAIRMENT OF THE AT&T WIRELESS GROUP'S RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT THE AT&T WIRELESS GROUP'S REVENUES AND RESULTS OF OPERATIONS

     The AT&T Wireless Group has developed relationships with a small number of key vendors, including Nokia Corporation, Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation and Motorola, Inc. for its supply of wireless handsets, Lucent Technologies, Inc., Nortel Inversora S.A. and Ericsson for its supply of telecommunications equipment and Convergys Corporation for its billing services. The AT&T Wireless Group does not have operational or financial control over its key suppliers, and has limited influence with respect to the manner in which they conduct their businesses. If these key suppliers were unable to honor their obligations to the AT&T Wireless Group, it could disrupt the business of the AT&T Wireless Group and hurt its revenues and results of operations.

THERE IS NO GUARANTEE THAT THE AT&T WIRELESS GROUP'S TECHNOLOGY WILL BE COMPETITIVE WITH OTHER TECHNOLOGIES OR COMPATIBLE WITH THE NEXT GENERATION TECHNOLOGY

     There are three existing digital technologies, none of which are compatible with the others. The AT&T Wireless Group has selected TDMA technology for its network because it believes that this technology offers several advantages over the other technologies. However, a number of other wireless service providers have chosen code division multiple access (CDMA) or global system for mobile communications (GSM) as their digital wireless technology. There is no guarantee that TDMA will provide the advantages the AT&T Wireless Group expects. In addition, the AT&T Wireless Group cannot guarantee that the next generation technology will be compatible with TDMA. The AT&T Wireless Group has chosen Enhanced Data Rates from GSM Evolution, or EDGE, also known as GSM++, as its next or third generation wireless technology. EDGE represents a merger of TDMA and GSM. However, other wireless providers may choose a third generation wireless technology that combines CDMA and GSM. If the next generation technology that gains widespread acceptance is not compatible with TDMA, it would materially adversely affect the business, financial condition and prospects of the AT&T Wireless Group.

THE AT&T WIRELESS GROUP RELIES ON FAVORABLE ROAMING ARRANGEMENTS, WHICH IT MAY BE UNABLE TO CONTINUE TO OBTAIN

     The AT&T Wireless Group's customers automatically can access another provider's analog cellular or digital system or PCS system only if the other provider allows the AT&T Wireless Group's customers to roam on its network. The AT&T Wireless Group relies on agreements to provide roaming capability to its customers in many areas of the United States that the AT&T Wireless Group's network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by the AT&T Wireless Group.

     There can be no assurance that the AT&T Wireless Group will continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to it. In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service the AT&T Wireless Group or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and the AT&T Wireless Group's customer may not be able to use any of the advanced features, e.g., voicemail notification, that the customer enjoys when making calls within the AT&T Wireless Group's network.

THE AT&T WIRELESS GROUP DEPENDS ON FOURTH QUARTER RESULTS

     The wireless industry, including the AT&T Wireless Group, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures and aggressive marketing and promotions. There can be no assurance that strong fourth quarter results for customer additions and handset sales will continue for the wireless industry or the AT&T Wireless Group. In the future, the number of customer additions and handset sales for the AT&T Wireless Group in the fourth quarter could decline for a variety of reasons, including the AT&T Wireless Group's inability to match or beat pricing plans offered by competitors, the failure to adequately promote the AT&T Wireless Group's products, services and pricing plans, or the failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could hurt the AT&T Wireless Group's results for the following year.

MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Although management does not know of any definitive studies showing that radio frequency emissions raise health concerns, concerns over radio frequency emissions may discourage the use of wireless handsets or expose the AT&T Wireless Group to potential litigation, which could have a material adverse effect on the AT&T Wireless Group's results of operations. Additionally, research and studies are ongoing, and there can be no assurance that further research and studies will not demonstrate a link between radio frequency emissions and health concerns.

THE OPERATIONS OF THE AT&T WIRELESS GROUP ARE SUBJECT TO VARIOUS GOVERNMENT REGULATIONS

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, together with the Federal Aviation Administration (FAA) regulates tower marking and lighting. Any of these agencies having jurisdiction over the AT&T Wireless Group's business could adopt regulations or take other actions that could adversely affect the business of the AT&T Wireless Group.

     FCC licenses to provide wireless services or PCS are subject to renewal and revocation. There may be competition for the AT&T Wireless Group's licenses upon their expiration and there can be no assurance that the FCC will renew them. FCC rules require all wireless and PCS licensees to meet specified build out requirements. There can be no assurance that the AT&T Wireless Group will be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of the AT&T Wireless Group's license for that license area or the imposition of fines on the AT&T Wireless Group by the FCC. See "Description of Business -- Regulatory Environment" for a more detailed description of the regulatory environment affecting the AT&T Wireless Group.

STATE AND LOCAL LEGISLATIVE BODIES ARE CONSIDERING OR HAVE ENACTED LEGISLATION TO RESTRICT OR PROHIBIT WIRELESS PHONE USE WHILE DRIVING

     Legislation has been proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Such laws have been enacted in other countries, and, to date, a small number of communities in the United States have passed restrictive local ordinances. In addition, some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. If laws are passed prohibiting or restricting the use of wireless phones while driving, it could have the effect of reducing subscriber usage, which could cause a material adverse effect on the AT&T Wireless Group's results of operations. Additionally, concerns over the use of wireless phones while driving could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also could have material adverse effects on the AT&T Wireless Group's results of operations.

                                USE OF PROCEEDS


     Assuming an initial public offering price of $29.00 per share, which is the midpoint of the initial public offering price range set forth on the cover of this prospectus, and no exercise by the underwriters of their over-allotment options, the net proceeds from this offering are estimated to be $10.13 billion, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $310 million. The first $7.0 billion of the net proceeds from the offering will be allocated to the AT&T Wireless Group, and any remaining proceeds will be allocated to the AT&T Common Stock Group. The AT&T Wireless Group will use the net proceeds it receives to expand its network, to pursue acquisition opportunities as they arise, for capital expenditures and for general corporate purposes. The AT&T Common Stock Group will use any net proceeds it receives for general corporate purposes. This offering will create a public market for AT&T Wireless Group tracking stock, which will facilitate our future access to the public equity markets and enhance our ability to use the AT&T Wireless Group tracking stock as consideration for possible acquisitions.



                                DIVIDEND POLICY


     Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, AT&T may declare and pay dividends on AT&T Wireless Group tracking stock up to an "available dividend amount." This amount is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. AT&T does not, however, expect to pay dividends on AT&T Wireless Group tracking stock. Our board of directors may modify, suspend, rescind or add to the dividend policy regarding AT&T Wireless Group tracking stock (although there is no present intention to do so). If this dividend policy were so altered, our board of directors could declare dividends on AT&T Wireless Group tracking stock in excess of the available dividend amount (although not in any case in excess of the funds of AT&T legally available for the payment of dividends, after excluding the available dividend amount relating to the Liberty Media Group).

                   CAPITALIZATION OF THE AT&T WIRELESS GROUP



     The following table sets forth as of December 31, 1999: (a) the historical combined cash and capitalization of the AT&T Wireless Group; (b) the combined cash and capitalization of the AT&T Wireless Group on a pro forma basis to give effect to the conversion of $2.0 billion of intercompany debt into $2.0 billion of preferred stock and the allocation by AT&T of a portion of AT&T's interest in Japan Telecom to the AT&T Wireless Group; and (c) the combined cash and capitalization of the AT&T Wireless Group on a pro forma basis, as adjusted to give effect to the portion of the net proceeds allocated to the AT&T Wireless Group from the offering. This table should be read in conjunction with the historical and pro forma financial information we include elsewhere in this prospectus, and assumes no exercise of the underwriters' options to purchase additional shares that are described under "Underwriting."



                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                              HISTORICAL   PRO FORMA   AS ADJUSTED
                                                              ----------   ---------   -----------
                                                                         (in millions)
Cash and cash equivalents...................................   $     5      $     5      $ 7,005
                                                               =======      =======      =======
Debt maturing within one year (includes current maturities
  of long term debt)........................................   $   154      $   154      $   154
Long-term debt:
  Long-term debt due to AT&T................................     3,400        1,400        1,400
  Other(1)..................................................         4            4            4
                                                               -------      -------      -------
     Total long-term debt...................................     3,404        1,404        1,404
Preferred stock held by AT&T................................     1,000        3,000        3,000
AT&T's residual interest....................................    12,971       13,122       20,122
Accumulated other comprehensive income......................        26           26           26
                                                               -------      -------      -------
     Total capitalization...................................   $17,555      $17,706      $24,706
                                                               =======      =======      =======


-------------------------
(1) Included in other long-term liabilities.

         SELECTED HISTORICAL FINANCIAL DATA OF THE AT&T WIRELESS GROUP


     In the table below, we provide you with selected historical combined financial data of the AT&T Wireless Group. We prepared this information using our combined financial statements at and for each of the fiscal years in the three-year period ended December 31, 1999. We derived the combined income statement data and cash flow data below for each of the three years ended December 31, 1999, and the combined balance sheet data at December 31, 1999 and 1998, from combined financial statements audited by PricewaterhouseCoopers LLP, independent accountants. We derived the remaining data from unaudited combined financial statements for the periods presented.



     The table below also provides you with unaudited selected pro forma condensed combined financial information for the AT&T Wireless Group as if the acquisition of Vanguard Cellular Systems, Inc. was completed on January 1, 1999 for purposes of the 1999 information provided and on January 1, 1998 for purposes of the 1998 information provided. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations that would have been achieved had the merger taken place earlier.


     This information is only a summary and you should read it together with the financial information we include under Appendix F to this prospectus or incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Other Information -- Where You Can Find More Information."

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT FOR OTHER OPERATING DATA)


                                                                            AT OR FOR THE
                                                                       YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                   1999         1998         1997
                                                                  -------      -------      -------
INCOME STATEMENT DATA:
Revenues:
  Services revenues.........................................      $ 6,823      $ 4,779      $ 4,249
  Equipment revenues........................................          804          627          419
                                                                  -------      -------      -------
Total revenues..............................................        7,627        5,406        4,668

Operating Expenses:
  Network and other costs of services.......................        3,846        2,428        1,770
  Depreciation and amortization.............................        1,253        1,079          826
  Selling, general and administrative.......................        2,663        2,122        1,982
  Asset impairment and restructuring charges................          531          120          160
                                                                  -------      -------      -------
Total operating expenses....................................        8,293        5,749        4,738

Operating loss..............................................         (666)        (343)         (70)
Other income, net...........................................          176          764          288
Interest expense............................................          136          120           --
                                                                  -------      -------      -------
(Loss) income before income taxes...........................         (626)         301          218
(Benefit) provision for income taxes........................         (221)         137           93
                                                                  -------      -------      -------
Net (loss) income...........................................         (405)         164          125
Dividend requirements on preferred stock held by AT&T,
  net.......................................................           56           56           56
                                                                  -------      -------      -------
Net (loss) income attributable to AT&T's residual
  interest..................................................      $  (461)     $   108      $    69

CASH FLOW DATA:
Net cash provided by operating activities...................      $ 1,024      $   414      $ 1,338
Capital expenditures and other additions....................       (2,429)      (1,219)      (1,931)
Net acquisitions of licenses................................          (47)         (65)        (443)
Net dispositions of businesses..............................          244          324           --
Equity investment contributions and purchases...............         (284)        (156)         (84)

                                                                            AT OR FOR THE
                                                                       YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------
                                                                   1999         1998         1997
                                                                  -------      -------      -------
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $     5      $    27      $     6
Working capital.............................................         (669)        (388)        (506)
Property, plant and equipment, net..........................        6,349        5,182        5,073
Licensing costs, net........................................        8,571        7,928        8,403
Investments.................................................        4,502        3,795        3,233
Goodwill, net and other assets..............................        2,462        1,317        1,355
Total assets................................................       23,512       19,460       19,040
Total debt(1)...............................................        3,558        2,589        2,447
Preferred stock held by AT&T................................        1,000        1,000        1,000
Total shareowner's equity...................................       13,997       11,532       11,187

OTHER:
EBITDA(2)...................................................      $   587      $   736      $   756
EBITDA (excluding asset impairment and restructuring
  charges)..................................................        1,118          856          916
Proportionate EBITDA from partnerships and affiliates.......          350          354          n/a

OTHER OPERATING DATA:
  (in thousands, except ($) are actual)
Consolidated subscribers....................................        9,569        7,174        5,964
Consolidated digital subscribers............................        7,580        4,354        1,746
Total subscribers(3)........................................       12,192        9,649        8,133
Total digital subscribers...................................        9,397        5,299          n/a
Covered population(4).......................................      120,994          n/a          n/a
Licensed population(4)......................................      180,198          n/a          n/a
  850 megahertz markets.....................................       75,312          n/a          n/a
  1900 megahertz markets....................................      104,886          n/a          n/a
Subscriber churn............................................         2.6%         2.7%         2.5%
Total cost per gross subscriber addition....................      $   367      $   392      $   432

AT&T WIRELESS GROUP PRO FORMA FOR VANGUARD ACQUISITION:
Revenues....................................................      $ 7,784      $ 5,868
EBITDA(2)...................................................          596          883
EBITDA (excluding asset impairment and restructuring
  charges)..................................................        1,127        1,003
Net (loss) income...........................................         (435)         254
Capital expenditures and other additions....................       (2,492)      (1,223)


------------------------


(1) Includes $4 million of long-term debt that is included in other long-term liabilities at December 31, 1999.



(2) EBITDA is defined as earnings before interest and taxes, excluding other income, net, plus depreciation and amortization.


(3) Includes 100% of the subscribers in the partnership markets of AB Cellular and CMT Partners, but excludes affiliate markets.


(4) Covered and licensed population (POPs) represents the AT&T Wireless Group's consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                              AT&T WIRELESS GROUP
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The AT&T Wireless Group is one of the largest wireless service providers in the United States, based on $7.6 billion in revenues for the year ended December 31, 1999. Including its partnership markets, the AT&T Wireless Group had over 12 million total subscribers as of December 31, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.



     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of December 31, 1999. As of December 31, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 65% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. By the end of 2000, the AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 70% of the U.S. population. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.



     The AT&T Wireless Group provides its wireless voice and data services using TDMA, analog and CDPD technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of December 31, 1999, over 79% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group.



     The AT&T Wireless Group markets its products and services primarily under the AT&T brand name. The AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.


     The digitalization of the network and subscriber base has had a significant impact on the AT&T Wireless Group's financial results over the past several years. Digital service has helped to increase growth in subscribers, especially from AT&T Digital One Rate service. The usage patterns of AT&T Digital One Rate service and other digital customers, coupled with the increase in enhanced service features, have contributed to an increase in average monthly revenues per user (ARPU). Digital customers also have demonstrated reduced churn compared with analog customers. While enhanced network efficiency resulting from digitalization contributes to reducing costs, upgrading the network to digital has caused an increase in capital expenditures and network and other costs of services over the past several years. In addition, the increase in the number of digital subscribers has resulted in additional customer migration costs, including handset subsidies, and AT&T Digital One Rate service and other similar expanded area plans have resulted in increased roaming expenses.



     The AT&T Wireless Group's results include domestic voice and data services, their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. The AT&T Wireless Group does not manage its business for these spectrums separately. Rather, the AT&T Wireless Group manages its business to provide virtually seamless network coverage irrespective of the spectrum. From a marketing and operational perspective, the AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum. As a result, the financial results of these two types of markets currently differ significantly.



     Since the AT&T Wireless Group does not manage the business along spectrum divisions, it does not provide separate 850 megahertz and 1900 megahertz financial statements in the normal course of operations. As supplemental information, however, we have set out in the table below information on 850 megahertz markets and 1900 megahertz markets to demonstrate the estimated financial performance of these different types of markets. The supplemental financial information contains a number of allocations and attributions, including corporate and general administrative expenses, between the markets, based on management's judgment. There can be no assurance that the financial results provided below would have been obtained were these markets actually managed separately. In addition, mixed markets possessing both 850 megahertz and 1900 megahertz systems in operation are categorized as 850 megahertz markets. In the discussion and analysis below, we draw assumed distinctions as to the results of the 850 megahertz and 1900 megahertz markets where it may help to better evaluate performance of these markets and the business as a whole. When the 1900 megahertz markets mature to the point that the distinction between these markets and the more mature 850 megahertz markets are no longer meaningful, we will discontinue this supplemental reporting.

     The AT&T Wireless Group's results below do not include aviation communications, earnings or losses associated with equity interests in wireless communications ventures and partnerships both in the United States and internationally, or costs associated with the development of fixed wireless technology.



                                                         YEAR ENDED
                                                     DECEMBER 31, 1999
                                                  ------------------------
                                                     850           1900
                                                  MEGAHERTZ      MEGAHERTZ
                                                  ---------      ---------
                                                   (AMOUNTS IN MILLIONS,
                                                    EXCEPT WHERE NOTED)
Revenues:
  Services......................................   $5,586         $1,151
  Equipment.....................................      647            143
                                                   ------         ------
Total Revenues..................................    6,233          1,294
EBITDA*.........................................      847           (191)
EBITDA (excluding asset impairment and
  restructuring charges)........................    1,356           (171)
Capital Expenditures............................    1,453            880
Subscribers.....................................      8.2            1.4
ARPU (in dollars)...............................   $ 61.9         $ 94.1
Licensed POPs...................................     75.3          104.9


---------------

* EBITDA is defined as earnings before interest and taxes, excluding other income, net, plus depreciation and amortization.



     The AT&T Wireless Group seeks to establish local market partnerships with other wireless providers in order to accelerate the build out of its TDMA systems. In addition to partnership arrangements for its 850 megahertz markets, the AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage.



     The AT&T Wireless Group's proportionate share of EBITDA for these key domestic partnerships and affiliates was $350 million for the year ended December 31, 1999 and $354 million for the year ended December 31, 1998.



     The AT&T Wireless Group's proportionate share of debt for these key domestic partnerships and affiliates was $339 million at December 31, 1999 and $145 million at December 31, 1998.



     In August 1999, the AT&T Wireless Group completed its acquisition of Honolulu Cellular Telephone Company, adding approximately 125,000 subscribers and providing the AT&T Wireless Group's mainland customers with wireless services in Oahu, Hawaii. In May 1999, the AT&T Wireless Group completed its acquisition of Vanguard Cellular Systems, Inc., adding approximately 700,000 subscribers and increasing the AT&T Wireless Group's coverage in suburban and rural markets in the Ohio Valley and Northeastern United States. In April 1999, the AT&T Wireless Group completed its acquisition of Bakersfield Cellular Telephone Company, adding approximately 45,000 subscribers.


OPERATING RESULTS


     YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998


     Revenues. Total revenues include wireless voice and data services, the sale of handsets and accessories, messaging and aviation communications. The AT&T Wireless Group records revenues as services are provided. These services revenues include monthly recurring charges, airtime and toll usage charges, and roaming charges billed to subscribers for usage outside of the AT&T Wireless Group network as well as charges billed to other wireless providers for roaming on the AT&T Wireless Group network.



     Total revenues for the year ended December 31, 1999 were $7,627 million, an increase of $2,221 million, or 41.1%, compared with 1998. The AT&T Wireless Group's 1999 results include Vanguard since its acquisition on May 3, 1999, and 1998 results include its messaging business until its sale on October 2, 1998. Adjusted to exclude both Vanguard and its messaging business, total revenues for the AT&T Wireless Group increased by 39.0% compared with 1998.



     Total revenues for the year ended December 31, 1999 within the 850 megahertz markets were $6,233 million, an increase of $1,486 million, or 31.3%, compared with 1998. Total revenues for the year ended December 31, 1999 within the 1900 megahertz markets were $1,294 million, an increase of $910 million, or 237.0%, compared with 1998.



     The revenue increases in both the 850 megahertz and 1900 megahertz markets were driven primarily by consolidated subscriber growth and rising ARPU. As of December 31, 1999, ending subscribers within the 850 megahertz markets increased by 24.4% compared with 1998, while ending subscribers within 1900 megahertz markets increased by 128.4% compared with 1998. AT&T Digital One Rate service significantly contributed to the increase in ARPU and subscribers by acquiring and retaining high value customers, who have a significantly higher ARPU than an average subscriber. As of December 31, 1999, the number of subscribers using AT&T Digital One Rate service was 1.8 million, an increase of 1.0 million, or 114.6%, compared with December 31, 1998, of which over 80% were new subscribers to the AT&T Wireless Group.



     Services revenues for the year ended December 31, 1999 were $6,823 million, an increase of $2,044 million, or 42.8%, compared with 1998. Services revenues within the 850 megahertz markets were $5,586 million in 1999, an increase of $1,346 million, or 31.7%, compared with 1998. Services revenues within the 1900 megahertz markets were $1,151 million in 1999 compared with $284 million in 1998. These increases were driven primarily by consolidated subscriber growth and rising ARPU.



     As of December 31, 1999, the AT&T Wireless Group had 9.6 million consolidated subscribers, an increase of 33.4% compared with the prior year, of which 79.2% were digital subscribers, up from 60.7% as of December 31, 1998. Included in these figures were approximately 700,000 subscribers from our acquisition of Vanguard in May 1999, approximately 125,000 subscribers from our acquisition of Honolulu Cellular in August 1999 and approximately 45,000 subscribers from our acquisition of Bakersfield Cellular in April 1999. Including the AT&T Wireless Group's partnership markets, approximately 9.4 million of the 12.2 million total subscribers were digital subscribers as of December 31, 1999. Segmented by market, as of December 31, 1999, 8.2 million of the consolidated subscribers were within the 850 megahertz markets, of which 75.6% were digital subscribers, and 1.4 million of the consolidated subscribers were within the 1900 megahertz markets. As of December 31, 1999, penetration in the 850 megahertz markets was 10.8% compared with 9.7% as of December 31, 1998, based on licensed POPs. As of December 31, 1999, penetration in the 1900 megahertz markets was 2.0% compared with 0.9% as of December 31, 1998, based on licensed POPs.



     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1999 was $61.9, an increase of $5.2, or 9.2%, compared with 1998. The AT&T Wireless Group's ARPU in the 1900 megahertz markets for the year ended December 31, 1999 was $94.1, an increase of $18.0, or 23.7%, compared with 1998. These increases were primarily due to increased minutes of use per subscriber, driven in part by the success of AT&T Digital One Rate service. The AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average during 1999, excluding the AT&T Wireless Group.

     Equipment revenues for the year ended December 31, 1999 were $804 million, an increase of $177 million, or 28.2%, compared with 1998. Equipment revenues within the 850 megahertz markets were $647 million for the year ended December 31, 1999, an increase of $140 million, or 27.6%, compared with 1998. Equipment revenues within the 1900 megahertz markets were $143 million compared with $100 million in 1998. These increases were primarily due to a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. As an integral part of the wireless service offering, the AT&T Wireless Group supplies to its new subscribers a selection of handsets at competitive prices, which are generally offered at or below cost.



     Network and other costs of services. Network and other costs of services expenses include the costs to place calls over the network (including the costs to operate and maintain the AT&T Wireless Group's network as well as roaming costs paid to other wireless providers), the costs of handsets and accessories provided to the AT&T Wireless Group's customers and the charges paid to connect calls on other networks, including those of the AT&T Common Stock Group.



     Network and other costs of services expenses for the year ended December 31, 1999 were $3,846 million. This was an increase of $1,418 million, or 58.4%, compared with 1998. The increase was due primarily to roaming expenses associated with the success of AT&T Digital One Rate service as off-network roaming minutes of use increased by 194.7% for the year ended December 31, 1999, compared with 1998, coupled with the increased costs of handsets provided to subscribers.



     Although roaming expenses continued to impact results for the year ended December 31, 1999, the rate of roaming expense growth declined significantly during the latter half of 1999, as the AT&T Wireless Group introduced initiatives to aggressively migrate more minutes onto the AT&T Wireless Group network as well as reduce intercarrier roaming rates. The AT&T Wireless Group continues to seek to decrease roaming expenses through capital spending for network expansion, acquisitions and affiliate launches. Roaming rates also have declined significantly as a result of renegotiated roaming agreements and the deployment of IRDB technology, which assists in identifying favorable roaming partners in areas not included in the AT&T Wireless Group's network. All of these efforts have resulted in a reduction of approximately 18% in the average roaming rate per minute paid to other carriers for the year ended December 31, 1999, compared with 1998.



     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1999 were $1,253 million, an increase of $174 million, or 16.1%. This increase primarily resulted from a larger asset base and additional amortization of goodwill and other purchased intangibles associated with the acquisition of Vanguard.



     Selling, general and administrative. Selling, general and administrative (SG&A) expenses for the year ended December 31, 1999 were $2,663 million compared with $2,122 million for the year ended December 31, 1998. This increase was due to higher marketing and selling costs associated with the increase in consolidated gross subscriber additions in 1999 compared with 1998, as well as the growth in customer care expenses associated with the larger consolidated subscriber base.



     For the year ended December 31, 1999, SG&A expenses as a percent of total revenues were 34.9%, a 4.4 point improvement compared with the same period in the prior year. This improvement was due to expense leveraging primarily within general and administrative expenses.



     Asset impairment and restructuring charges. During the fourth quarter of 1999, the AT&T Wireless Group recorded a $531 million asset impairment charge primarily associated with the planned disposal of wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. Asset impairment and restructuring charges for the year ended December 31, 1998 were $120 million, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.

     Other income, net. Other income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other income, net for the year ended December 31, 1999 was $176 million. Other income, net for the year ended December 31, 1998 was $764 million. The decrease was due primarily to the pretax gains on sales in 1998 of LIN Television Corporation of $342 million, SmarTone Telecommunications Holdings Limited of $128 million and PriceCellular of $67 million. Net equity earnings decreased in 1999 primarily as a result of increased losses associated with affiliate investments. Additionally, equity losses increased in 1999 compared with 1998 by $82 million for losses associated with financial commitments related to certain investments.



     Interest expense. Interest expense consists primarily of interest on intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.25% per annum for the year ended December 31, 1999 and 7.75% per annum for the year ended December 31, 1998. Interest expense for the year ended December 31, 1999 was $136 million, an increase of $16 million, or 13.3%, compared with 1998. The increase was due to a higher level of average debt outstanding, partially offset by the impact of the lower rate charged by the AT&T Common Stock Group in 1999.



     (Benefit) provision for income taxes. The benefit for income taxes for the year ended December 31, 1999 was $221 million, compared with a tax provision of $137 million for the year ended December 31, 1998. The benefit for income taxes in 1999 was primarily due to the loss for the period coupled with changes in the valuation allowance and other estimates. The effective income tax rates for the years ended December 31, 1999 and 1998, were 35.3% and 45.5%, respectively. The effective income tax rate for 1999 approximated the federal statutory rate due to the benefit from the change in the valuation allowance and other estimates, offset by unutilized foreign equity losses and amortization of intangibles. The effective income tax rate for 1998 was higher than the federal statutory rate primarily due to the effects of state taxes, net of federal benefit, unutilized foreign equity losses, and the amortization of intangibles, partially offset by the effects of changes in valuation allowance and other estimates.



     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per annum. Dividend requirements on this preferred stock for the years ended December 31, 1999 and 1998 were $56 million, net of amounts recorded in accordance with the tax sharing agreement described in Note 1 to the historical combined financial statements.


     YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Revenues. Total revenues for the year ended December 31, 1998 were $5,406 million, an increase of $738 million, or 15.8%, compared with 1997. Adjusting for the October 2, 1998 sale of the messaging business, total revenues for the year ended December 31, 1998 increased 17.2% compared with 1997. Total revenues for the year ended December 31, 1998 within the 850 megahertz markets were $4,747 million, an increase of $373 million, or 8.5%, compared with 1997. The rate of growth slowed in the 850 megahertz markets due to increased competition from new PCS competitors. This was somewhat offset by the success of the AT&T Digital One Rate service launched in May 1998. Total revenues for the year ended December 31, 1998 within the 1900 megahertz markets were $384 million, an increase of $367 million compared with 1997. The year-over-year growth in 1900 megahertz market revenues was primarily due to revenues generated from the 1900 megahertz markets launched by the AT&T Wireless Group during 1997, many in the latter part of that year.

     Services revenues for the year ended December 31, 1998 were $4,779 million, an increase of $530 million, or 12.5%, compared with 1997. The increase in services revenues was driven primarily by an increase in consolidated subscribers of 20.3%, due in large part to the success of AT&T Digital

One Rate service and the full-year impact in 1998 of the nine 1900 megahertz markets that were launched in 1997. This was partially offset by a decline in ARPU. AT&T Digital One Rate service, was first introduced in May 1998. In 1998, 856,000 customers signed on to AT&T Digital One Rate service, 74% of which were new customers to the AT&T Wireless Group. Services revenues within the 850 megahertz markets were $4,240 million in 1998, an increase of $246 million, or 6.2%, compared with 1997. Services revenues within the 1900 megahertz markets were $284 million in 1998 compared with $5 million in 1997.

     As of December 31, 1998, the AT&T Wireless Group had 7.2 million consolidated subscribers, of which 60.7% were digital subscribers, up from 29.3% in 1997. Including AT&T Wireless Group's partnership markets, 5.3 million of the total 9.6 million subscribers were digital subscribers as of December 31, 1998. Segmented by market as of December 31, 1998, 6.6 million of the consolidated subscribers were within the 850 megahertz markets, of which 57.0% were digital subscribers, and 0.6 million of the consolidated subscribers were within the 1900 megahertz markets. As of December 31, 1998, penetration was 9.7% and 0.9% in the 850 megahertz and 1900 megahertz markets, respectively, based on licensed POPs. This compares with a penetration of 8.9% in the 850 megahertz markets as of December 31, 1997, based on licensed POPs. Penetration statistics for the 1900 megahertz markets as of December 31, 1997 are not meaningful due to the launch of these markets in the latter half of that year.

     The AT&T Wireless Group's ARPU in the 850 megahertz markets for the year ended December 31, 1998 was $56.7, a decrease of $3.0, or 5.0%, compared with 1997. In the fourth quarter of 1998, however, ARPU increased 1.6% over the prior year's quarter compared with quarter-over-quarter declines of 10.8%, 7.4% and 3.7% in the first, second, and third quarters of 1998, respectively. AT&T Digital One Rate service was responsible primarily for the increase in ARPU in the fourth quarter, and the slowdown in the ARPU decline in the second and third quarters of 1998. ARPU in the 1900 megahertz markets was $76.1 in 1998. The AT&T Wireless Group's ARPU remained significantly higher than the wireless industry average during 1998, excluding the AT&T Wireless Group.

     Equipment revenues for the year ended December 31, 1998 were $627 million, an increase of $208 million, or 49.6%, compared with 1997. This increase was primarily due to the increase in gross consolidated subscriber additions substantially attributable to the success of AT&T Digital One Rate service, as well as increased migration of subscribers from analog to digital service. Equipment revenues within the 850 megahertz markets were $507 million in 1998, an increase of $127 million, or 33.4%, compared with 1997. Equipment revenues within the 1900 megahertz markets were $100 million in 1998 compared with $12 million in 1997.

     Network and other costs of services. Network and other costs of services expenses for the year ended December 31, 1998 were $2,428 million, an increase of $658 million, or 37.2%, compared with 1997. This increase was due primarily to higher roaming costs paid to other wireless providers reflecting increased calling volumes due in part to the introduction of AT&T Digital One Rate service, and the costs associated with increased handset sales.

     The AT&T Wireless Group has taken a number of steps to control increases in roaming expenses, including expansion of its network coverage, acceleration of digital build outs and acquisitions of and partnering with other wireless providers. In addition, the AT&T Wireless Group has been aggressively negotiating lower roaming rates with other wireless providers and maximizing roaming activity with its partners. The AT&T Wireless Group expects that technological developments, including handsets that can more easily be programmed with preferred roaming providers and tri-mode handsets that will allow roaming between its networks, will help to manage its roaming costs.

     Depreciation and amortization. Depreciation and amortization expenses for the year ended December 31, 1998 were $1,079 million, an increase of $253 million, or 30.6%, compared with 1997. This increase reflects a full year of depreciation expense on assets related to the launch of the new 1900 megahertz markets during the latter half of 1997.

     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of some of its wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of this equipment were changed from 12 years to varying periods primarily ranging from seven to 10 years, with certain assets being changed to 15 years, depending on the nature of the equipment. These changes resulted in an annual increase in depreciation expense of $42 million in 1998.

     Selling, general and administrative. SG&A expenses for the year ended December 31, 1998 were $2,122 million, an increase of $140 million, or 7.1%, compared with 1997. This increase resulted primarily from increased advertising and other marketing costs to aggressively launch and support the new 1900 megahertz market launches. SG&A remained essentially flat in the 850 megahertz markets despite increases in revenues and subscribers, reflecting a decrease in selling and marketing costs associated with customer acquisitions in these markets and a reduction in headcount in other general and administrative functions. SG&A associated with the 1900 megahertz markets increased $141 million, or 82.0%, compared with 1997, driven by subscriber growth within those markets.

     For the year ended December 31, 1998, SG&A expenses as a percent of total revenue were 39.3%, a 3.2 point reduction compared with 1997, due to expense leveraging, primarily within general and administrative expenses.


     Asset impairment and restructuring charges. During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120 million, which represented the write-down of unrecoverable assets associated with nonstrategic businesses. During 1997, the AT&T Wireless Group recorded a pretax charge of $160 million related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.



     Other income, net. Other income, net includes gains or losses on sales or exchanges of assets, net equity earnings of investments, minority interests in earnings or losses of subsidiaries, and other miscellaneous items. Other income, net for the year ended December 31, 1998 was $764 million, an increase of $476 million, or 165.3%, compared with 1997. The increase primarily was due to 1998 pretax gains on the sales of LIN-TV of $342 million, SmarTone of $128 million and PriceCellular of $67 million. These gains were slightly offset by a decline in net equity earnings resulting primarily from international investments compared with 1997.


     Interest expense. Interest expense consists primarily of interest on the intercompany debt due to the AT&T Common Stock Group. Interest was charged at 7.75% per annum. Interest expense for the year ended December 31, 1998 was $120 million, compared with no interest expense in 1997. In 1997, all of the interest expense was capitalized as the AT&T Wireless Group continued to build out its network. In 1998, its build out was complete in certain markets and therefore, it was no longer appropriate to capitalize interest associated with certain of these assets.


     (Benefit) provision for income taxes. The provision for income taxes for the year ended December 31, 1998 was $137 million, an increase of $44 million, or 47.3%, compared with 1997 due to higher levels of pretax income in 1998. The effective tax rate was 45.5% and 42.7% for the years ended December 31, 1998 and 1997, respectively. The increase in the effective tax rate was driven primarily by increased unutilized foreign equity losses in 1998 compared with 1997.


     Dividend requirements on preferred stock. The AT&T Wireless Group has $1.0 billion of preferred stock held by the AT&T Common Stock Group that pays dividends at 9% per annum.

Dividend requirements on this preferred stock for the year ended December 31, 1998 and 1997 were $56 million in each year, net of amounts recorded in accordance with the methodology of the tax sharing agreement described in Note 1 to the historical combined financial statements.

LIQUIDITY AND CAPITAL RESOURCES


     The continued expansion of the AT&T Wireless Group's network and the marketing and distribution of its products and services will continue to require substantial capital. The AT&T Wireless Group has funded its operations by internally generated funds, intercompany borrowings from the AT&T Common Stock Group and capital contributions from the AT&T Common Stock Group. Capital contributions from the AT&T Common Stock Group include acquisitions made by the AT&T Common Stock Group that have been attributed to the AT&T Wireless Group. Noncash capital contributions from the AT&T Common Stock Group to the AT&T Wireless Group totaled $2,553 million, $982 million, and $26 million, in 1999, 1998 and 1997, respectively, related to the level of acquisitions and initial investments funded by the AT&T Common Stock Group. The AT&T Common Stock Group has provided financing at interest rates and on terms and conditions that are consistent with those the AT&T Wireless Group would receive as a stand-alone entity. Sources for the AT&T Wireless Group's future financing requirements may include the issuance of additional AT&T Wireless Group tracking stock and the borrowing of funds.



     Net cash provided by operating activities for the year ended December 31, 1999 was $1,024 million compared with $414 million of cash provided by operating activities in 1998 primarily due to increased EBITDA excluding asset impairment and restructuring charges and larger increases in operating accruals and accounts payable. These increases were offset by a higher increase in accounts receivable driven by strong revenue growth. Net cash used in investing activities for the year ended December 31, 1999 was $2,280 million, compared with $238 million of cash provided by investing activities in 1998. The difference was due primarily to higher capital expenditures to upgrade and increase capacity in existing markets as well as to expand the national footprint, and lower cash proceeds associated with the sales of equity investments. Net cash provided by financing activities for the year ended December 31, 1999 was $1,234 million compared with $631 million of cash used in financing activities in 1998 due to increased transfers and debt financing from the AT&T Common Stock Group to fund the higher capital expenditures during 1999.



     Net cash provided by operating activities for the year ended December 31, 1998 was $414 million, a decrease of $924 million compared with $1,338 million of cash provided by operating activities in 1997 primarily due to decreased EBITDA excluding asset impairment and restructuring charges, increased accounts receivable largely driven by higher revenues, as well as a net increase in other operating assets and liabilities. Net cash provided by investing activities for the year ended December 31, 1998 was $238 million, compared with a $2,164 million use of cash in 1997 for investing activities primarily due to higher sales of equity investments and consolidated business and lower capital expenditures in 1998. The net use of cash in 1997 was due primarily to spending associated with the new 1900 megahertz market launches. Net cash used in financing activities for the year ended December 31, 1998 was $631 million compared with net cash provided by financing activities of $742 million in 1997 primarily due to higher transfers to the AT&T Common Stock Group resulting from the additional sales of equity investments and consolidated businesses in 1998 as stated above. The net cash provided by financing activities in 1997 was due primarily to transfers from the AT&T Common Stock Group in order to fund the investing activities for that year.



     EBITDA is a measure used by the chief operating decision-makers to measure our ability to generate cash flow. EBITDA may or may not be consistent with the calculation of EBITDA for other public companies and should not be viewed by investors as an alternative to generally accepted accounting principles, measures of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. EBITDA margins (defined as EBITDA as a percentage of total revenues) as calculated by the AT&T Wireless Group may not be comparable to similar measures reported by other wireless providers. The AT&T Wireless Group records within services revenue roaming activity which is billed to subscribers for usage outside of the AT&T Wireless Group network. Concurrently, the AT&T Wireless Group records roaming charges paid to other providers as network and other costs of services.



     In each of the periods presented, EBITDA and EBITDA margins were favorably impacted by revenue growth. In particular, AT&T Digital One Rate contributed to revenue growth in 1999 and 1998. EBITDA and EBITDA margins were also favorably impacted for the year ended December 31, 1999 as fixed and variable operating expenses were covered over a growing subscriber base, particularly for the 1900 megahertz markets. The build out and launch of services in new 1900 megahertz markets, sales and marketing costs (including handset subsidies) of acquiring new customers, aggressive migration of customers to digital service, the higher roaming expenses associated with the increasing number of AT&T Digital One Rate and other expanded area plan subscribers, along with subsequent operational growth, all negatively impacted EBITDA and EBITDA margins during these periods.



     EBITDA for the year ended December 31, 1999 was $587 million compared with $736 million for the year ended December 31, 1998. Excluding pretax asset impairment and restructuring charges of $531 million in 1999 and $120 million in 1998, EBITDA was $1,118 million for 1999, which represents an increase of $262 million, or 30.6%, compared with 1998. This increase was attributable to increases in total revenues and an improving margin as SG&A expenses declined as a percentage of revenues.



     Within the 850 megahertz markets, EBITDA for the year ended December 31, 1999 was $847 million compared with $1,261 million in 1998. Excluding the 1999 pretax asset impairment and restructuring charges, EBITDA within the 850 megahertz markets was $1,356 million in 1999, an increase of $95 million, or 7.5%, compared with 1998.



     Within the 1900 megahertz markets, EBITDA for the year ended December 31, 1999 was $(191) million compared with $(373) million in 1998. Excluding the 1999 pretax asset impairment and restructuring charge, EBITDA within the 1900 megahertz markets was $(171) million, an increase of $202 million compared with 1998.



     Excluding the aforementioned pretax asset impairment and restructuring charges in 1999 and 1998, EBITDA margins were 14.7% for the year ended December 31, 1999, compared with 15.8% in 1998. The decline in EBITDA margins in 1999 compared with 1998 was driven primarily by increased roaming expenses, as well as increased sales and marketing expenses associated with a 25.1% increase in gross consolidated subscriber additions in 1999 compared with 1998. EBITDA margins excluding the 1999 asset impairment and restructuring charges within the 850 megahertz markets were 21.7% for the year ended December 31, 1999, compared with 26.6% for the year ended December 31, 1998. EBITDA margins within the 1900 megahertz markets are not considered meaningful due to the immaturity of the markets.


     EBITDA for the year ended December 31, 1998 was $856 million compared with $916 million in 1997, excluding the pretax asset impairment and restructuring charges of $120 million in 1998 and $160 million in 1997.

     EBITDA for the year ended December 31, 1998 within the 850 megahertz markets was $1,261 million, an increase of $82 million, or 7.0%, compared with 1997. Within the 1900 megahertz markets, EBITDA was ($373) million in 1998, compared with ($212) million in 1997.

     Excluding the pretax asset impairment and restructuring charge of $120 million in 1998 and $160 million in 1997, EBITDA margins were 15.8% in 1998, compared with 19.6% in 1997. EBITDA margins within the 850 megahertz markets were 26.6% in 1998, compared with 27.0% in 1997.



     Capital expenditures for the year ended December 31, 1999 were $2,476 million. This represented an increase of $1,340 million, or 118.0%, compared with 1998. Capital expenditures within the 850 megahertz markets, including spending associated with administrative functions, totaled $1,453 million, an increase of 125.3%, compared with 1998. Network capital expenditures within the 1900 megahertz markets totaled $880 million for the year ended December 31, 1999, an increase of 129.2%, compared with 1998.



     Capital expenditures for the year ended December 31, 1998 were $1,136 million, a decrease of $514 million, or 31.2%, compared with 1997. This decrease resulted from significant spending in 1997 associated with the 1900 megahertz market launches. Capital expenditures were $645 million in the 850 megahertz markets, including spending associated with administrative functions, a decrease of $57 million, or 8.1%, compared with 1997. Network capital expenditures were $384 million in the 1900 megahertz markets during 1998, a reduction of $428 million, or 52.7%, compared with 1997.



     Financing activities for the AT&T Wireless Group will be managed by AT&T on a centralized basis and subject to the review of the AT&T Wireless Group capital stock committee. Loans from AT&T or any member of the AT&T Common Stock Group to any member of the AT&T Wireless Group will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a nonaffiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by the AT&T Wireless Group, those fees or charges will be allocated to the AT&T Wireless Group. In addition, any difference between AT&T's borrowing rates and the rates charged to the AT&T Wireless Group, which we expect will be higher, will be reflected in the financial statements of the AT&T Common Stock Group.


     In determining the initial capitalization of the AT&T Wireless Group, a number of factors were considered. These factors included the prospective financing requirements, the desired stand-alone credit rating, working capital and capital expenditure requirements, and the initial ratio of total debt and preferred stock to EBITDA as compared to other companies in its industry.

FINANCIAL CONDITION


     Total assets were $23,512 million as of December 31, 1999, an increase of $4,052 million, or 20.8%, compared with December 31, 1998. The increase was due to increases in goodwill and licenses associated with the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular and increased property, plant and equipment as a result of significant capital spending in 1999. Additionally, nonconsolidated investments increased as a result of the investment in Rogers Cantel during 1999.



     Total liabilities were $9,495 million as of December 31, 1999, an increase of $1,672 million, or 21.4%, compared with December 31, 1998 primarily as a result of increased intercompany debt due to the AT&T Common Stock Group, and increases in accounts payable and other operating accruals.



     Total preferred stock held by AT&T was $1.0 billion at both December 31, 1999, and December 31, 1998. Dividends payable on the preferred stock were paid at 9% per annum.

     Total shareowner's equity was $13,997 million as of December 31, 1999, an increase of $2,465 million, or 21.4%, compared with December 31, 1998, due primarily to increased transfers from the AT&T Common Stock Group.



RECENT ACCOUNTING PRONOUNCEMENTS



     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which must be adopted by the AT&T Wireless Group by June 30, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned, and also requires the deferral of incremental direct customer acquisition costs. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the AT&T Wireless Group.



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.


YEAR 2000


     The AT&T Wireless Group prepared its systems and applications for the year 2000 (Y2K) through its involvement and participation in AT&T's company wide Y2K program which addressed the use of the two-digit instead of four-digit year fields in computer systems. If computer systems could not distinguish between the year 1900 and the year 2000, system failures or other computer errors could have resulted. The potential for failures and errors spanned all aspects of our business, including computer systems, voice and data networks, and building infrastructures. We also needed to address our interdependencies with our suppliers and connecting carriers and our major customers, all of who faced the same concern. All computer systems were tested and repaired as of December 31, 1999 and no major Y2K-related problems were reported as the calendars rolled to January 1, 2000. The cost of AT&T's Y2K program was $725 million since inception in 1997, of which $67 million represented the AT&T Wireless Group's portion of those costs. This figure includes $275 million of costs for all of AT&T incurred during 1999, of which $41 million pertained to the AT&T Wireless Group. Of the total AT&T 1999 costs, approximately $45 million represented capital spending for upgrading and replacing noncompliant computer systems. Less than half of the 1999 costs represent internal information technology resources that were redeployed from other projects and are expected to return to these projects in 2000.


SUBSEQUENT EVENTS


     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation for approximately $2.4 billion. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 million from each of the two partners. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group.



     In February 2000, certain Dobson securities held by the AT&T Wireless Group were redeemed, resulting in a net pretax gain of approximately $21 million.



     In February 2000, TeleCorp PCS, Inc. announced that it will acquire Tritel, Inc. for approximately $5.3 billion in stock. The AT&T Wireless Group currently holds equity interests in each of these affiliates. Upon completion of the transaction, including the contribution by the AT&T Wireless Group of certain wireless rights and commitments, cash and brand license extension in exchange for stock, the AT&T Wireless Group will own approximately 23% of the combined entity. Additionally, in a separate transaction, the AT&T Wireless Group agreed to exchange certain wireless licenses, rights to acquire additional licenses and cash, for licenses owned by TeleCorp in several New England markets. The boards of directors of AT&T and TeleCorp have approved the transactions. The transactions are subject to certain federal regulatory approvals and are expected to close in the fourth quarter of 2000.



     In February 2000, AT&T announced the signing of an agreement to purchase the assets of Wireless One Network, L.P., for cash of approximately $850 million. AT&T will attribute its interest in Wireless One to the AT&T Wireless Group as of the acquisition date. The transaction has been approved by the boards of directors of AT&T and Wireless One, however, the transaction is subject to the approval of certain federal regulatory agencies. The transaction is anticipated to close in June of 2000.



     The AT&T Wireless Group signed an agreement to sell one of its equity investments for approximately $75 million. The transaction is expected to close by the end of the first quarter of 2000.



     In the first quarter of 2000, the AT&T Wireless Group was allocated one half of AT&T's interest in Japan Telecom, which provides local, long distance, Internet and mobile wireless communications to businesses and consumers in Japan. AT&T's interest in Japan Telecom is held through a 50% owned joint venture with British Telecommunications. The joint venture owns 30% of Japan Telecom.

                            DESCRIPTION OF BUSINESS

OVERVIEW


     The AT&T Wireless Group is one of the largest wireless service providers in the United States, based on $7.6 billion in revenues for the year ended December 31, 1999. Including its partnership markets, the AT&T Wireless Group had over 12 million total subscribers as of December 31, 1999. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.



     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of December 31, 1999. As of December 31, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 65% of the U.S. population. This includes operations in 42 of the 50 largest U.S. metropolitan areas. By the end of 2000, the AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 70% of the U.S. population. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.



     The AT&T Wireless Group provides its wireless voice and data services using TDMA, analog and CDPD technologies. The AT&T Wireless Group has focused on building out its digital network, including upgrading its analog systems to digital in its 850 megahertz markets, and on migrating its customers from analog to digital service. The AT&T Wireless Group believes that digitalization improves capital efficiency, lowers network operating costs and allows it to offer higher quality services. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems and all of its 1900 megahertz markets are digital based. As of December 31, 1999, over 79% of the AT&T Wireless Group's consolidated subscribers use digital services, accounting for over 85% of its traffic. The AT&T Wireless Group believes that these percentages are substantially greater than the industry average, excluding the AT&T Wireless Group.



     The AT&T Wireless Group markets its products and services primarily under the AT&T brand name. The AT&T Wireless Group believes that AT&T's widely recognized brand increases consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. The AT&T Wireless Group also believes that its relationship with AT&T will provide it with other competitive advantages. For example, the AT&T Wireless Group and the AT&T Common Stock Group plan to offer their products and services together in bundled offerings, which may combine wireless services with long distance and local communications services, broadband services and Internet services. In addition, each group will be able to take advantage of the other group's marketing and sales efforts and network capabilities.

THE AT&T WIRELESS GROUP

     AT&T Wireless Group tracking stock is designed to reflect the separate economic performance of the AT&T Wireless Group. Except as described below, we attribute all of AT&T's current wireless operations to the AT&T Wireless Group, including:

     - all mobile and fixed wireless licenses,

     - all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     - interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     The AT&T Common Stock Group retains:

     - existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     - incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     We currently intend to include all future wireless activities in the AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to the AT&T Wireless Group or the AT&T Common Stock Group or dispose of or transfer businesses or assets of either group.

     The AT&T Common Stock Group will be able to offer wireless services under sales agency or other arrangements with the AT&T Wireless Group. These transactions are described in more detail below and will be implemented under the AT&T Wireless Group policy statement.

ARRANGEMENTS BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS GROUP

     AT&T will seek to manage the AT&T Common Stock Group and the AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups. Following the issuance of AT&T Wireless Group tracking stock, the AT&T Wireless Group will be able to:

     - use the powerful AT&T brand name on the same basis as any other AT&T business,

     - leverage AT&T's sales force through cross marketing arrangements and through bundled offers of wireless with long distance and local telephony, broadband and Internet services,

     - use AT&T's intellectual property and technology, and

     - benefit from AT&T's favorable purchasing contracts with major network and equipment suppliers.


     In addition, we currently intend to borrow funds and provide the AT&T Wireless Group with the proceeds at interest rates that are comparable to the rates the AT&T Wireless Group would have received in the open market as a nonaffiliate of AT&T and without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group.


     The relationship between the two groups will be governed by the AT&T Wireless Group policy statement, including the process of fair dealing described under "Relationship Between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement -- General policy." Although our board of directors has no present intention to do so, it may modify, suspend or rescind the policies set forth in the AT&T Wireless Group policy statement, adopt additional policies or make exceptions to existing policies, at any time, without the approval of our shareholders, subject to limitations we describe under "Relationship Between the AT&T Common Stock Group and the AT&T Wireless Group -- AT&T Wireless Group Policy Statement" and our board of directors' fiduciary duties.

INDUSTRY OVERVIEW

     GENERAL

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, enhanced specialized mobile radio services, PCS and fixed wireless services. The FCC licenses the radio frequency used to provide each of these applications.

     Since its introduction in 1983, wireless service has grown dramatically. As illustrated by the following chart, domestic cellular, enhanced specialized mobile radio and PCS providers experienced compound rates of growth of 25% and 33% in revenues and subscribers, respectively, over the five-year period from 1993 to 1998.

                         WIRELESS INDUSTRY STATISTICS*

                                             1993     1994     1995     1996     1997     1998
                                            ------   ------   ------   ------   ------   ------
Total service revenues (in billions)......  $10.9    $14.2    $19.1    $23.6    $27.5    $   33.1
Ending subscribers (in millions)..........   16.0     24.1     33.8     44.0     55.3        69.2
Subscriber growth.........................   45.1%    50.8%    40.0%    30.4%    25.6%       25.1%
Average monthly service revenue per
  subscriber, including roaming revenue...  $67.13   $59.08   $54.91   $50.61   $46.11   $   44.35
Average monthly service revenue per
  subscriber, excluding roaming revenue...  $58.74   $51.48   $47.59   $44.66   $41.12   $   39.66
Ending penetration........................    6.2%     9.4%    13.0%    16.3%    20.2%       25.1%

-------------------------
* Source: Cellular Telecommunications Industry Association and Paul Kagan Associates.

     RECENT INDUSTRY TRENDS

     The growth in the wireless communications industry has been shaped by a number of industry trends that are likely to continue in the near future.


     Expanding penetration fuels network optimization. The U.S. wireless industry has experienced an increase in absolute subscriber additions and wireless penetration levels. For example, the number of ending subscribers increased by 5.0 million in 1993 and by 13.9 million in 1998 at the same time as penetration grew from 6.2% to 25.1%, respectively. Increased penetration allows wireless providers to distribute the fixed costs of a wireless network over greater numbers of users, thereby optimizing network usage. Wireless penetration in other developed nations, particularly in Western Europe, is currently substantially higher than in the United States. The experience of wireless providers in these developed nations has shown that the market for wireless services has an inflection point with regard to subscriber penetration whereby the number of subscribers and penetration accelerates as wireless service usage becomes more ubiquitous. In addition, those same international wireless providers have experienced EBITDA growth at a greater rate than subscriber growth as network usage increases. The AT&T Wireless Group believes that the U.S. wireless industry is approaching a similar inflection point in subscriber penetration and is likely to develop along the same path as international wireless industries have developed.

     Single rate pricing simplifies customer choice and drives consolidation. The AT&T Wireless Group has led the industry in simplifying customer choice through pricing plans. In May 1998, the AT&T Wireless Group revolutionized the industry by offering AT&T Digital One Rate service, which, for the first time, charged a single rate with no roaming or long distance fees for a specified number of minutes for calls within the United States. AT&T Digital One Rate and similar plans by other service providers have increased wireless penetration in the United States. The AT&T Wireless Group believes that the introduction of other simplified, targeted rate plans will continue to increase wireless penetration. In addition, because roaming costs to the wireless provider can exceed the amount charged to the subscriber under these single rate plans, wireless providers have been attempting to establish national coverage through acquisitions, thus driving consolidation.

     Declining costs of service results in mass market availability. As the cost of wireless service has declined, it has become, in an extremely short period of time, a mass market product rather than a luxury good. The AT&T Wireless Group expects that the increase in the number of competitors in each wireless market will lead to further price declines, which should make wireless service available to an even greater number of potential users. Experience indicates that this widespread usage will in turn cause even more people to use wireless services, especially as the price of wireless service declines relative to the price of wireline service. The AT&T Wireless Group believes that these developments are likely to drive continued and accelerated growth in the wireless communications industry.

     Digital service increases utility and functionality of wireless services. Technological advancements, from longer battery life to improved voice quality, have begun to make wireless service increasingly comparable to wireline communications. Additionally, customers have begun to expect custom calling features that are similar to those available on a wireline network. Digital service, as opposed to analog service, permits wireless providers to offer these types of enhanced services to users. Wireless providers will need to continue to invest in network upgrades to offer advanced services in order to attract and retain subscribers.

     Wireless data applications will drive expanded wireless usage. Existing and new wireless data technologies, coupled with the widespread use of the Internet, have caused wireless providers to focus on wireless data services offerings. These services predominantly have been used to date to carry corporate data applications. The AT&T Wireless Group has been a leader in this emerging market with its CDPD network. CDPD coverage is available in over 60% of the AT&T Wireless Group's built network, which the AT&T Wireless Group believes provides a critical advantage in the cost-effective provision of wireless data services.

     The introduction of new applications for corporate and eventually for consumer users, such as access to email, news, sports, weather summaries, travel services, financial information and services and comparison shopping applications, will drive the growth for wireless data network services. To this end, enabling technologies, such as Wireless Access Protocol, provide an environment that encourages developers to create innovative data services for wireless networks. In addition, applications, such as email, instant messages, banking, wireless portals and web services, are being developed and marketed. The AT&T Wireless Group believes that the development and deployment of third generation wireless networks will drive further growth in wireless data services and applications due to increased capacity, speed and lower costs.

BACKGROUND


     The AT&T Wireless Group has licenses to use three portions of the radio spectrum that the FCC has made available for the transmission of voice and data signals: 850 megahertz, 1900 megahertz and 38 gigahertz. In addition, AT&T has acquired and agreed to acquire additional portions of the radio spectrum in the
2.3 gigahertz range.


     The AT&T Wireless Group provides its mobile voice services using both 850 megahertz cellular and 1900 megahertz PCS licenses. The AT&T Wireless Group does not manage its business for these spectrums separately. Rather, the AT&T Wireless Group manages its business to provide virtually seamless network coverage irrespective of the spectrum. From a marketing and operational perspective, the AT&T Wireless Group defines and manages its markets geographically, usually around an urban area or other geographic region. These geographic markets may use either 850 megahertz or 1900 megahertz spectrum or both. Geographic markets that use predominantly 850 megahertz spectrum have been in operation longer and therefore are more mature than those markets that exclusively use 1900 megahertz spectrum.


     The 850 megahertz wireless markets originally used analog based systems, although digital technology has been introduced in most markets. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems. The 1900 megahertz markets all are digital based.



     The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 94% of the U.S. population. As shown in the table below, as of December 31, 1999, approximately 81% of the U.S. population were covered by at least 30 megahertz of wireless spectrum:


                                                    LICENSED                            NUMBER OF
                                                      POPS         % OF TOTAL            TOP 50
                   SPECTRUM                      (IN MILLIONS)*    U.S. POPS**    U.S. LICENSED MARKETS
                   --------                      --------------    -----------    ---------------------
10 megahertz...................................        24              8.9%                 8
20-25 megahertz................................        11              4.1%                 2
30 megahertz or greater........................       219             80.8%                40
                                                      ---             ----                 --
          Total................................       254             93.8%                50

---------------
*  Includes partnership and affiliate markets.
** Based on total U.S. population of 271 million.

     Analog systems currently have several limitations, including lack of privacy and limited capacity. However, analog handsets are compatible with all analog systems in all markets within the United States.

     Digital systems, whether in the 850 megahertz or 1900 megahertz spectrum, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. The AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions.

     Digital systems operate under one of three principal signal transmission technologies, or standards, none of which is compatible with the others:

     - TDMA or time division multiple access,

     - CDMA or code division multiple access, or

     - GSM or global system for mobile communications.

     The AT&T Wireless Group has selected TDMA as its digital wireless standard. The AT&T Wireless Group offers its subscribers tri-mode handsets that permit the user to access both its analog and digital TDMA systems, whether operating in 850 megahertz or 1900 megahertz spectrum.


     The AT&T Wireless Group also has licenses to provide communications services utilizing 38 gigahertz digital spectrum in 156 geographic areas covering a total population of approximately 220 million and including more than 80 of the largest 100 metropolitan markets. These licenses were acquired through AT&T's acquisition of Teleport Communications Group Inc.



     The AT&T Wireless Group has also acquired and agreed to acquire licenses for radio spectrum in the 2.3 gigahertz range. The AT&T Wireless Group expects to use this spectrum for its fixed wireless operations.


STRATEGY

     The AT&T Wireless Group's goal is to be the premier provider of high-quality wireless communication services, whether mobile or fixed, voice or data, to businesses or consumers, in the United States or internationally. The AT&T Wireless Group believes that the following are key elements to enable it to meet its goal:

     - continue the aggressive build out and expansion of its TDMA network to provide coverage throughout the nation, with improved quality and consistent features regardless of location,

     - continue to lower its operating costs and improve capital efficiency by expanding its TDMA network and increasing the use of more efficient channels of distribution,

     - target distinct consumer and business customer segments with wireless offers that match their needs for voice and data services in order to increase its subscriber base and revenues,

     - leverage the benefits of the AT&T Wireless Group's relationship with and use of the resources of AT&T, including the use of the AT&T brand and AT&T's distribution channels, cross marketing opportunities and bundled offers with AT&T's traditional products, and

     - take advantage of its existing wireless spectrum, digital network, customer base and the AT&T brand with new growth initiatives, including wireless data and fixed wireless opportunities.

     CONTINUE THE AGGRESSIVE BUILD OUT AND EXPANSION OF ITS TDMA NETWORK

     The AT&T Wireless Group believes it is competitively critical to expand its TDMA footprint, as well as to increase capacity in existing markets, in order to provide coverage throughout the nation, and offer consistent features regardless of location. The AT&T Wireless Group regularly monitors quality and identifies specific areas in existing markets where calls may be dropped or transmission quality is sub-optimal. As a result, the AT&T Wireless Group has taken a number of steps to increase its network coverage, including the purchase of 1900 megahertz PCS licenses, to accelerate digital build outs in 850 megahertz and 1900 megahertz markets, and to acquire or partner with other wireless providers. The AT&T Wireless Group, including its partnership and affiliate markets, currently has licenses covering 94% of the U.S. population, with approximately 81% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of December 31, 1999. In addition, in many of its markets, the AT&T Wireless Group possesses licenses for both 850 megahertz and 1900 megahertz spectrum. In each market in which the AT&T Wireless Group is not currently operating, the AT&T Wireless Group evaluates the benefits and costs of building out its license versus acquiring or partnering with other experienced wireless providers before it decides on the appropriate method of expanding into that market. The timing of these decisions depends upon a variety of factors, including the size of the prospective market, the location of the market relative to other AT&T markets, the economics of existing roaming agreements and anticipated industry developments.



     Digital build out. The AT&T Wireless Group has aggressively pursued the build out of its TDMA network. In the years ended December 31, 1997, 1998 and 1999, capital expenditures for build out of owned and operated 1900 megahertz licenses totaled $812 million, $384 million and $880 million, respectively. In addition, during those periods, capital expenditures to increase capacity, improve quality and upgrade to digital in 850 megahertz markets totaled $702 million, $645 million and $1,453 million, respectively. As of December 31, 1999, the AT&T Wireless Group had upgraded 98% of its 850 megahertz markets to digital based systems. As of December 31, 1999, TDMA systems covering 51% of the AT&T Wireless Group's 151 million 1900 megahertz licensed POPs, including affiliates, were in service in those markets.



     Acquisitions. The AT&T Wireless Group also will expand its TDMA network through acquisitions when it is economic to do so. For example, on May 3, 1999, the AT&T Wireless Group acquired Vanguard Cellular Systems, Inc., an independent operator of wireless telephone systems in the United States with approximately
6.9 million POPs and over 700,000 subscribers as of the date of acquisition. Vanguard served 26 markets in the Eastern United States, including the Mid-Atlantic and Ohio Valley Super Systems and the Florida, Carolinas and New England metro-clusters. The AT&T Wireless Group also recently completed its acquisition of Honolulu Cellular Telephone Company, a provider of cellular services covering Oahu, Hawaii with approximately 900,000 POPs and over 125,000 subscribers as of the date of its acquisition in August 1999. In addition, in February 2000, AT&T announced the signing of an agreement to purchase the assets of Wireless One Network, L.P., for cash of approximately $850 million. AT&T will attribute its interest in Wireless One to the AT&T Wireless Group as of the acquisition date. The transaction has been approved by the boards of directors of AT&T and Wireless One, however, the transaction is subject to the approval of certain federal regulatory agencies. The transaction is anticipated to close in June 2000.

     Establish partnerships and affiliates. The AT&T Wireless Group also will continue to establish local market partnerships and affiliates with other wireless operators in order to accelerate the build out of its TDMA systems. In addition to existing partnership arrangements for its 850 megahertz markets, the AT&T Wireless Group has entered into a number of joint ventures and affiliations to expand its 1900 megahertz digital coverage. Key partnerships and affiliates include the following:



                                                                             850 OR 1900      LICENSED
                                                                              MEGAHERTZ         POPS         OWNERSHIP
       ENTITY            PARTNER OR AFFILIATE        MARKETS COVERED*          MARKET      (IN MILLIONS)*   PERCENTAGE*
---------------------    ---------------------  ---------------------------  -----------   --------------   -----------
PARTNERSHIPS
AB Cellular              BellSouth Corporation  Los Angeles, California;         850            19.6           55.6%
                                                Houston and Galveston,
                                                Texas
American Cellular        Dobson Communications  Rural service areas in           850             4.9           50.0%
  Corporation            Corporation            Minnesota, New York,
                                                Wisconsin, Kentucky, Ohio,
                                                Michigan, Pennsylvania,
                                                Tennessee and West
                                                Virginia; metropolitan
                                                service areas of Duluth,
                                                Minnesota; Orange County
                                                and Poughkeepsie, New York;
                                                Eau Claire and Wausau,
                                                Wisconsin; and Alton,
                                                Illinois
CMT Partners             Vodafone AirTouch      Northern California,             850             7.3           50.0%
                                                including the Bay area
AFFILIATES
Cincinnati Bell          Cincinnati Bell        Cincinnati and Dayton, Ohio     1900             3.1           19.9%
  Wireless, LLC          Wireless, LLC
TeleCorp PCS, Inc.**     TeleCorp PCS, Inc.     Markets in Puerto Rico and      1900            16.7           15.7%
                                                the U.S. Virgin Islands,
                                                Louisiana, Arkansas,
                                                Tennessee, Massachusetts,
                                                New Hampshire, Missouri and
                                                Kentucky, including San
                                                Juan, New Orleans, Baton
                                                Rouge, Memphis, Little
                                                Rock, Manchester, Concord,
                                                Nashua, Worcester, Cape Cod
                                                and Martha's Vineyard
Tritel, Inc.**           Tritel, Inc.           Markets in Mississippi,         1900            14.0           21.6%
                                                Kentucky, Tennessee,
                                                Alabama and Georgia,
                                                including Jackson,
                                                Vicksburg, Nashville,
                                                Knoxville, Clarksville,
                                                Chattanooga, Dalton,
                                                Huntsville, Mobile,
                                                Montgomery, Birmingham,
                                                Louisville and Lexington

                                                                             850 OR 1900      LICENSED
                                                                              MEGAHERTZ         POPS         OWNERSHIP
       ENTITY            PARTNER OR AFFILIATE        MARKETS COVERED*          MARKET      (IN MILLIONS)*   PERCENTAGE*
---------------------    ---------------------  ---------------------------  -----------   --------------   -----------
Triton PCS, Inc.         Triton PCS, Inc.       Markets in North Carolina,      1900            13.0           16.8%
                                                South Carolina, Georgia,
                                                Virginia, Tennessee and
                                                Kentucky, including
                                                Fayetteville, Hickory,
                                                Wilmington, Myrtle Beach,
                                                Charleston, Columbia,
                                                Hilton Head, Florence,
                                                Augusta, Savannah, Athens,
                                                Norfolk, Richmond and
                                                Roanoke


------------------------

*  As of December 31, 1999.


** In February 2000, TeleCorp PCS, Inc. announced that it will acquire Tritel,
   Inc. in a transaction which is expected to close in the fourth quarter of 2000. Upon completion of the transaction, the AT&T Wireless Group will own approximately 23% of the combined entity. See "AT&T Wireless Group Management's Discussion and Analysis of Financial Condition and Results of Operation -- Subsequent Events" for more details about this transaction.


     CONTINUE TO LOWER ITS OPERATING COSTS AND IMPROVE CAPITAL EFFICIENCY BY EXPANDING ITS TDMA NETWORK AND INCREASING THE USE OF MORE EFFICIENT CHANNELS OF DISTRIBUTION

     The AT&T Wireless Group believes that its success also will depend in large part on its ability to continue to lower its operating costs in order to have the flexibility to offer various pricing plans and to be cost competitive. The AT&T Wireless Group already has taken a number of steps to lower its operating costs associated with providing network service, and is taking a number of initiatives to lower its marketing and sales costs.

     Lower unit network costs and capital requirements. As described above, the AT&T Wireless Group is aggressively expanding its footprint across the United States. The AT&T Wireless Group pays other wireless providers negotiated roaming rates when AT&T Wireless Group customers make or receive wireless calls when located in other approved wireless providers' coverage areas. Because roaming costs to the wireless provider can be significant or exceed the amount charged to the subscriber, it is extremely advantageous to be able to provide services on the AT&T Wireless Group's network. As it builds out its network to achieve these roaming savings, the AT&T Wireless Group purchases equipment from multiple vendors and aggressively negotiates with each vendor for volume discounts, in order to reduce the cost per voice path built.

     In the interim, the AT&T Wireless Group has been able to reduce roaming charges significantly. The AT&T Wireless Group has been able to negotiate favorable roaming rates with most wireless providers across the United States based upon volume and growth. In addition, the AT&T Wireless Group's proprietary Intelligent Roaming Data Base (IRDB) automatically ensures that wireless subscribers have access to preferred service providers whenever they travel outside their wireless home-coverage area. IRDB maintains a list of wireless carriers and their frequency bands, ranked by priority. This is designed to provide service in more areas and provides the AT&T Wireless Group with more favorable roaming rates. The updated IRDB is downloaded over the air into each digital multi-network phone monthly. During the IRDB process, the wireless phone scans all bands to determine which service providers are available. The phone registers, or "locks on," immediately if it finds sufficiently strong AT&T Wireless Group service, the top priority. If the AT&T Wireless Group does not offer service in the area, the IRDB instructs the phone to search for an affiliate or a partner service provider. When an affiliate or a partner is not available, the phone scans for a "favored" service provider, one that is preferred over a carrier not categorized in the IRDB.

     Lower marketing and sales expense. The AT&T Wireless Group has begun a number of initiatives designed to lower its customer acquisition cost, as well as its customer care expenses. For example, the AT&T Wireless Group has been actively seeking lower cost distribution channels for its products and services. The AT&T Wireless Group is increasing the number of its company-owned stores, which are one of the lowest cost channels for distributing and signing up customers. As of December 31, 1999, there were approximately 390 company-owned stores throughout the United States. In addition, in June 1999, the AT&T Wireless Group began using the Internet as a vehicle for customer acquisition, as well as for customer care. In addition to allowing customers to sign up for wireless services over the Internet, resulting in a lower cost to add a new subscriber to the AT&T Wireless Group than other channels, subscribers can access their account and obtain answers to routine inquiries that would otherwise require a customer care representative. Since its introduction, the number of visits to the AT&T Wireless Group's Internet site has grown to approximately 1.7 million per month as of December 31, 1999.


    TARGET DISTINCT CONSUMER AND BUSINESS CUSTOMER SEGMENTS WITH WIRELESS OFFERS THAT MATCH THEIR NEEDS FOR VOICE AND DATA SERVICES IN ORDER TO INCREASE ITS SUBSCRIBER BASE AND REVENUES

     The AT&T Wireless Group believes that one key to success in the wireless industry is the ability to target customer segments and provide offers that match the needs of those segments. Certain segments respond to pricing plans tailored to their usage patterns while other segments are more attuned to customized service features. The AT&T Wireless Group has been a leader in differentiating its services through its use of targeted offerings and its introduction of new features and services.


     AT&T Digital One Rate service. In May 1998, the AT&T Wireless Group introduced its AT&T Digital One Rate service, which targets high value customers (i.e., customers that spend over $60 per month on wireless services) who travel frequently and make frequent long distance calls. The introduction of AT&T Digital One Rate service redefined the industry by charging a single rate with no roaming or long distance fees for a specified number of minutes for calls within the United States. Since the inception of AT&T Digital One Rate service in May 1998, and through December 31, 1999, more than 1.8 million customers have subscribed to the service. The AT&T Wireless Group believes that there are other opportunities to segment the market with simplified pricing plans. For example, the AT&T Wireless Group recently introduced service plans that target customers who make frequent long distance calls but travel infrequently.


     AT&T group plans. AT&T has developed offers for groups that are in frequent contact with a predetermined number of other wireless subscribers. For consumers, the AT&T Wireless Group developed the AT&T Family Plan, which allows a family to establish an account with up to five family members within the same calling area. Each family member has his or her own wireless number that allows for unlimited calls between wireless numbers on the account, and to and from the family's home number within the defined family calling area. All charges then are provided on a single bill. For businesses, the AT&T Wireless Group offers Group Calling, the wireless industry's first business offer with unlimited calling among a wireless group of five to 50 subscribers and to as many as five wireline numbers within a designated group calling area. Group Calling is designed for local, mobile businesses, such as sales and service, delivery and distribution, dispatch and contractors, that operate within a specific geographic area.

     Wireless Office Service. Wireless Office Service integrates wireless phones into a company's office, campus or plant telephone network. Calls to and from the wireless phone can be routed through a company's network as if the calls were being made from or received on a desk phone. Users can receive calls dialed to their desk phone on their wireless phone when the user is within the expanded AT&T Wireless Group's network. Wireless Office Service provides one number call delivery, four-digit dialing, enhanced radio frequency coverage and low flat-rate billing for airtime usage within a customer's office, campus or plant.

     National digital prepaid wireless. AT&T national digital prepaid wireless service is a pay-in-advance wireless product that provides wireless communications to customers with no contract, no credit check, no deposit and no bill. AT&T prepaid wireless service is designed to meet the needs of customers that want to manage their expenses, prefer to pay in cash, lack credit or have difficulty obtaining credit.


     Enhanced features. The AT&T Wireless Group has been an industry leader in the migration of subscribers from analog to digital service. At the present time, over 85% of AT&T Wireless Group's traffic is digital, which the AT&T Wireless Group believes is substantially greater than the industry average, excluding the AT&T Wireless Group. The ability to migrate customers to digital service has permitted the AT&T Wireless Group to further differentiate its wireless offerings through enhanced features. The AT&T Wireless Group offers custom calling services, such as voice mail, call forwarding, call waiting, caller ID, three-way calling, no-answer and busy transfer. It also offers a variety of other enhanced features, including display messaging, which allows a cellular phone to receive and store short alphanumeric messages and pages and to provide subscribers with notification of voice mail messages, extended battery life and enhanced directory assistance, which enables callers to be connected to the party whose number is sought without hanging up and redialing.


     LEVERAGE THE BENEFITS OF THE AT&T WIRELESS GROUP'S RELATIONSHIP WITH AND USE OF THE RESOURCES OF AT&T

     The AT&T Wireless Group believes that its relationship with AT&T provides it with significant competitive advantages, including:

     - use of the powerful AT&T brand name on the same basis as any other AT&T business,

     - an ability to leverage AT&T's sales force through cross marketing arrangements and through bundled offers of wireless with long distance and local telephony, broadband and Internet services,

     - use of AT&T's intellectual property and technology,

     - benefits from AT&T's favorable purchasing contracts with major network and equipment suppliers, and

     - an enhanced ability to access capital.

     AT&T brand. The AT&T brand is one of the best known and respected brand names in the United States. The AT&T Wireless Group believes that the AT&T brand positively impacts consumer awareness of, and confidence in, the AT&T Wireless Group's products and services. In addition, as competition in the wireless communications industry intensifies, the AT&T Wireless Group believes that the power of a strong national brand plays an increasingly important role in consumers' purchasing decisions.

     Marketing. The AT&T Wireless Group expects that its relationship with the AT&T Common Stock Group will provide substantial marketing advantages. Through its relationship with AT&T, the AT&T Wireless Group will have access to AT&T's over 75 million business and consumer customers. The AT&T Wireless Group will be able to enter into cross marketing relationships with the AT&T sales force whereby AT&T's customers can be solicited for wireless services. In addition, both the AT&T Common Stock Group and the AT&T Wireless Group will have the opportunity to offer attractive and unique bundled offers of wireless with long distance, local telephony, broadband and Internet services designed for targeted markets.

     Technology. The AT&T Wireless Group will have the advantage of being able to use not only its intellectual property and technology, but also AT&T's proprietary intellectual property and technology as well as all intellectual property that AT&T has the right to use through licensing or other arrangements. In addition, the AT&T Wireless Group will be able to engage AT&T Labs to pursue future wireless technologies and will have access to future technological innovations from AT&T. The ability to coordinate with the AT&T Common Stock Group on new technological developments will allow the AT&T Wireless Group to ensure that new features, such as a common mailbox or email applications, offered by either group are compatible over both networks. This may permit the AT&T Wireless Group to introduce new features more quickly and more cost efficiently than its competitors.

     Purchasing power. AT&T is one of the largest communications carriers in the world, and, as such, has substantial leverage in the industry with major equipment suppliers. AT&T's ability to purchase large amounts of goods has enabled it to obtain favorable pricing and other terms with those suppliers. As an AT&T entity, the AT&T Wireless Group will be able to continue to rely on AT&T's purchasing power in making its own purchasing arrangements.

     Enhanced ability to access capital. The AT&T Wireless Group's access to capital will benefit from its relationship with AT&T. AT&T's presence in the capital markets will improve the market's awareness of the AT&T Wireless Group. We currently intend to borrow funds and provide the AT&T Wireless Group with the proceeds at interest rates that are comparable to the rates the AT&T Wireless Group would have received in the open market as a non-affiliate of AT&T and without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group.

     TAKE ADVANTAGE OF WIRELESS SPECTRUM, DIGITAL NETWORKS, CUSTOMER BASE AND BRAND WITH NEW GROWTH INITIATIVES, INCLUDING WIRELESS DATA AND FIXED WIRELESS OPPORTUNITIES

     The AT&T Wireless Group has been an industry leader in developing new growth initiatives that take advantage of its existing wireless spectrum, digital networks, customer base and brand. Working with AT&T Labs and outside vendors, the AT&T Wireless Group has targeted two growth areas for near-term expansion: wireless data and fixed wireless.

     Wireless Data

     The AT&T Wireless Group has been an industry leader in wireless data services since it introduced the first CDPD network in March 1995. The AT&T Wireless Group's CDPD network currently covers 89 million POPs. The AT&T Wireless Group's CDPD customers can also roam on the CDPD networks of other wireless providers. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Relative to data services carried over circuit-switched analog or digital wireless networks, the AT&T Wireless Group's packet-switched CDPD service is a significantly more cost effective means of sending data for the majority of applications because it allows a channel to be shared by many users. The AT&T Wireless Group believes that its early introduction of packetized wireless data services will give it a first mover advantage as this market grows with the introduction of its third generation of networks, because applications are easily migrated from CDPD to EDGE.

     The development of compelling data applications will be critical to the growth in usage of wireless data network services. The AT&T Wireless Group is developing such applications as well as supporting applications developed by third parties. To date, applications using the CDPD network have been predominately targeted to corporations and public agencies. The AT&T Wireless Group expends considerable effort to sign up corporate customers to carry its applications because these customers exhibit lower churn and often provide relatively high revenue per subscriber. Examples of these applications include those for public safety, dispatch, wireless credit card validation and automated vehicle location.

     New devices are now driving the development of applications targeted more broadly to consumers. These include applications involving hand held devices, like the Palm V and WindowsCE units, as well as those involving phones and laptop computers. Applications that are currently available allow users to access their personal information, including contact lists and calendars, as well as email, Internet content and two-way messaging services. The AT&T Wireless Group expects new applications may include e-commerce and shopping services and services that are enhanced by information about the user's location. By providing or facilitating these applications, the AT&T Wireless Group believes it can generate new revenue streams and develop personalized relationships with its customers.

     The AT&T Wireless Group expects that the development and introduction of third generation networks will drive wireless data usage growth by offering greater bandwidth and network coverage at lower costs. For its third generation strategy, the AT&T Wireless Group has decided to migrate its TDMA network to EDGE. This entails installing a modest amount of new equipment in existing base stations as the EDGE capability is rolled out. The AT&T Wireless Group expects to first make EDGE service available in 2002.

     Fixed Wireless

     The AT&T Wireless Group believes there is a significant business opportunity to use wireless technology to provide residential and small business customers with high speed, "always on" broadband access coupled with wireline quality voice access. Fixed wireless service provides customers with a high-speed packet data channel that can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service is expected to be capable of speeds of up to one megabit per second by mid 2000. In addition, the offering provides up to four lines of wireline quality voice telephony, including custom calling features currently available over wireline networks (e.g., call waiting, caller ID, three-way calling). The AT&T Wireless Group believes that it enjoys a time-to-market advantage with this fixed wireless solution. The technology is already serving customers in Dallas, Texas.

     One of the data devices supported by the data channel is the Enhanced Personal Base Station (EPBS). The EPBS integrates wireless and fixed communication capabilities for a customer. When a customer's AT&T wireless phone is within range of the EPBS (i.e., inside the home or business), the wireless phone operates as if it were a cordless phone operating on a wireline network. That is, calls to the wireless phone number are directed through the home's or business' fixed wireless connection, without incurring wireless airtime charges. In addition, calls to the customer's wireless number can be answered on any of the wired telephones connected to the fixed wireless system. Similarly, outgoing calls from the wireless phone are directed through the fixed wireless connection without incurring wireless airtime charges.


     In addition to currently serving more than 200 customers in the Dallas, Texas market, the AT&T Wireless Group will make fixed wireless service available in the Ft. Worth, Texas market in the first quarter of 2000. The AT&T Wireless Group expects to target at least two additional major markets and two smaller markets for deployment in the third quarter of 2000 and, depending upon market acceptance, may spend as much as $350 million of capital in 2000 ramping the service toward full scale deployment for 2001. The AT&T Wireless Group will focus its deployment of fixed wireless in markets not covered by AT&T's or its affiliates' broadband properties.


BUSINESS OF THE AT&T WIRELESS GROUP

     The AT&T Wireless Group offers wireless mobile and fixed voice and data communications service to consumers and businesses in the United States, provides air-to-ground wireless services and has interests in wireless providers in the United States and internationally. The AT&T Wireless Group's wireless voice services are capable of operating in virtually all of the United States over its own network or its partners' networks or through roaming agreements.

     SERVICES AND PRODUCTS

     Basic Services

     The AT&T Wireless Group offers a variety of services for both voice and data communications. Service can include wireless voice transmission as well as custom calling services for digital services, such as voicemail, call forwarding, call waiting, caller ID, three-way calling, no-answer and busy transfer. The AT&T Wireless Group also offers a variety of other enhanced features, including display messaging, which allows a cellular phone to receive and store short alphanumeric messages and pages and to provide subscribers with notification of voicemail messages, even if the handset is in use or switched off, extended battery life and enhanced directory assistance, which enables callers to be connected to the party whose number was sought without hanging up and redialing.

     Specialized Wireless Offers and Services

     The AT&T Wireless Group has developed a number of specialized wireless offers and services to target distinct customer segments:

     - AT&T Digital One Rate
     - AT&T group plans
     - Wireless Office Service
     - National Digital Prepaid Wireless
     - AT&T CellCard(R)

     The AT&T CellCard(R) program allows AT&T Wireless customers to make and receive wireless calls for a basic rate plus long distance charges in over 100 countries throughout Europe, Australia, Asia and the Middle East, all while using their existing wireless phone number. AT&T CellCard(R) enables customers to enjoy the convenience and productivity of wireless service at rates less than those charged by many international hotels. A customer using a wireless phone with AT&T CellCard(R) and a laptop computer with a European GSM modem card is able to send and receive email and faxes, check a calendar, browse the Internet and carry out other online transactions. For simplicity, international and domestic wireless charges are both included on the customer's regular monthly AT&T wireless bill. We describe each of the other specialized wireless offers and services under "-- Strategy."

     Data Services

     CDPD network service. As a packet-switched network, the AT&T Wireless Group's CDPD network takes advantage of the fact that with many data applications, data is sent in bursts with intermittent quiet periods, which allows many users to share the network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, the AT&T Wireless Group's packet-switched CDPD service is a significantly more cost-effective means of sending data for the majority of applications because it allows a channel to be shared by many users. For example, for many applications, the AT&T Wireless Group's packet-switched CDPD network allows it to offer its customers unlimited, always-on usage, most often for a flat monthly fee. This makes its CDPD network service attractive for a variety of new applications.

     To date, corporations and public agencies have been the biggest users of the AT&T Wireless Group's CDPD service, which they typically use to carry industry-specific applications. Examples of such applications include:

     - Public Safety Applications -- Across the country, many states and municipalities have committed to CDPD as the primary means of data communication to public safety vehicles. These vehicles, equipped with wireless-based laptops, have real time access to bulletins, crime databases, department of motor vehicles databases, as well as the ability to file reports online. The result is significant improvement in both productivity and safety.

     - Dispatch Applications -- Courier companies, delivery companies, and companies with large field installation and repair groups are using this technology to support their employees. Workers can be dispatched with detailed work orders, can access customer databases from the field and can close out work orders online. This has enabled many smaller companies to substantially improve both their service and their efficiency.

     - Wireless Credit Card Validation -- New terminal equipment, accessing the AT&T Wireless Group's CDPD service, allows merchants to verify credit/debit cards quickly and easily. With CDPD, the validation terminals can remain online wirelessly, substantially reducing the time required to process a validation and eliminating the need for a separate phone line for the verification terminal. Not only does this save money for existing merchants, it opens up a variety of new applications in remote service industries, such as fast food and delivery, where speed, lower costs and mobility are all advantages.

     - Automated Vehicle Location -- A variety of new applications have opened up around a small device that contains a CDPD modem and a global positioning system, or GPS, device. With these devices in vehicles, users can track their fleets on the Internet, allowing rapid, cost-effective access to the information required to improve routing and dispatch as well as to increase safety and efficiency.

     New devices are driving the development of broader applications targeted to consumers. Users may access these applications with hand held devices, like the Palm V and WindowsCE, as well as phones and laptop computers.

     Applications on hand held devices. For hand held devices, the AT&T Wireless Group now has access to new CDPD modems that work with both Palm (Palm III and Palm V) and WindowsCE devices. Users can access Internet-based information from devices equipped with these modems. A leading example of this is the OmniSky service available for the Palm V. With a Palm V equipped with a modem that connects to the AT&T Wireless Group's CDPD network, an OmniSky subscriber can access email, over 100 information services (including directory services, financial services, news/sports/weather services, etc.) and the Internet. This application is available for one flat rate monthly fee.

     Applications on phones. The AT&T Wireless Group has been instrumental in the formation of a worldwide standard called the Wireless Application Protocol. This standard allows a micro "browser" in a wireless phone to link into a gateway service in the AT&T Wireless Group's network in such a way that web developers can easily develop new services available to wireless phone users.

     The AT&T Wireless Group has announced the availability of two new phones that combine its tri-mode voice capability with a CDPD modem and a micro browser in a single package. These phones will be available in the first part of 2000 and are expected to help increase demand for wireless data applications. The AT&T Wireless Group first developed its own wireless data applications for phones two years ago with the introduction of AT&T PocketNet service. The AT&T Wireless Group expects that the introduction of these new phones will accelerate the adoption of AT&T PocketNet service as well as drive the introduction of new applications. The AT&T PocketNet service is expected to be available both for corporate and consumer users in 2000.


     AT&T PocketNet service for businesses. In the first quarter of 2000, the AT&T Wireless Group introduced AT&T PocketNet service for businesses. This service allows corporations to build applications that provide access to corporate intranet information to employees who are out of their offices. Two key applications are already available. The first is Mobile Services for Domino, which is available from International Business Machines Corporation/Lotus Development Corporation. This application provides for real time access to Lotus Notes email, calendar and contacts from AT&T Wireless Group phones via AT&T PocketNet service. The second provides similar capabilities using Microsoft Exchange email and Outlook calendar/contacts information. The AT&T Wireless Group is offering this service in cooperation with Wireless Knowledge LLC. These applications open up the ability for Lotus Notes and Microsoft Exchange users to have rapid and easy control of their email and other corporate information when away from their offices. All of these are expected to be available at flat monthly rates, and can be bundled with AT&T Digital One Rate service and all of the AT&T Wireless Group's other wireless voice rate plans.

     AT&T PocketNet service for the consumer. In the first half of 2000, the AT&T Wireless Group expects to introduce a version of AT&T PocketNet service for the consumer. As with AT&T PocketNet service for businesses, all of these services are expected to be provided at flat monthly rates for unlimited usage. The AT&T Wireless Group expects a wide variety of consumer-oriented services will become available and intends to work with owners of branded content and web portal services to provide customized access to a variety of content on the web. This content would include news, sports, financial information, directories, directions, travel reservations and status information, weather and concierge services. The AT&T Wireless Group has already announced relationships with Infospace.com, Inc. and At Home Corporation that will facilitate the development of these services. In addition, applications that allow consumer users to access their personal information, including contact lists and calendars, are expected to be made available.

     In the future, the AT&T Wireless Group expects a number of additional applications will be developed, including e-commerce and shopping services and services that are enhanced by information about the user's location. By providing or facilitating such applications, the AT&T Wireless Group believes it can generate new revenue streams, as well as develop personalized relationships with its customers.

     Products

     The AT&T Wireless Group offers a variety of products as complements to its wireless service, including handsets and accessories, such as chargers, headsets, belt clips, faceplates and batteries.

     As part of its basic service offering, the AT&T Wireless Group provides easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and menus rather than numeric codes to operate handset functions. Some handsets allow mobile access to the Internet. In addition, the AT&T Wireless Group offers tri-mode handsets, which are handsets compatible with PCS, digital cellular and analog cellular frequencies and service modes. Tri-mode handsets permit customers to roam across a variety of wireless networks and incorporates AT&T's IRDB system. The AT&T Wireless Group offers its customers use of Nokia, Ericsson, Mitsubishi and Motorola handsets.

     Tri-mode handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of sleep-mode while turned on but not in use, thus improving efficiency for incoming calls, as users will be able to leave these phones on for significantly longer periods than they can with wireless phones using an earlier technology. The use of tri-mode handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

     MARKETING

     The AT&T Wireless Group develops customer awareness through its marketing and promotion efforts and has been a leader in differentiating its products through its use of targeted pricing plans and the introduction of new products and services. The AT&T Wireless Group also uses the AT&T brand name, provides superior customer care and is able to bundle its service with the communications services offered by the AT&T Common Stock Group.

     Target customer base. The AT&T Wireless Group targets groups of customers who share common characteristics or have common needs. Common characteristics may be usage (frequent travelers), social group (families), age (youth market) or any other distinctive measure. The AT&T Wireless Group then attempts to create a compelling offer that meets the particular needs of that targeted group and that the AT&T Wireless Group can provide at a competitive advantage.

     The AT&T brand name. The AT&T Wireless Group prominently features the AT&T brand name and logo on its products and services. The AT&T Wireless Group benefits from AT&T's national advertising to build its brand awareness. The AT&T Wireless Group believes that the use of the AT&T brand name, one of the most well known in the United States, will continue to be a distinct marketing advantage.


     Customer care and support. The AT&T Wireless Group places a high priority on providing its customers with the best customer care and support. J.D. Power and Associates' 1999 U.S. Wireless Customer Satisfaction Survey rated AT&T Wireless Group No. 1 in customer satisfaction in nine out of 13 markets studied. The AT&T Wireless Group employs approximately 7,700 customer care representatives located in 12 call centers and contracts for outsourced customer care service with 3,000 additional representatives in six locations. In addition, subscribers can access their account and obtain answers to routine inquiries through its Internet site, ecare.attws.com. Customers can reach the AT&T Wireless Group's customer care representatives or access its Internet site on a 24 hour/ seven day a week basis for answers regarding their service, activation, changing service plans and other service options. Customer care representatives are accessible from any point within the network on an AT&T Wireless Group handset at no charge or through any other telephone by calling a toll-free number. In addition, large enterprise customers may utilize a customized extranet for ease of customer service.


     As part of its customer care program, the AT&T Wireless Group seeks to identify higher value customers who are at risk of changing service providers. In these cases, the AT&T Wireless Group makes contact with the customers to address their concerns, adjust their service plans or take other actions in an effort to minimize the likelihood of such a change.

     Cross marketing and bundling of services with the AT&T Common Stock
Group. The AT&T Wireless Group plans to cross market with the AT&T Common Stock Group's divisions and capitalize on the size and breadth of the AT&T Common Stock Group's customer base in long distance and broadband service. The AT&T Wireless Group also has the opportunity to take advantage of an array of communications services offered by the AT&T Common Stock Group by bundling its wireless service with other AT&T Common Stock Group products, such as long distance. AT&T Wireless Group also will receive additional benefits from its relationship with the AT&T Common Stock Group, including lower costs of adding new subscribers through the AT&T Common Stock Group sales channels. In addition, both groups are likely to benefit from the expected decrease in movement by customers from AT&T service to a competitor's service as customers buy bundled products.

     SALES AND DISTRIBUTION

     The AT&T Wireless Group markets its wireless services in its managed markets under the AT&T brand name. It markets wireless services to business and residential customers through a direct sales force of 2,100, through sales points of presence in approximately 390 AT&T company-owned stores located in 36 states, and kiosks and other customer points of presence, including the Internet and inbound call centers, and through local and national non-affiliated retailers throughout the United States. The AT&T Common Stock Group sales force also sells wireless services to business and residential customers as part of bundled offerings with services of the AT&T Common Stock Group. The AT&T Wireless Group and the AT&T Common Stock Group marketing organizations will collaborate to bundle products of each into offers unique to AT&T customers.

     The AT&T Wireless Group also relies upon dealers to market its services in some locations. Dealers are independent contractors that solicit customers for AT&T Wireless service, and, typically, include specialized wireless stores, specialized electronics stores and department stores. The AT&T Wireless Group generally pays its dealers a commission for each customer that uses its service for a specified period, and may make residual or account management payments to the dealer based on the customer's ongoing service charges.

     The AT&T Wireless Group has begun a number of initiatives designed to lower its costs of adding subscribers as well as its customer care expenses. For example, in June 1999 the AT&T Wireless Group began using the Internet as a vehicle for signing customers onto its service as well as for customer care.

     RATES AND BILLING

     The AT&T Wireless Group charges may include fees for service activation, monthly access, per-minute airtime and customer-calling features, which may include a fixed number of minutes or packets of data per month at a set price and generally offers a variety of pricing options, most of which combine a fixed monthly access fee for a fixed number of minutes or packets of data and additional charges for usage in excess of those allotted. Customers may also incur long distance and roaming fees.

     OTHER ASSETS

     The AT&T Wireless Group also possesses certain other assets not described above. The most significant of these assets include a number of equity interests in international wireless operations and an air-to-ground wireless operation.

     International


     The AT&T Wireless Group owns half of the 33.3% equity stake in Rogers Cantel it holds jointly with British Telecommunications. AT&T and British Telecommunications acquired this interest in August 1999 for an aggregate of approximately Cdn$1.4 billion (US$934 million) in cash. This ownership position is held through a subsidiary entity that is 50% owned by AT&T and 50% owned by British Telecommunications. AT&T and British Telecommunications share four of the 16 Rogers Cantel board seats and have been granted other governance rights customary in a transaction of this nature.



     The AT&T Wireless Group's long standing relationship with Rogers Cantel allows two of North America's largest TDMA providers to offer virtually seamless cross-border capabilities. Wireless customers throughout Canada can enjoy wireless services under the Cantel AT&T name. This arrangement adds 30 million POPs to the AT&T Wireless Group's North American coverage.



     In the first quarter of 2000, the AT&T Wireless Group was allocated one half of AT&T's interest in Japan Telecom, which provides local, long distance, Internet and mobile wireless communications to businesses and consumers in Japan. AT&T's interest in Japan Telecom is held through a 50% owned joint venture with British Telecommunications. The joint venture owns 30% of Japan Telecom.

     The AT&T Wireless Group is the operating partner in wireless ventures in Canada, Colombia, India and Taiwan. The following table provides information regarding these ventures:



                                                                                        POPs
                                                                                       COVERED       OWNERSHIP
COUNTRY             ENTITY                            DESCRIPTION                  (IN MILLIONS)*    PERCENTAGE
--------  ---------------------------  ------------------------------------------  ---------------   ----------
Canada    Rogers Cantel                TDMA network                                   30                 17%
          Mobile Communications, Inc.
Colombia  Celumovil                    TDMA network                                   21                 14%
India     Birla Communications Ltd.    GSM networks in Goa, Gujarat and
                                              Maharashtra, India                      58                 49%
Taiwan    Far EasTone                  Nationwide GSM 900 and 1800 networks           20                 14%
          Communications Ltd.


-------------------------

* As of December 31, 1999.


     In addition, subject to existing agreements or commitments, to the extent that AT&T acquires any international wireless investments in connection with its merger with MediaOne, AT&T intends to allocate those investments to the AT&T Wireless Group in exchange for fair and reasonable consideration.

     Air-to-ground

     The Aviation Communications Division (ACD) of the AT&T Wireless Group provides air-to-ground communications services. A minority ownership interest in ACD is held by Rogers Cantel.


     ACD owns and operates a network of ground-based and airborne telecommunications equipment and related assets that deliver digital telephone service to commercial and private aircraft in North America. In the United States and Canada, ACD currently contracts with Alaska Airlines, American Airlines, Canadian Airlines, Delta Air Lines, Midwest Express, Northwest Airlines, and Southwest Airlines. Currently, ACD's North American installed customer base represents 1,502 commercial aircraft. Outside the United States, ACD is one of the leading airborne telecommunications equipment and product support suppliers to airlines and other service providers. In Europe and Asia, ACD's current installed customer base represents 371 commercial aircraft. Through its general aviation segment, ACD provides digital telephone service to operators of private aircraft. ACD currently has its system installed on 379 general aviation aircraft.



     ACD's North American Terrestrial System network of 152 ground stations in the United States, Canada and Mexico provides coverage on all major routes flown by U.S. and Canadian commercial airlines customers equipped with ACD telephony equipment. ACD's primary role in its European airline relationships has been to install, integrate and support in-cabin telephone equipment on the customer aircraft.


     The AT&T Wireless Group and Rogers Cantel currently are exploring strategic options with respect to ACD. This exploration may lead to a sale of ACD in the near future.

     WIRELESS NETWORK

     The AT&T Wireless Group's ownership position in U.S. markets was obtained through FCC auctions and the FCC lottery and settlement process as well as through acquisitions of, and purchases and exchanges of, licenses with other cellular providers.

     Mobile voice network


     Coverage. As of December 31, 1999, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 65% of the U.S. population, including operations in 42 of the 50 largest U.S. metropolitan areas. The AT&T Wireless Group provides virtually seamless services over its wireless network, which operates using both 850 megahertz and 1900 megahertz licenses. Where agreements are in place, the AT&T Wireless Group is able to offer service to customers of other wireless providers when they travel through its service area, and AT&T Wireless Group subscribers can roam through other wireless providers' service areas.

     Analog and digital technologies. The AT&T Wireless Group offers both analog and digital service in its 850 megahertz markets and digital service in its 1900 megahertz markets. The AT&T Wireless Group believes that digital technology offers many advantages over analog technology, including substantially increased network capacity, greater call privacy, enhanced services and features, lower operating costs, reduced susceptibility to fraud and the opportunity to provide improved data transmissions. Moving customers to digital service has been a key component of the AT&T Wireless Group's overall wireless strategy. Digital service enables the AT&T Wireless Group to provide added benefits and services to its customers, including extended battery life, caller ID, text messaging and voicemail with message waiting indicator.


     The AT&T Wireless Group has pursued a strategy to convert its analog networks and subscriber base to digital. The primary goals of this program are capacity expansion, cost reduction, and product improvement. As of December 31, 1999, over 79% of the AT&T Wireless Group's consolidated subscribers use digital service, accounting for over 85% of its traffic.


     As the AT&T Wireless Group grows its customer base and revenues, it will need to increase its capacity in order to support higher network traffic. Digital voice paths require less radio frequency spectrum capacity than do analog voice paths. Further capacity improvements are possible using other digital techniques and the AT&T Wireless Group believes that it is currently yielding from its TDMA systems as much as four times the capacity of an analog system using equivalent spectrum. Further capacity improvements are possible using other digital techniques that would yield as much as or more than six times analog capacity. The AT&T Wireless Group and its suppliers currently are developing and intend to deploy such additional capacity-enhancing technology within its existing spectrum.

     The spectrum efficiency of digital will allow the AT&T Wireless Group to launch entirely new networks within its existing spectrum. The AT&T Wireless Group intends to launch a nationwide GPRS/EDGE wireless Internet Protocol network largely using its existing spectrum resources. The AT&T Wireless Group believes that its competitors that have not converted to digital will not have the same flexibility in deploying high-speed data services.

     The AT&T Wireless Group believes that its continued success depends on having a competitive cost structure. In addition to enhancing capacity, digital technology allows the AT&T Wireless Group to produce network minutes with less capital and operating expense than analog technology. Not only is the cost of digital network equipment lower per voice path than analog network equipment, but also fixed costs, such as towers, shelters and other common equipment, are reduced by spreading them over a larger number of minutes. Digital has also allowed the AT&T Wireless Group to improve its roaming costs substantially using over-the-air programming, which enables phones to select the most cost-effective roaming partners. The AT&T Wireless Group believes that its aggressive implementation of digital technology gives it a cost advantage over its competitors that are more dependent on analog.

     Moving customers to digital service is a key component of the AT&T Wireless Group's overall wireless strategy. Digital technology provides a host of feature improvements to the AT&T Wireless Group's customers. To date, the AT&T Wireless Group has delivered on its digital networks such features as extended battery life, caller ID, voicemail with message waiting indicator, short alphanumeric message service, and Wireless Office Service.

     TDMA network. The AT&T Wireless Group has chosen TDMA technology for its digital network. TDMA permits the use of advanced tri-mode handsets that allow for roaming across analog and digital systems and across 850 megahertz and 1900 megahertz spectrums. TDMA digital technology allows for enhanced services and features, such as short alphanumeric message service, extended battery life, added call security and improved voice quality. TDMA's hierarchical cell structure enables the AT&T Wireless Group to enhance network coverage with lower incremental investment through the deployment of micro and pico, as opposed to macro, cell sites. This enables the AT&T Wireless Group to offer customized billing options and to track billing information per individual cell site, which is practical for advanced wireless applications such as fixed wireless and wireless office applications. TDMA served an estimated 35 million subscribers worldwide and 18 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA service providers and manufacturers. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel Networks Corporation. A number of other wireless service providers have chosen CDMA or GSM as their digital wireless technology.

     CDPD network

     The AT&T Wireless Group's CDPD network currently covers 89 million POPs, which represents over 60% of its built network, and its CDPD customers can roam on the CDPD networks of other wireless providers, which, together, cover an additional 72 million POPs. CDPD is an industry standard using Internet Protocol, which allows most applications written for the Internet as well as many corporate applications to run efficiently over the network without modification. Using CDPD, data files and transactions are divided into small packets and sent on a dedicated wireless channel. In many data applications, data is sent in bursts with intermittent quiet periods. Packet transmission technologies take advantage of this fact and allow user data to be efficiently carried on the same network channel. As a result, relative to data services carried over circuit-switched analog or digital wireless networks, the AT&T Wireless Group's packet-switched CDPD service is a significantly more cost-effective means of sending data for the majority of applications because it allows many users to share the same channel.

     Third generation development strategy


     Third generation technologies will allow high-speed wireless packet data services and ultimately voice services using Internet Protocol. In order to be successful, any third generation strategy must allow the wireless provider to achieve a pervasive footprint quickly and cost effectively. In addition, third generation networks that achieve global economies of scale and allow for global roaming will have a significant advantage. The AT&T Wireless Group has chosen EDGE as its third generation wireless architecture which it believes accomplishes all of these goals. EDGE development is already underway and the AT&T Wireless Group expects to be able to offer initial services sometime in 2002, with substantial deployment continuing into 2003.



     EDGE represents a convergence of the AT&T Wireless Group's existing TDMA technology with GSM technology. AT&T has signed partnership memoranda of understanding with Telecom Italia Mobile SpA, British Telecom and NTT Mobile Communications Network, Inc. to work together on third generation standards convergence. The AT&T Wireless Group expects that this convergence of GSM and TDMA will yield global economies of scale in developing network equipment and handsets, as well as seamless global roaming capabilities. EDGE can be deployed in existing spectrum and coexist with the AT&T Wireless Group's current TDMA voice services.



     Like CDPD, EDGE is also Internet Protocol based. As a result, the AT&T Wireless Group expects that its near term strategy of using its CDPD network to drive innovative solutions will provide seamless migration for its data customers. The AT&T Wireless Group expects that all the applications developed and deployed today will migrate to EDGE network services as customers upgrade their equipment to EDGE. With EDGE, these applications are expected to operate at higher speeds and in more places. In addition, the backbone network in place for CDPD today will be substantially reused in the future EDGE network, furthering the economic advantages of this approach.

     FIXED WIRELESS

     Fixed wireless service provides customers with a high speed packet data channel which can be used by up to five data devices simultaneously (for example, five personal computers simultaneously accessing the Internet) at download speeds of up to 512 kilobits per second. The service is expected to be capable of speeds of up to one megabit per second by mid 2000. In the future, the fixed wireless technology may evolve to provide higher than one megabit of bandwidth per second and additional voice lines. In addition, the offering would provide up to four lines of wireline quality voice telephony, including custom calling features (e.g., call waiting, caller ID, three-way calling) available today over wireline networks.

     Both the data and voice channels are delivered over the existing telephone wiring within the residence or small business premises, allowing customers to utilize their existing telephones. No separate modem is required in order to connect a customer's personal computer to the data channel. Once connected to the existing telephone wiring within the premises, the fixed wireless equipment creates a local area network (LAN) within the premises, effectively creating an intranet in the home or business. Data and telephone equipment is connected to the LAN using the standard jacks that already exist on the premises. All data and voice transmissions are encrypted for customer privacy and fraud protection.


     One of the data devices that can connect to the LAN is the Enhanced Personal Base Station. A customer will be able to register up to 10 AT&T wireless phones on a single EPBS through a personal web page accessible on the Internet. The AT&T Wireless Group plans to begin market tests of the EPBS in the second half of 2000.


     The data service has been designed to create an open environment in which customers may select and easily change their third party Internet service provider (ISP) or online service provider (OSP). Customers maintain a separate billing relationship with their chosen ISP or OSP and may at any time register online with a new or additional ISP or OSP through the fixed wireless data service. The AT&T Wireless Group currently is in discussions with a number of national and regional companies to include them as participating ISPs or OSPs on its fixed wireless service.

     In order to install fixed wireless service in a customer's premises, the AT&T Wireless Group must mount a flat panel antenna on the outside of a customer's premises and certain electronic equipment, including a backup battery supply, inside the premises. Once installed, the antenna on the customer's premises communicates with a neighborhood antenna and base station that, in the majority of cases, shares its physical location with an antenna and base station site used to serve the AT&T Wireless Group's mobile wireless service. Thus, in many cases the mobile and fixed wireless networks will share a common infrastructure for towers, base station sites and backhaul transmission to a digital switching center.

     The AT&T Wireless Group estimates the total capital cost to serve a subscriber on the fixed wireless service currently is approximately $750 and expects this cost to fall to about $500 within the next three to five years. These estimates include the installed cost of all premises equipment as well as the installed cost of any additional cell sites, antennas, base station equipment, backhaul and switching equipment necessary to add the fixed wireless capability to the AT&T Wireless Group's mobile wireless infrastructure. The deployment of capital for fixed wireless is flexible and can be actively managed. Approximately 70% of the estimated capital cost is associated with the equipment installed on the customer's premises and is not incurred until customers commit to purchase fixed wireless services. The remaining 30% will only occur in targeted geographic areas that the AT&T Wireless Group believes offer the potential to be profitable fixed wireless markets. Given this cost profile and the set of voice and data capabilities provided by the fixed wireless system, the AT&T Wireless Group believes that it can create highly competitive market offers for the basic voice and growing broadband data needs of residential and small business customers in any market in which it chooses to deploy its fixed wireless solution. The AT&T Wireless Group believes that it can leverage

AT&T's consumer sales channels to promote its fixed wireless services to residential and small business customers.

     AT&T believes that the AT&T Wireless Group is the most appropriate group to take advantage of the fixed wireless opportunity for a number of reasons. First, the fixed wireless network will share equipment and facilities with the mobile wireless network, lowering the level of capital required to roll out the fixed wireless service. Second, the AT&T Wireless Group will take charge of the management and sharing of wireless spectrum across business opportunities such as the core mobility business, fixed wireless and the wireless data opportunity. Finally, the AT&T Wireless Group's management team has more experience to take advantage of the opportunity, given the technical expertise and knowledge it has accumulated building the mobile wireless network.

COMPETITION


     Competition for subscribers among wireless service providers is based principally upon the services and features offered, call quality, customer service, system coverage and price. The AT&T Wireless Group's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and pricing strategies. The AT&T Wireless Group's primary competitors are Vodafone AirTouch, BellSouth, Bell Atlantic, GTE, Nextel Communications, Inc., SBC, VoiceStream Communications and Sprint.


     In addition, the wireless communications industry has been experiencing significant consolidation and the AT&T Wireless Group expects that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic/GTE/Vodafone/AirTouch, MCI WorldCom/Sprint and SBC/Ameritech will create large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to the AT&T Wireless Group's offerings. Assuming these mergers or ventures were completed today, the AT&T Wireless Group estimates that its ranking would decline to second in U.S. revenue, third in U.S. subscriber share and fourth in terms of U.S. population covered by licenses, or POPs. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than the AT&T Wireless Group and to obtain roaming rates that are more favorable than those obtained by the AT&T Wireless Group, and may be better able to respond to offers of the AT&T Wireless Group.

     The AT&T Wireless Group's cellular operations have always experienced direct competition from the second cellular licensee in each market. Beginning in 1997, the AT&T Wireless Group began experiencing competition from as many as six license holders in certain markets. Competition from new providers in the AT&T Wireless Group's markets will continue to increase as the networks of license holders are built out over the next several years. In addition, the FCC is likely to offer additional spectrum for wireless mobile licenses in the future using existing or new technologies.

PATENTS AND TRADEMARKS

     AT&T and its subsidiaries own numerous patents in the United States and foreign countries. The foreign patents are counterparts of our U.S. patents. Many of these patents are licensed to others and AT&T and its subsidiaries are licensed to use certain patents licensed from others. Patents will continue to be managed by the group that has managed it historically. The AT&T Common Stock Group and the AT&T Wireless Group will, on the same basis they have enjoyed historically, have the right to use the patents managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. We expect there will be no royalty or licensing fees related to these arrangements.

     The groups also will collaborate to achieve enterprise objectives with respect to the licensing or sale of patents to third parties. The policy of the AT&T Wireless Group capital stock committee will be not to sell or license any patents that are predominantly used by the AT&T Wireless Group if that sale or license would result in a material competitive disadvantage to the AT&T Wireless Group. Any fees obtained through such sales or licensing will be allocated to the group that predominantly uses the patents sold or licensed, or if no specific patent can be associated with a fee or such patent is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses. The AT&T Wireless Group does not consider any individual patents to be material to its business operation.

     AT&T has numerous trademarks registered throughout the world. We consider many of our trademarks to be valuable assets, particularly the AT&T brand name and globe logo. The AT&T Wireless Group will have access to these trademarks, including the AT&T brand name and globe logo, in the United States and other countries under the same terms as for our patents described above. In total, these patents, patent applications, trademarks and licenses, and, in particular, the AT&T brand name, are material to the AT&T Wireless Group's business.

EMPLOYEES


     At December 31, 1999, the AT&T Wireless Group employed approximately 18,000 individuals in its operations, including its fixed wireless operations, virtually all of whom are located in the United States.


PROPERTIES

     The AT&T Wireless Group owns, or controls through long-term leases or licenses, properties consisting of plant and equipment used to provide wireless communications services. In addition, it owns, or controls through leases, properties used as administrative office buildings and/or retail sales locations, customer care centers, and other facilities, such as research and development facilities. These properties include land, interior and rooftop office space, and space on existing structures of various types used to support equipment used to provide wireless communications services. Most of the leased properties are owned by private entities and the balance is owned by municipal entities.

     Plant and equipment used to provide wireless communications services consist of:

     - switching, transmission and receiving equipment,

     - connecting lines (cables, wires, poles and other support structures, conduits, etc.),

     - land and buildings,

     - easements, and

     - other miscellaneous properties (work equipment, furniture and plants under construction).

The majority of the lines connecting the AT&T Wireless Group services to other telecommunications services and power sources are on or under public roads, highways and streets. The remainder are on or under private property.

REGULATORY ENVIRONMENT


     The FCC regulates the licensing, construction, operation, acquisition, sale and resale of wireless systems in the United States pursuant to the Communications Act of 1934 and the associated rules, regulations and policies promulgated by the FCC.


     LICENSING OF WIRELESS SERVICES SYSTEMS

     The AT&T Wireless Group owns protected geographic service area licenses granted by the FCC to provide cellular service and PCS. It also owns licenses granted by the FCC to provide point-to-multi-point communications services in various bands, including significant licenses in the 37 to 39 gigahertz bands.

     A cellular system operates on one of two 25 megahertz frequency blocks that the FCC allocates for cellular radio service. Cellular systems generally are used for two-way mobile voice applications, although they may be used for data applications and fixed wireless services as well. Cellular license areas are issued for either metropolitan service areas or rural service areas. Initially, one of the two cellular licenses available in each metropolitan service area or rural service area was awarded to a local exchange telephone company by the FCC, while the other license was awarded either through competitive processes or lotteries. Licenses were issued beginning in 1983, and over the years numerous license transfers and corporate reorganizations have obscured the original pattern of distributing one set of licenses to local telephone company affiliates and the other to companies that do not have local exchange service in the license area.

     A PCS system operates on one of six frequency blocks allocated for personal communications services. PCS systems generally are used for two-way voice applications although they may carry two-way data communications as well. Narrowband PCS systems, in contrast, are for non-voice applications such as paging and data service and are separately licensed. For the purpose of awarding PCS licenses, the FCC has segmented the United States into 51 large regions called major trading areas, which are comprised of 493 smaller regions called basic trading areas. The FCC awarded two PCS licenses for each major trading area and four licenses for each basic trading area. Thus, generally, six licensees are authorized to compete in each area. The two major trading area licenses authorize the use of 30 megahertz of spectrum. One of the basic trading area licenses is for 30 megahertz of spectrum, and the other three are for 10 megahertz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party.

     The FCC awarded initial PCS licenses by auction. Auctions began with the 30 megahertz major trading area licenses and concluded in 1998 with the last of the basic trading area licenses. However, in March 1998, the FCC adopted an order that allows troubled entities that won PCS 30 megahertz C-Block licenses at auction to obtain financial relief from their payment obligations and to return some or all of their C-Block licenses to the FCC for reauctioning. The FCC completed the reauction of the returned licenses in April 1999. In addition, certain of the C-block licenses are currently in bankruptcy proceedings, and these licenses may be returned to the FCC for reauction.

     Under the FCC's current rules specifying spectrum aggregation limits affecting wireless licensees, no entity may hold attributable interests, generally 20% or more of the equity of, or an officer or director position with, the licensee, in licenses for more than 45 megahertz of PCS, cellular and certain specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap will occur when at least 10% of the population of the PCS licensed service area is within the cellular and/or specialized mobile radio service area(s). The FCC recently increased this limit to 55 megahertz in situations in which a 25 megahertz cellular rural service area is attributed to a 30 megahertz PCS license. These spectrum aggregation rules are subject to a pending FCC proceeding that could revise or eliminate them.

     All wireless licenses have a 10-year term, at the end of which term they must be renewed. The FCC will award a renewal expectancy to a wireless licensee that has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. Licenses may be revoked for cause and license renewal applications denied if the FCC determines that a renewal would not serve the public interest. FCC rules provide that competing renewal applications for licenses will be considered in comparative hearings, and establish the qualifications for competing applications and the standards to be applied in hearings.

     All wireless licenses must satisfy specified coverage requirements. Cellular licenses were required, during the five years following the grant of the license, to construct their systems to provide service (at a specified signal strength) to the territory encompassed by their service area. Failure to provide such coverage resulted in reduction of the relevant license area by the FCC. All A and B block PCS licensees must construct facilities that offer coverage to one-third of the population of the service area within five years of the original license grants and to two-thirds of the population within ten years. All D and E block PCS licensees must construct facilities that offer coverage to one-fourth of the population of the licensed area or "make a showing of substantial service in their license area" within five years of the original license grants. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

     For a period of up to five years after the grant of a PCS license, subject to extension, a licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area under circumstances where interconnection is not available through the local exchange carrier or the competitive local exchange carrier. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, those licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a voluntary two-year negotiation period and an additional mandatory one-year negotiation period. For public safety entities that dedicate a majority of their system communications to police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional mandatory two-year negotiation period. In 1998, the FCC shortened the voluntary negotiation period by one year, without lengthening the mandatory negotiation period, for non-public safety PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for the costs of relocating to alternate spectrum locations.

     Wireless systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and are subject to regulation under federal environmental laws and the FCC's environmental regulations. State or local zoning and land use regulations also apply to tower siting and construction activities. We expect to use common carrier point-to-point microwave facilities to connect certain wireless cell sites, and to link them to the main switching office. The FCC licenses these facilities separately and they are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service, which includes PCS and cellular service. The FCC does not regulate commercial mobile radio service or private mobile radio service rates. However, commercial mobile radio service providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination. The FCC's rules currently require providers to permit others to resell their services for a profit; however, these rules will expire in 2002.

     TRANSFERS AND ASSIGNMENTS OF CELLULAR AND PCS LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who assign or transfer control of a PCS license within the first three years of their license terms to file associated sale contracts, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds an FCC license generally may be bought or sold without FCC approval subject to the FCC's spectrum aggregation limits. However, notification and expiration or earlier termination of the applicable waiting period under Section 7A of the Clayton Act by either the Federal Trade Commission or the Department of Justice may be required, as well as approval by state or local regulatory authorities having competent jurisdiction, if we sell or acquire PCS or cellular interests over a certain size.

     FOREIGN OWNERSHIP

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with our ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has ruled that higher levels of foreign ownership, even up to 100%, are presumptively consistent with the public interest with respect to investors from certain nations. If our foreign ownership were to exceed the permitted level, the FCC could revoke our FCC licenses, although we could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce our foreign ownership percentage in order to avoid the loss of our licenses. We have no knowledge of any present foreign ownership in violation of these restrictions.

     RECENT REGULATORY DEVELOPMENTS

     The FCC has announced rules for making emergency 911 services available by cellular, PCS and other commercial mobile radio service providers, including enhanced 911 services that provide the caller's telephone number, location and other useful information. The original timetable required commercial mobile radio services providers to be able to process and transmit 911 calls without call validation, including those from callers with speech or hearing disabilities, by late 1997. Additionally, commercial mobile radio service providers are required to take actions enabling them to relay a caller's automatic number identification and cell site if requested to do so by a public safety dispatch agency that agreed to reimburse the provider for the additional expenses incurred to provide those services. In October 1999, the FCC revised its rules to eliminate any requirement that such agencies reimburse wireless providers. In a companion order issued earlier in the fall of 1999, the FCC also modified rules requiring commercial mobile radio service providers to provide information on the location of a 911 call. The modified rules allow providers to use either network or handset-based technologies to provide such information. However, providers are not permitted to recover their costs of deploying such technologies from dispatch agencies.

     The FCC has granted waivers of the requirement to provide 911 service to users with speech or hearing disabilities to various providers, and we have obtained a waiver. On June 9, 1999, the FCC also adopted rules designed to ensure that analog cellular calls to 911 are completed. These rules, which do not apply to digital cellular service or to PCS, give each cellular provider a choice of three ways to meet this requirement. State actions incompatible with the FCC rules are subject to preemption.

     On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. Although many of the provisions of this order were struck down by the U.S. Court of Appeals for the Eighth Circuit, on January 25, 1999, the U.S. Supreme Court reversed the Eighth Circuit and upheld the FCC in all respects material to our operations. On June 10, 1999, the Eighth Circuit issued an order requesting briefs on certain issues it did not address in its earlier order, including the pricing regime for interconnection. While appeals have been pending, the rationale of the FCC's order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network have declined significantly from pre-1996 levels.

     In its implementation of the Telecommunications Act, the FCC established federal universal service requirements that affect commercial mobile radio service operators. Under the FCC's rules, commercial mobile radio service providers are potentially eligible to receive universal service subsidies for the first time; however, they are also required to contribute to the federal universal service fund and can be required to contribute to state universal funds. Many states also are moving forward to develop state universal service fund programs. A number of these state funds require contributions, varying greatly from state to state, from commercial mobile radio service providers. The FCC's universal service order was modified on appeal in the U.S. Court of Appeals for the Fifth Circuit.

The court's ruling has had the effect of reducing commercial mobile radio service provider support payments required for the federal universal service programs.

     On August 1, 1996, the FCC released a report and order expanding the flexibility of cellular, PCS and other commercial mobile radio service providers to provide fixed as well as mobile services. These fixed services include, but need not be limited to, wireless local loop services, for example, to apartment and office buildings, and wireless backup services to private branch exchange or switchboards and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided whether fixed services provided on a co-primary basis to mobility services should be subjected to universal service obligations, or how such fixed services should be regulated, but it has proposed a presumption that they be regulated as commercial mobile radio service services. If the fixed services are provided as an ancillary service to a carrier's mobility services, the FCC has decided that such fixed services should be regulated as commercial mobile radio services.

     The FCC has adopted rules on telephone number portability that will enable customers to migrate their landline and cellular telephone numbers to cellular or PCS providers and from a cellular or PCS provider to another service provider. On February 8, 1999, the FCC extended the deadline for compliance with this requirement to November 24, 2002, subject to any later determination that number portability is necessary to conserve telephone numbers. The FCC has also adopted rules requiring cellular and PCS providers to provide functions to facilitate electronic surveillance by law enforcement officials by June 30, 2000, and has proposed to adopt certain additional obligations furthering provision of these functions. Representatives of the cellular and PCS industry are challenging the surveillance rules. Additionally, it is not clear that commercial mobile radio service providers will be able to comply with the rules' compatibility requirements by the current deadline of June 30, 2000; nor is it clear whether the FCC will grant waivers to extend the deadline or what the scope of penalties for failing to comply may be.

     The FCC has determined that the interstate, interexchange offerings, commonly referred to as long distance, of commercial mobile radio service providers are subject to the interstate, interexchange rate averaging and integration provisions of the Communications Act. Rate averaging requires us to average our interstate long distance commercial mobile radio service rates between high cost and urban areas. The FCC has delayed implementation of the rate integration requirements with respect to wide area rate plans we offer pending further reconsideration of its rules. The FCC also delayed the requirement to integrate commercial mobile radio service long distance rates among commercial mobile radio service affiliates. On December 31, 1998, the FCC reaffirmed, on reconsideration, that its interexchange rate integration rules apply to interexchange commercial mobile radio service services. The FCC announced it would initiate a further proceeding to determine how integration requirements apply to typical commercial mobile radio service offerings, including one-rate plans. Until this further proceeding is concluded, the FCC will enforce long distance rate integration on our services only where we separately state a long distance toll charge and bill to our customers. To the extent that the AT&T Wireless Group offers services subject to the FCC's rate integration and averaging requirements, these requirements generally reduce its pricing flexibility. We cannot assure you that the FCC will decline to impose rate integration or averaging requirements on the AT&T Wireless Group or decline to require it to integrate its commercial mobile radio service long distance rates across its commercial mobile radio service affiliates.

     The FCC recently adopted new rules limiting the use of customer proprietary network information by telecommunications carriers in marketing a broad range of telecommunications and other services to their customers and the customers of affiliated companies. The rules were struck down by the federal circuit court in 1999, and their effectiveness has been stayed pending the court's review of a petition to the FCC for reconsideration. Even if the rules are reinstated, the AT&T Wireless Group does not anticipate that they will result in a significant adverse impact on its financial position, results of operation or liquidity.

     In addition, state commissions have become increasingly aggressive in their efforts to conserve numbering resources. These efforts may impact wireless service providers disproportionately by imposing additional costs or limiting access to numbering resources. Examples of state conservation methods include: number pooling, number rationing and code sharing. A number of states have petitioned the FCC for authority to adopt "technology specific" overlays that would require wireless providers to obtain telephone numbers out of a separate area code and may require wireless providers to change their customers' telephone numbers. The FCC approval and the states' subsequent implementation of such "technology specific overlays" could increase wireless providers' cost of doing business and impact their ability to market services. On June 2, 1999, the FCC released a notice of proposed rulemaking soliciting comments on a variety of administrative and technical measures that would promote more efficient allocation and use of numbering resources. Adoption of some of the proposed methods could have a disproportionate impact on commercial mobile radio services providers.

     The FCC is also considering adopting rules to govern customer billing by commercial mobile radio services providers and applied a number of these rules to commercial mobile radio service providers. The FCC adopted detailed billing rules for landline telecommunications service providers and is considering whether to extend the remaining rules to commercial mobile radio services providers. The FCC may require that more billing detail be provided to consumers, which could add to the expense of the billing process as systems are modified to conform to any new requirements. The FCC also is considering whether carriers that decide to pass through their mandatory universal service contributions to their customers should be required to provide a full explanation of the program, and whether to ensure that the carriers that pass through their contribution do not recover amounts greater than their mandatory contributions from their customers. Adoption of some of the FCC's proposals could increase the complexity of our billing processes and restrict our ability to bill customers for services in the most commercially advantageous way.

     The FCC has adopted an order that determines the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The order requires telecommunications services providers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if such results are not readily achievable, it is not clear how liberally the FCC will construe this exemption. Accordingly, the rules require us to make material changes to our network, product line, or services at our expense.

     In June 1999, the FCC initiated an administrative rulemaking proceeding to help facilitate the offering of calling party pays as an optional wireless service. Under the calling party pays service, the party placing the call to a wireless customer pays the wireless airtime charges. Most wireless customers in the United States now pay both to place calls and to receive them. Adoption of a calling party pays system on a widespread basis could make commercial mobile radio service providers more competitive with traditional landline telecommunications providers for the provision of regular telephone service.

     STATE REGULATION AND LOCAL APPROVALS
     State and local governments are preempted from regulating either market entry by, or the rates of, wireless operators. However, state governments can regulate other terms and conditions of wireless service and several states have imposed (or have proposed legislation that will impose) various consumer protection regulations on the wireless industry. States also may impose their own universal service support regimes on wireless and other telecommunications carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation. State and local jurisdictions may also impose some conditions on a driver's use of wireless technology while operating a motor vehicle. However, under the federal Telecommunications Act, neither local nor state governments may categorically prohibit the construction of wireless facilities in any community.

LEGAL PROCEEDINGS


     On July 8, 1997, MCI and Ronald A. Katz Technology Licensing, L.P. filed suit in the U.S. District Court in Philadelphia, Pennsylvania against AT&T, claiming, among other things, that services provided by the AT&T Wireless Group infringe patents held by or licensed to the plaintiffs. MCI and Katz currently claim that the AT&T Wireless Group infringed patents relating to customer service, wireless fraud protection and prepaid wireless service technology applications. The plaintiffs have not specified requested damages.


     A number of lawsuits exist that request class certification for claims that the AT&T Wireless Group collected charges for local government taxes from customers that were not properly subject to those charges. The AT&T Wireless Group expects to assert claims for indemnity against several local government entities in connection with these claims.

     Several lawsuits exist that request class certification for claims that the AT&T Wireless Group did not have sufficient network capacity to support the influx of new subscribers who signed up for AT&T Digital One Rate service beginning in May 1998 and therefore has failed to provide service of a quality allegedly promised to subscribers. The plaintiffs in these cases have not asserted specific claims for damages, with the exception of one case filed in Texas in which the named plaintiffs have asserted claims for compensatory and punitive damages totaling $100 million.

     A number of other lawsuits exist that are brought on behalf of consumers or request class certification for contract, misrepresentation or unfair practice claims and, depending on the case, relating to AT&T Wireless Group's billing practices (including rounding up of partial minutes of use to full minute increments and billing send to end), coverage, dropped calls, price fixing or mistaken bills. Although the plaintiffs in these cases have not specified alleged damages, the damages in two of the cases are alleged to exceed $100 million. One of these two cases has been dismissed and is on appeal and the other currently is in settlement negotiations.

     The AT&T Wireless Group is involved in litigation in which the Cellular One Group claims that use of the name "AT&T Digital One Rate" infringes a trademarked name, "Digital One" allegedly used by the Cellular One Group. The Cellular One Group has not specified amounts of claimed damages.


     On July 9, 1999, GTE filed suit in the U.S. District Court in Richmond, Virginia against Nokia, claiming that the Nokia phones manufactured for the AT&T Wireless Group infringe a GTE patent for over-the-air activation. On October 29, 1999, the AT&T Wireless Group filed a declaratory judgment action in the U.S. District Court in Seattle, Washington, seeking a ruling that the AT&T Wireless Group's use of over-the-air activation and the functionality built into Nokia's phones does not infringe the GTE patent. On December 23, 1999, the U.S. District Court in Virginia granted the AT&T Wireless Group's request to transfer GTE's Virginia action to Seattle. GTE has not specified amounts of claimed damages. The AT&T Wireless Group is seeking a ruling that its use of over-the-air activation does not infringe GTE's patent.


     The AT&T Wireless Group is vigorously defending each of these claims. The AT&T Wireless Group cannot predict the final outcome of these disputes, but does not believe that it will suffer any material liability from them.

     The AT&T Wireless Group also is a defendant in other legal actions involving claims incidental to the normal conduct of the running of its business. The AT&T Wireless Group believes that the amounts that may be paid in these actions will not be material to its financial position, or its results of operations or cash flow.

                     MANAGEMENT OF THE AT&T WIRELESS GROUP

     The following table sets forth the senior management of the AT&T Wireless Group upon consummation of the initial public offering:


       NAME          AGE   POSITION
       ----          ---   --------
John D. Zeglis       52    Chairman and Chief Executive Officer
Mohan Gyani          48    President and Chief Executive Officer, AT&T Wireless
                           Services
Michael G. Keith     51    President and Chief Executive Officer, AT&T Fixed Wireless
                           Services
Steven L. Elfman     44    Senior Vice President and Chief Information Officer
David B. Gibbons     33    Vice President and Chief Architect, AT&T Fixed Wireless
                           Services
Robert H. Johnson    46    Executive Vice President, National Wireless Operations
Joseph McCabe Jr.    49    Vice President and acting Chief Financial Officer
Roderick Nelson      40    Chief Technology Officer, AT&T Wireless Services
Jordan M. Roderick   42    President, International
Laurence C. Seifert  62    Executive Vice President and Chief Operating Officer,
                           AT&T Fixed Wireless Services
Gregory L. Slemons   46    Senior Vice President, Wireless Network Services
Kendra VanderMeulen  48    Senior Vice President, Product Development and Mobile
                           Internet Strategy


     John D. Zeglis was named Chief Executive Officer of the AT&T Wireless Group in 1999. Formerly a partner with Sidley & Austin, Mr. Zeglis joined AT&T in 1984 as corporate Vice President -- Law, and was named AT&T's General Counsel in 1986. In 1997, Mr. Zeglis was named President of AT&T and elected to our board of directors. Mr. Zeglis is a director of Helmrich and Payne Corporation, Dynergy Corporation and Sara Lee Corporation.


     Mohan Gyani was named Executive Vice President and Chief Financial Officer of the AT&T Wireless Group and then became President and Chief Executive Officer of AT&T Wireless Services in 2000. From 1995 to 1999, Mr. Gyani was Executive Vice President and Chief Financial Officer of Airtouch Communications. Following the merger of Vodafone and Airtouch, Mr. Gyani was head of strategy and corporate development and a member of the board of directors of Vodafone AirTouch plc.



     Michael G. Keith was named President and Chief Executive Officer, AT&T Fixed Wireless Services of the AT&T Wireless Group in 1999. Mr. Keith is responsible for developing and launching the AT&T Wireless Group's fixed wireless business. Mr. Keith has held numerous sales and marketing positions at AT&T since he joined the company in 1978. In 1996, Mr. Keith was promoted to Vice President & General Manager for Business Customer Care. He was named Vice President & General Manager for Global Services in 1997, and President -- AT&T Business Services in 1998.



     Steven L. Elfman was named Senior Vice President and Chief Information Officer of the AT&T Wireless Group in March 2000. Mr. Elfman held the same position with AT&T Wireless Services since joining AT&T in July 1997. Mr. Elfman is responsible for AT&T Wireless Service's information technology research, development, implementation and national deployment. This includes all aspects of computing, telecommunications for internal use and applications systems. Mr. Elfman leads the AT&T Wireless Group's strategy and development of e-commerce. In addition, Mr. Elfman is responsible for business security, fraud management, supply management and facilities management. Prior to joining AT&T, Mr. Elfman was the Senior Vice President and Chief Information Officer at GE Capital Fleet Services in Minneapolis, Minnesota, responsible for all aspects of Information Technology in North America, Europe and Australia.



     David B. Gibbons was named Vice President and Chief Architect, AT&T Fixed Wireless Services in March 2000. Mr. Gibbons is responsible for the end to end system architecture for the fixed wireless network and for advanced technology development. The current focus of Mr. Gibbons team is on voice-over-IP and developing wireless technologies that enable multi-megabit broadband services. Before assuming his current role, Mr. Gibbons was responsible for the software development activities for our fixed wireless program.



     Robert H. Johnson was named Executive Vice President -- National Wireless Operations in September 1999. Mr. Johnson is responsible for all sales, distribution, marketing and customer care activities for AT&T Wireless Services consumer and business markets. Prior thereto, Mr. Johnson was the Senior Vice President of National Markets for AT&T Wireless Services. In this role, Mr. Johnson was responsible for twenty-five major markets across the United States.



     Joseph McCabe Jr. is the Vice President and acting Chief Financial Officer of the AT&T Wireless Group. For the last three years he has been the Chief Financial Officer of AT&T Wireless Services. Mr. McCabe has over 15 years of financial experience in the telecommunications industry, including senior positions in AT&T's business products, Internet and consumer long-distance businesses.



     Roderick Nelson is the Chief Technology Officer of AT&T Wireless Services and head of the Technology Development Group. Mr. Nelson is responsible for defining the future wireless network architecture and technology direction. Currently, the major emphasis of this work is on planning for high-speed wireless IP data and the introduction of third generation wireless network technology. Since joining AT&T Wireless Services in 1985, Mr. Nelson has led the introduction of many wireless technologies and capabilities. These include the introduction of a nationwide signaling network for wireless automatic roaming, TDMA digital wireless service, dual band, dual mode phones, and wireless intelligent network services.



     Jordan Roderick was named President, International in March 2000. Mr. Roderick is responsible for all of the AT&T Wireless Group's international operations and ventures. Prior to this position, Mr. Roderick was Executive Vice President, Wireless Products and Technology at AT&T Wireless Services. In this capacity, he had overall responsibility for product development, technology development, terminal equipment, information systems and several other functions.



     Laurence C. Seifert is Executive Vice President and Chief Operating Officer of AT&T Wireless Services. Prior to this position, Mr. Seifert was the Senior Vice President, Wireless Local Technology Group and was responsible for fixed wireless product design and development, supply systems integration, network engineering, network deployment and customer operations. Mr. Seifert has also served as AT&T's Vice President, Global Manufacturing and Engineering and was a member of the Bell Labs Council. Mr. Seifert is a member of the National Academy of Engineering.



     Gregory L. Slemons is the Senior Vice President, Wireless Network Services. Mr. Slemons has national responsibility for overseeing the development, engineering, and maintenance and operation of AT&T Wireless Services network. Mr. Slemons also is responsible for developing and overseeing the AT&T Wireless Services capital program and the network operating expense budgets. Prior to his appointment in 1997, Mr. Slemons was AT&T Wireless Services' Vice President of Technical Services, where he guided and managed a large portion of the PCS buildout and new market start-ups. Mr. Slemons has been in the wireless business since 1985 and has led a major portion of the development and operation of McCaw Cellular networks in the mid to late 1980's. He has held numerous regional senior network leadership positions over his 14 years in the wireless business. Prior to joining McCaw, Mr. Slemons held various management positions in AT&T for 13 years involving the engineering and operations of communications networks.



     Kendra VanderMeulen is the Senior Vice President of Product Development and Mobile Internet Strategy, responsible for the development, introduction and management of new mobility products, including data, to meet customer needs. She is responsible for the development of the nationwide mobile, Internet and data business. Ms. VanderMeulen joined AT&T in 1994 to lead the formation of the wireless data business. This internal start-up business required the development of new wireless Internet technologies, deployment of a nationwide circuit and packet data networks, development of value-added products and services along with the development of marketing and sales capabilities required to launch a new industry segment.

                       DESCRIPTION OF AT&T CAPITAL STOCK


     The following description of certain terms of the capital stock of AT&T does not purport to be complete, and is qualified in its entirety by reference to the AT&T charter. The terms of the Class A Liberty Media Group tracking stock and the Class B Liberty Media Group tracking stock can be found in the AT&T charter. For more information on how you can obtain the AT&T charter, see "Other Information -- Where You Can Find More Information" on page 107. You are urged to read the AT&T charter in its entirety.


GENERAL


     The AT&T charter currently provides that AT&T is authorized to issue 14.85 billion shares of capital stock, consisting of 100 million shares of AT&T preferred stock and 14.75 billion shares of common stock, of which six billion are shares of AT&T common stock, 2.5 billion are shares of Class A Liberty Media Group tracking stock, 250 million are shares of Class B Liberty Media Group tracking stock and six billion are shares of AT&T Wireless Group tracking stock. As of February 29, 2000, 3,194,755,604 shares of AT&T common stock, no shares of AT&T preferred stock, 1,181,420,568 shares of Class A Liberty Media Group tracking stock and 103,117,226 shares of Class B Liberty Media Group tracking stock and no shares of AT&T Wireless Group tracking stock were issued and outstanding.



     Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of AT&T preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our AT&T board of directors will make any determination to issue such shares based on its judgment as to the best interests of AT&T and its shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of AT&T's shareholders might believe to be in their best interests or in which AT&T's shareholders might receive a premium for their stock over the then-current market price of stock.


AT&T COMMON STOCK

     The holders of AT&T common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of AT&T preferred stock, the holders of such shares possess all voting power. Subject to any preferential rights of any outstanding series of AT&T preferred stock created by our board of directors from time to time, the holders of AT&T common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, will be entitled to receive pro rata all assets of AT&T available for distribution to such holders.

AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. All shares of AT&T preferred stock of all series will rank equally and be identical in all respects, except that our board of directors is authorized to fix the number of shares in each series, the designation thereof, and, subject to the provisions of Article Third of the AT&T charter, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series and specifically is authorized to fix with respect to each series:

     - the dividend rate on the shares of such series and the date or dates from which dividends will be cumulative; the times when, the prices at which, and all other terms and conditions upon which, shares of such series will be redeemable,

     - the amounts that the holders of shares of such series will be entitled to receive upon the liquidation, dissolution or winding up of AT&T, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates,

     - whether or not the shares of such series will be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund will be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund or funds,

     - whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or series or for any class of common shares and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same,

     - the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, common shares,

     - the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of any additional shares ranking on a parity with or prior to the shares of such series in addition to the restrictions provided for in Article Third of the AT&T charter,

     - the voting powers, if any, of the shares of such series in addition to the voting powers provided for in Article Third of the AT&T charter, and

     - such other rights, preferences and limitations as will not be inconsistent with Article Third of the AT&T charter.

     All shares of any particular series will rank equally and be identical in all respects, except that shares of any one series issued at different times may differ as to the date from which dividends will be cumulative.

     Dividends on shares of AT&T preferred stock of each series will be cumulative from the date or dates fixed with respect to such series, and will be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in common shares) will be declared or paid or set apart for payment on common shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period will have been paid or declared and set apart for payment on all then-outstanding shares of AT&T preferred stock and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of AT&T preferred stock will have been complied with, our board of directors may declare dividends on the common shares and the shares of AT&T preferred stock will not be entitled to share therein.

     Upon any liquidation, dissolution or winding up of AT&T, the holders of shares of AT&T preferred stock of such series will be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of AT&T will be made to or set apart for the holders of common shares and, after such payments will have been made in full to the holders of shares of AT&T preferred A stock, the holders of common shares will be entitled to receive any and all assets remaining to be paid or distributed to shareholders and the holders of shares of AT&T preferred stock will not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of AT&T or a consolidation or merger of AT&T with one or more other corporations (whether or not AT&T is the surviving corporation of such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     The aggregate amount that all shares of AT&T preferred stock outstanding at any time will be entitled to receive on involuntary liquidation, dissolution or winding up will not exceed $8 billion.

     So long as any shares of AT&T preferred stock are outstanding, AT&T will not:

     - authorize shares of stock ranking prior to shares of AT&T preferred stock or change any provision of Article Third of the AT&T charter so to affect adversely shares of AT&T preferred stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of AT&T preferred stock at the time outstanding;

     - change any of the provisions of any series of AT&T preferred stock at the time outstanding so as to affect adversely shares of such series without the affirmative vote or consent of the holders of at least 66 2/3% of such series of AT&T preferred stock; or

     - increase the authorized number of shares of AT&T preferred stock or increase the authorized number of shares of any class of stock ranking on a parity with the AT&T preferred stock without the affirmative vote or consent of the holders of at least a majority of all the shares of AT&T preferred stock at the time outstanding.

     Whenever, at any time or times, dividends payable on shares of AT&T preferred stock will be in default in an aggregate amount equivalent to six full quarterly dividends on any series of AT&T preferred stock at the time outstanding, the number of directors then constituting our board of directors will be increased by two, and the outstanding shares of AT&T preferred stock will, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of AT&T to fill such newly created directorships, and such right will continue until such time as all dividends accumulated on all shares of AT&T preferred stock to the latest dividend payment date will have been paid or declared and set apart for payment.

     No holder of shares of AT&T preferred stock of any series, irrespective of any voting or other right of shares of such series, will have, as such holder, any preemptive right to purchase any other shares of AT&T or any securities convertible into or entitling the holder to purchase such other shares.

     If, in any case, the amounts payable with respect to any requirements to retire shares of AT&T preferred stock are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series will be in proportion to the respective amounts that would be payable on account of such requirements if all amounts payable were paid in full.

AT&T WIRELESS GROUP TRACKING STOCK

     AT&T WIRELESS GROUP


     We designed AT&T Wireless Group tracking stock to track the economic performance of the AT&T Wireless Group. The "AT&T Wireless Group" consists of, generally, the interest of AT&T or any of its subsidiaries in all of the businesses, assets and liabilities reflected in the audited combined financial statements of the AT&T Wireless Group, as of December 31, 1999, as included in this prospectus, including any successor to the AT&T Wireless Group by merger, consolidation or sale of all or substantially all of its assets. The AT&T charter contains adjustments to the definition of the AT&T Wireless Group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.


     The "AT&T Common Stock Group" consists of, generally, the interest of AT&T or any of its affiliates in all of the businesses in which AT&T or any of its affiliates (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of AT&T or any of its affiliates, other than:

     - the economic interest in the AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock, and

     - any businesses, assets or liabilities of the Liberty Media Group.

     We created the Liberty Media Group at the time of the TCI merger and defined it to consist primarily of TCI's programming assets and businesses, TCI's principal international assets and businesses, and substantially all of TCI's non-cable and non-programming assets and businesses other than its interest in At Home Corporation.

     AT&T WIRELESS GROUP ALLOCATION FRACTION

     The tracking stock amendment defines the "AT&T Wireless Allocation Fraction" to represent the interest in the economic performance of the AT&T Wireless Group reflected by AT&T Wireless Group tracking stock issued to the public. At any time that all of the interest in the economic performance of the AT&T Wireless Group is not reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will be used, in effect, to allocate to the AT&T Common Stock Group the right to participate in any dividend, distribution or liquidation payment made to holders of AT&T Wireless Group tracking stock. This right to participate will reflect the inter-group interest of the AT&T Common Stock Group in the AT&T Wireless Group, which will be equal to one minus this fraction. At any time that all of the interest in the economic performance of the AT&T Wireless Group is fully reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will equal one and, accordingly, the inter-group interest will equal zero.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     - to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of AT&T Wireless Group tracking stock and stock dividends payable in shares of AT&T Wireless Group tracking stock,

     - to reflect the fair market value of contributions or allocations by AT&T of cash, property or other assets or liabilities from the AT&T Common Stock Group to the AT&T Wireless Group (or vice versa), or of cash or property or other assets or liabilities of the AT&T Common Stock Group to, or for the benefit of, employees of the AT&T Wireless Group in connection with employee benefit plans or arrangements of AT&T or any of its subsidiaries (or vice versa),

     - to reflect the number of shares of capital stock of AT&T contributed to, or for the benefit of, employees of the AT&T Wireless Group in connection with benefit plans or arrangements of AT&T or any of its subsidiaries,

     - to reflect repurchases by AT&T of shares of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     - to reflect issuances of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     - to reflect dividends or other distributions to holders of AT&T Wireless Group tracking stock, to the extent no payment is made to the AT&T Common Stock Group, and

     - under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of AT&T Wireless Group tracking stock in any particular dividend or other distribution, we will reduce the economic interest of holders of AT&T Wireless Group tracking stock to reflect dilution arising from shares of AT&T Wireless Group tracking stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     The tracking stock amendment provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of AT&T common stock and AT&T Wireless Group tracking stock. In the event that any assets or other property are acquired by the AT&T Common Stock Group and allocated or contributed to the AT&T Wireless Group, the consideration paid by the AT&T Common Stock Group to acquire such assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to the AT&T Wireless Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

     VOTING RIGHTS

     Except as we describe below, each outstanding share of AT&T Wireless Group tracking stock will initially have a number of votes, or a fraction of a vote, rounded to the nearest tenth, equal to:

     - the initial public offering price per share of AT&T Wireless Group tracking stock, divided by

     - the average daily market value per share of AT&T common stock for the 10-trading day period ending on the 20th trading day prior to the effective date of the registration statement for the initial public offering.

     If the fraction resulting from this formula is greater than 0.8 and less than 1.2, we will set the initial vote at one vote per share of AT&T Wireless Group tracking stock, even if this is not the nearest tenth. Similarly, if the resulting fraction is greater than 0.4 and less than 0.6, we will set the initial vote at one-half vote per share of AT&T Wireless Group tracking stock, even if this is not the nearest tenth. After the initial vote is set, the voting rights of the AT&T Wireless Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock.

     Holders of AT&T common stock are entitled to one vote on all matters voted on by shareholders. Holders of Class B Liberty Media Group tracking stock are entitled to 0.75 of a vote per share and holders of Class A Liberty Media Group tracking stock have 0.075 of a vote per share on all matters voted on by shareholders. The voting rights of AT&T common stock, Class B Liberty Media Group tracking stock and Class A Liberty Media Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

     Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, each other class of common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T.

     No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the New York Business Corporation Law.

     DIVIDENDS

     General. Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock. AT&T does not expect to pay dividends on shares of AT&T Wireless Group tracking stock.

     Discrimination among classes of common shares. Our charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under "-- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock any dividends it receives from any entity included in the Liberty Media Group.

     SHARE DISTRIBUTIONS

     Subject to the provisions of Liberty Media Group tracking stock, AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock or any other securities of AT&T or any other person to holders of AT&T Wireless Group tracking stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on AT&T common stock or AT&T Wireless Group tracking stock. Subject to any limitations imposed by the terms of Liberty Media Group tracking stock, AT&T may declare and pay a share distribution to holders of AT&T common stock, AT&T Wireless Group tracking stock or any other class of common shares consisting of any securities of AT&T, any subsidiary of AT&T, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration.

     Discrimination among classes of common shares. The AT&T charter does not provide for mandatory share distributions. Subject to the restrictions described above or that are in effect regarding Liberty Media Group tracking stock, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions amounts declared, liquidation rights or any other factor.

     REDEMPTION

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the occurrence of tax-related events or the second anniversary of the date that AT&T Wireless Group tracking stock is initially issued, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In such event, each share of AT&T Wireless Group tracking stock will be redeemed in exchange for that number of shares of AT&T common stock, calculated to the nearest 1/10,000, equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock.

     In this case, the average market price per share of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock for the 40 consecutive trading days ending on the 15th trading day prior to the date notice of the redemption is mailed to holders of AT&T Wireless Group tracking stock.

     In order to redeem AT&T Wireless Group tracking stock on the basis of a tax event, AT&T must obtain the opinion of counsel that, as a result of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after the AT&T Wireless Group tracking stock is issued, there is more than an insubstantial risk that:

     - any issuance of AT&T Wireless Group tracking stock would be treated as a sale or other taxable disposition by AT&T or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying the AT&T Wireless Group tracking stock,

     - the existence of AT&T Wireless Group tracking stock would subject AT&T, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     - either AT&T common stock or AT&T Wireless Group tracking stock would not be treated solely as common stock of AT&T.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. The AT&T charter also provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies certain requirements under the Internal Revenue Code and that holds all of the assets and liabilities of the AT&T Wireless Group. We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange each share of AT&T Wireless Group tracking stock, on a pro rata basis, for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by AT&T.

     Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition by AT&T in a transaction or series of related transactions, of all or substantially all of the properties and assets of the AT&T Wireless Group, AT&T is generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

     - AT&T may redeem each outstanding share of AT&T Wireless Group tracking stock in exchange for a number of shares of AT&T common stock (calculated to the nearest 1/10,000) equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock. For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     - Subject to limitations, AT&T may declare and pay a dividend in cash and/or in securities (other than AT&T common stock) or other property to holders of the outstanding shares of AT&T Wireless Group tracking stock equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to the AT&T Wireless Group tracking stock.

     - Subject to limitations, if the disposition involves substantially all, but not all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem a number of outstanding shares of AT&T Wireless Group tracking stock in exchange for a redemption price equal to the net proceeds of that disposition. The number of shares of AT&T Wireless Group tracking stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market value of one share of AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding shares of AT&T Wireless Group tracking stock.

     - Subject to limitations, AT&T may take a combination of the actions described in the preceding bullets whereby AT&T may redeem some shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock to either (1) declare and pay a dividend as described in the second bullet above, or (2) redeem part or all of the remaining shares of AT&T Wireless Group tracking stock as described in the third or fourth bullet above.

     For purposes of these provisions, "substantially all of the properties and assets" of the AT&T Wireless Group as of any date means a portion of such properties and assets that represents at least 80% of the fair value of the properties and assets attributed to the AT&T Wireless Group as of such date.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and AT&T will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     - if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of AT&T Wireless Group tracking stock, voting as a separate class,

     - if the disposition is in connection with a liquidation of AT&T,

     - if the disposition is to a person or group of which AT&T is the majority owner and the AT&T Wireless Group receives in exchange primarily equity securities of that person or group as consideration,

     - in connection with a spin-off or similar disposition of AT&T's entire interest in the AT&T Wireless Group to the holders of AT&T Wireless Group tracking stock, including a disposition that is made in connection with a mandatory redemption as described under "-- Redemption in exchange for shares of AT&T common stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     - in connection with a "related business transaction," which generally means a disposition of all or substantially all of the assets attributed to the AT&T Wireless Group in which AT&T receives equity securities of an entity that engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the AT&T Wireless Group prior to such transaction.

     GENERAL PROCEDURES

     Public announcements; notices. In the case of specified dispositions or a redemption, AT&T will publicly announce or otherwise provide specified information to holders of AT&T Wireless Group tracking stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of AT&T Wireless Group tracking stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, AT&T will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of AT&T Wireless Group tracking stock; except that, if a redemption date with respect to AT&T Wireless Group tracking stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or AT&T's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of AT&T Wireless Group tracking stock wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of AT&T or its agent, that the tax has been paid or is not applicable.

     LIQUIDATION RIGHTS

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless

Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. AT&T will calculate the market capitalizations based on the 20-trading day period ending on the trading day prior to the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

     None of the following, by itself, will constitute a liquidation, dissolution or winding up of AT&T:

     - the consolidation or merger of AT&T with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of AT&T,

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock, and

     - any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group subsidiaries and the distribution of such Liberty Media Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding Liberty Media Group tracking stock (but this will be subject to the provisions relating to the redemption of shares of Liberty Media Group tracking stock described in our charter).

     DETERMINATIONS BY OUR BOARD OF DIRECTORS

     Any determinations made by our board of directors under any provision described in the AT&T charter will be final and binding on all shareholders of AT&T, except as may otherwise be required by law. AT&T will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Corporate Secretary.

ANTI-TAKEOVER CONSIDERATIONS

     The New York Business Corporation Law, the AT&T charter and the AT&T by-laws contain provisions which could serve to discourage or make more difficult a change in control of AT&T without the support of the AT&T board of directors or without meeting various other conditions.

     BUSINESS COMBINATIONS

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon. The AT&T charter does not contain a provision expressly providing for majority approval of such transactions.

     STATE TAKEOVER LEGISLATION

     Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either certain "fair price" provision are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates and associates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that cause such shareholder to become an interested shareholder, was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder.

     A New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912 of the NYBCL. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. The AT&T by-laws contain no provision electing not to be governed by such section of the NYBCL.

     RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of AT&T capital stock currently do not have dissent rights because AT&T capital stock is listed on a national securities exchange.

     SHAREHOLDER ACTION

     Under the NYBCL, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The AT&T charter does not contain such a provision.

     SHAREHOLDER PROPOSALS

     The AT&T by-laws require that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered notice thereof to AT&T (containing certain information specified in the AT&T by-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

     MEETINGS OF SHAREHOLDERS

     The AT&T by-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by our board of directors or upon a request signed by shareholders representing at least 33 1/3% of the AT&T shares.

     CUMULATIVE VOTING

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. The AT&T charter does not contain such a provision.

     REMOVAL OF DIRECTORS

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed for cause by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

     Neither the AT&T charter nor the AT&T by-laws provide that directors may be removed without cause by action of the shareholders or that directors may be removed by our board of directors.

     VACANCIES

     The certificate of incorporation or by-laws may provide that newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The AT&T by-laws provide that any vacancy on our board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.

     NO PREEMPTIVE RIGHTS

     Holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

                RELATIONSHIP BETWEEN THE AT&T COMMON STOCK GROUP
                          AND THE AT&T WIRELESS GROUP


     The description of the AT&T Wireless Group capital stock committee and the AT&T Wireless Group policy statement below is not complete and is qualified in its entirety by reference to the AT&T by-laws and the AT&T Wireless Group policy statement. For information on how to obtain these documents, see "Other Information -- Where You Can Find More Information" on page 107. You are urged to read them in their entirety.


AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE

     The AT&T Wireless Group capital stock committee of our board of directors will oversee the interaction between the businesses of the AT&T Common Stock Group and the AT&T Wireless Group. The members of the AT&T Wireless Group capital stock committee are selected by our board of directors. The AT&T by-laws provide that our board of directors will delegate to the AT&T Wireless Group capital stock committee authority to:

     - interpret, make determinations under and oversee the implementation of the policies described in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters described under "-- AT&T Wireless Group Policy Statement,"

     - review the policies, programs and practices of AT&T relating to:

        -- the business and financial relationships between AT&T or any of its units, other than the Liberty Media Group, with the AT&T Wireless Group,

        -- dividends in respect of, disclosures to shareholders and the public concerning, and transactions by AT&T or any of its subsidiaries, other than subsidiaries included in the Liberty Media Group, in shares of AT&T Wireless Group tracking stock, and

        -- any matters arising in connection with any of the foregoing, all to the extent the AT&T Wireless Group capital stock committee may deem appropriate, and

     - recommend changes in the policies, programs and practices that the AT&T Wireless Group capital stock committee may deem appropriate.

     The AT&T Wireless Group capital stock committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the by-laws or adopt additional by-laws, at any time, without the approval of our shareholders, subject to our board of directors' fiduciary duties.

AT&T WIRELESS GROUP POLICY STATEMENT

     AT&T will, effective upon issuance of AT&T Wireless Group tracking stock, adopt the AT&T Wireless Group policy statement, which AT&T intends to follow.

     GENERAL POLICY

     Our board of directors has determined that all material matters in which holders of AT&T common stock and AT&T Wireless Group tracking stock may have divergent interests will be generally resolved in a manner that is in the best interests of AT&T and all of its common shareholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of AT&T common shares. Under the AT&T Wireless Group policy statement, the relationship between the AT&T Common Stock Group and the AT&T Wireless Group and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.

     RELATIONSHIP BETWEEN THE AT&T COMMON STOCK GROUP AND THE AT&T WIRELESS
     GROUP


     The AT&T Wireless Group policy statement provides that AT&T will seek to manage the AT&T Common Stock Group and the AT&T Wireless Group in a manner designed to maximize the operations, unique assets and value of both groups, and with complementary deployment of capital and facilities. AT&T expects that the operating relationship between the two groups will include the coordination and use of bundled offers, network services, marketing, sales, branding, and other intellectual property and technology. AT&T and the AT&T Wireless Group expect to use common platforms and technology across their services where possible. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.


     General. The AT&T Wireless Group policy statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between the AT&T Common Stock Group and the AT&T Wireless Group will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of the AT&T Wireless Group capital stock committee.

     Allocation of corporate overhead and support services. Each group will have access to the support services of the other group, including customer care and billing platforms.

     For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     - allocated directly to the group utilizing those services, and

     - if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

     For other support services, for example, billing and purchasing services, the AT&T Wireless Group policy statement provides that the groups will seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure support services on their own either from the other group or from third parties.

     Sourcing and provision of other services. Each group will use exclusively the services that the other group offers for use in their respective packaged, bundled, combined or integrated offerings. This would, for example, require the AT&T Wireless Group to procure long distance services for its wireless service bundles exclusively from the AT&T Common Stock Group and require the AT&T Common Stock Group to procure wireless services for its bundled offerings exclusively from the AT&T Wireless Group. The policy statement further provides that each group will provide these services to the other group at the best price offered by that group to third parties in similar situations when taking into account all relevant factors, including the availability of wholesale pricing, volume, peak/off-peak usage and length of commitment. The establishment of such price should also give consideration to other factors, as appropriate, such as avoided costs and synergies to be shared between the groups. In addition, each group will cooperate in good faith to develop offers that reflect such other factors.

     Marketing of services. The policy statement provides that, as a general matter, each group will design, develop, deploy, produce, market, sell and service their own service offerings and choose their own sales channels. In addition, each group will be able to negotiate for the use of the sales channels of the other group to offer their services. With respect to fixed wireless services, however, it is currently intended that the AT&T Wireless Group will not develop, deploy, produce, market or sell:

     - fixed wireless voice and data services to residences located in the AT&T Common Stock Group's currently owned and operated broadband service areas or after acquired owned and operated broadband service areas in which fixed wireless has not begun deployment at the time of acquisition,

     - fixed wireless voice and data services to businesses that are otherwise connected by AT&T fiber or broadband, and

     - fixed wireless voice services to residences located in broadband service areas served by a cable operator in which the AT&T Common Stock Group currently has or has contracted for, as of the initial issuance of the AT&T Wireless Group tracking stock, a substantial equity interest if such operator offers AT&T branded residential telephony services within a commercially reasonable time, unless prior thereto the AT&T Wireless Group has received the approval of our board of directors. Such approval will be based on the value and likelihood, considering all terms and conditions, of any actual or prospective AT&T branded telephony offers by such cable operator.

     Furthermore, the AT&T Wireless Group is subject to all existing agreements and arrangements (including reasonable amendments thereto) entered into by AT&T with third parties.

     With respect to residences located in the same marketing areas as AT&T's broadband service areas, the AT&T Wireless Group will, to the extent practical, conform its voice and data offers to those of the AT&T Common Stock Group and the AT&T Common Stock Group will have the non-exclusive right to market the AT&T Wireless Group's fixed wireless services for which it will receive a sales agency fee. Marketing areas may include those markets in which AT&T has significant cable licenses and in which geographic proximity, marketing overlap or other factors support coordinated marketing and sales activities, including development of specific consumer and business service offers. In addition, the policy statement provides that the groups will work collaboratively with each other to understand and take into account the other's expansion, acquisition, deployment, marketing and sales plans, with the goal of minimizing overlaps and conflicts between the groups.

     It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the AT&T Common Stock Group and the AT&T Wireless Group will control the pricing of its respective services and receive the associated revenues. The group which sells the service to the public will receive an appropriate fee from the other group for selling the service.

     In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that neither group may offer a bundle of services comprised primarily of the services of the other group without that other group's agreement.

     Inter-Group Interest. The AT&T Wireless Group policy statement provides that the AT&T Wireless Group will not acquire an inter-group interest in the AT&T Common Stock Group.

     CORPORATE OPPORTUNITIES

     The AT&T Wireless Group policy statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of AT&T and its shareholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of AT&T and its shareholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting these provisions, and subject to pre-existing agreements relating to international markets, to allocate future mobile and fixed wireless opportunities to the AT&T Wireless Group.

     Except under the policy statement and any other policies adopted by our board of directors, which policies will be designed to minimize conflicts between the groups, harmonize capital spending and promote the use by each group of services of the other group, neither the AT&T Wireless Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of the other group,

     - doing business with any potential or actual supplier, competitor or customer of any member of any other group, or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group.

In addition, except under the policy statement and any other policies adopted by our board of directors, neither the AT&T Wireless Group nor the AT&T Common Stock Group will have any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that more than one group may be financially able to undertake, and that are, from their nature, in the line of more than one group's business and are of practical advantage to more than one group,

     - to provide financial support to another group, or any member of that group, except as described under "-- Relationship with AT&T -- Financing arrangements," or

     - otherwise to assist any other group.

     Under no circumstances will any members of the AT&T Wireless Group or the AT&T Common Stock Group be prevented from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

     DIVIDEND POLICY

     The policy statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of AT&T Wireless Group tracking stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

     Since the AT&T Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, the AT&T Wireless Group policy statement provides that AT&T does not expect to pay any dividends on shares of AT&T Wireless Group tracking stock. If and when our board of directors determines to pay any dividends on shares of AT&T Wireless Group tracking stock, the policy statement provides that this determination will be a business decision that our board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of AT&T and other factors that our board of directors considers relevant. Payment of dividends on AT&T Wireless Group tracking stock also may be restricted by loan agreements, indentures and other transactions that AT&T enters into from time to time.

     FINANCIAL REPORTING

     The AT&T Wireless Group policy statement provides that AT&T will prepare and include in its filings with the SEC financial statements of AT&T and the AT&T Wireless Group for so long as AT&T Wireless Group tracking stock is outstanding.

     AT&T WIRELESS GROUP CAPITAL STOCK COMMITTEE

     Our by-laws provide for the AT&T Wireless Group capital stock committee of our board of directors that we describe above under "-- AT&T Wireless Group Capital Stock Committee."

     In making determinations in connection with the policies set forth in the AT&T Wireless Group policy statement, the members of our board of directors and the AT&T Wireless Group capital stock committee will act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to the AT&T Wireless Group capital stock committee will be subject to changes our board of directors may determine.

     AMENDMENT AND MODIFICATION TO THE AT&T WIRELESS GROUP POLICY STATEMENT

     Our board of directors may modify, suspend or rescind the policies set forth in the AT&T Wireless policy statement, including any resolution implementing the provisions of the policy statement. Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the AT&T Wireless Group policy statement in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to AT&T and all of our shareholders.

RELATIONSHIP WITH AT&T

     BRANDING

     The AT&T Wireless Group will be permitted, on the same discretionary basis as other businesses that AT&T wholly owns, or substantially owns in excess of a majority of the economic interest in, to operate under the AT&T service mark for appropriate business activities in its capacity as a division or subsidiary of AT&T. We expect that there will be no royalty or licensing fees related to the use of branding. AT&T's divisions' or subsidiaries' use of the brand is limited in certain respects, including requiring compliance with AT&T's corporate brand strategy, policies, graphics standards, advertising policies, quality control and restrictions on certain activities relating to the brand, including a prohibition on licensing and sublicensing without corporate approval.

     INTELLECTUAL PROPERTY

     Intellectual property will continue to be managed by the group that has managed it historically. The AT&T Common Stock Group and the AT&T Wireless Group will, on the same basis they have enjoyed historically, have the right to use the intellectual property managed by the other group, or with respect to which either has the power to grant such rights, for appropriate business activities. The groups also will collaborate to achieve enterprise objectives with respect to the licensing or sale of intellectual property to third parties. The policy of the AT&T Wireless Group capital stock committee will be not to sell or license any intellectual property that is predominantly used by the AT&T Wireless Group if that sale of license would result in a material competitive disadvantage to the AT&T Wireless Group. Any fees obtained through such sales or licensing will be allocated to the group that predominantly uses the intellectual property sold or licensed, or if no specific intellectual property can be associated with a fee or such intellectual property is not predominantly used by any one group, then allocated using the same general allocation as overhead expenses.

     COMMERCIAL TRANSACTIONS BETWEEN GROUPS

     We intend that all commercial transactions between the AT&T Common Stock Group and the AT&T Wireless Group will be on commercially reasonable terms taken as whole. We expect the groups will negotiate and develop their arrangements over time and that these arrangements will be subject to the review and approval of the AT&T Wireless Group capital stock committee.

     We may reallocate assets between the AT&T Common Stock Group and the AT&T Wireless Group in exchange for an increase or decrease in the retained inter-group interest held by the AT&T Common Stock Group in the AT&T Wireless Group. Any reallocations of assets between the groups that do not result in such an adjustment, other than reallocations made under a contract for the provision of goods or services between the groups, will be accompanied by:

     - the reallocation by the transferee group to the transferor group of other assets or consideration,

     - the creation of inter-group debt owed by the transferee group to the transferor group, or

     - the reduction of inter-group debt owed by the transferor group to the transferee group,

in each case, in an amount having a fair market value, in the judgment of our board of directors, equivalent to the fair market value of the assets reallocated by the transferor group.

     FINANCING ARRANGEMENTS

     Loans from AT&T or any member of the AT&T Common Stock Group to any member of the AT&T Wireless Group will be made at interest rates and on other terms and conditions designed to be substantially equivalent to the interest rates and other terms and conditions that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guaranty by AT&T or any member of the AT&T Common Stock Group. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which AT&T or members of the AT&T Common Stock Group may have acquired the funds. If, however, AT&T incurs any fees or charges in order to keep available funds for use by the AT&T Wireless Group, those fees or charges will be allocated to the AT&T Wireless Group.


     We currently intend to borrow funds and provide the proceeds to the AT&T Wireless Group on the terms and conditions described above and subject to market availability. In addition, a corporate entity within the AT&T Wireless Group has issued to AT&T $1.0 billion of 9% cumulative preferred stock that, subject to the approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. This preferred stock is held by AT&T on behalf of the AT&T Common Stock Group. The AT&T Common Stock Group also has $3.4 billion of AT&T Wireless Group indebtedness at December 31, 1999, of which $2.0 billion is convertible into an additional $2.0 billion of such preferred stock. We expect this conversion to occur simultaneously with the initial public offering.


     ACCOUNTING MATTERS

     Following issuance of the shares of AT&T Wireless Group tracking stock, AT&T will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the AT&T Wireless Group, and pro forma financial information for the AT&T Common Stock Group, as well as full consolidated financial statements of AT&T. The financial statements and information for each of the groups principally will reflect the financial position, results of operations and cash flows of the businesses included in those groups. Notwithstanding any allocation of assets or liabilities for dividend purposes or the purpose of preparing group financial statements, holders of AT&T common stock and holders of AT&T Wireless Group tracking stock will continue to be subject to risks associated with an investment in a single corporation and all of AT&T's businesses, assets and liabilities.

     TAX SHARING AGREEMENT

     Prior to issuance of the shares of AT&T Wireless Group tracking stock, the AT&T Common Stock Group and the AT&T Wireless Group will enter into a tax sharing agreement that will provide for tax sharing payments between the AT&T Common Stock Group and the AT&T Wireless Group based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. This hypothetical group will not include the Liberty Media Group. A separate tax sharing agreement exists between the AT&T Common Stock Group and the Liberty Media Group under which tax sharing payments are made between AT&T and the Liberty Media Group to the extent that the taxes of the actual affiliated group of which AT&T is the common parent are increased or decreased as a result of the inclusion of the Liberty Media Group in that affiliated group.


     Under the tax sharing agreement between the AT&T Common Stock Group and the AT&T Wireless Group, the consolidated tax liability before credits of the hypothetical group consisting of the AT&T Common Stock Group and the AT&T Wireless Group will be allocated between the AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to consolidated taxable income of the hypothetical group. Such allocation will take into account losses, deductions and other tax attributes, such as capital losses or charitable deductions, that are utilized by the hypothetical group even if these attributes could not be utilized on a stand-alone basis. For purposes of the tax sharing agreement, the $1.0 billion of 9% cumulative preferred stock issued by a corporate entity within the AT&T Wireless Group to AT&T, the $3.4 billion of AT&T Wireless Group indebtedness held by the AT&T Common Stock Group and any preferred stock resulting from a conversion of any portion of such indebtedness will be treated as intercompany debt instruments, each with an issue price equal to its face amount, for federal, state and local income tax purposes. Accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock and debt as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group.

     Tax sharing payments in respect of consolidated tax liability of the hypothetical group before credits will be made as follows. With respect to each taxable period ending after the date that AT&T Wireless Group tracking stock initially is issued, if the hypothetical group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then:

     - if the AT&T Wireless Group has allocated taxable income for the taxable period, the AT&T Wireless Group will pay the AT&T Common Stock Group the tax on the AT&T Wireless Group's allocated taxable income for the taxable period, and

     - if the AT&T Wireless Group has allocated taxable loss for the taxable period, the AT&T Common Stock Group will pay the AT&T Wireless Group the amount by which the hypothetical group's taxes would be reduced for the taxable period by reason of the AT&T Wireless Group's allocated taxable loss.

With respect to each taxable period ending after the date that AT&T Wireless Group tracking stock initially is issued, if the hypothetical group has a consolidated net operating loss for federal income tax purposes, or consolidated, combined or unitary net operating loss for state, local or foreign tax purposes, for the taxable period, then:

     - if the AT&T Common Stock Group and the AT&T Wireless Group each have allocated taxable losses, the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period, will be shared between the AT&T Common Stock Group and the AT&T Wireless Group in proportion to their respective allocated losses for the taxable period,

     - if the AT&T Wireless Group has an allocated taxable loss and the AT&T Common Stock Group has allocated taxable income, then the AT&T Common Stock Group will pay the AT&T Wireless Group the amount by which the hypothetical group's taxes for the taxable period would be reduced by reason of the AT&T Wireless Group's allocated taxable loss and the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period, will be allocated to the AT&T Wireless Group, and

     - if the AT&T Wireless Group has allocated taxable income and the AT&T Common Stock Group has an allocated taxable loss, then the AT&T Wireless Group will pay the AT&T Common Stock Group the amount by which the hypothetical group's taxes for the taxable period would be reduced by reason of the AT&T Common Stock Group's allocated taxable loss and the AT&T Common Stock Group will retain the refund or other tax benefit arising from the consolidated net operating loss, and any payment from the Liberty Media Group in respect of the taxable income of the Liberty Media Group for such period.

     Consolidated tax credits of the hypothetical group will be allocated between the AT&T Common Stock Group and the AT&T Wireless Group based on each group's contribution to each tax credit. Such allocation will take into account credits that are utilized by the hypothetical group even if such credits could not be utilized on a stand-alone basis. Appropriate tax sharing payments in respect of such credits will be made between the groups consistent with such allocation.

     The tax sharing payments described above assume that the members of the AT&T Common Stock Group and the AT&T Wireless Group are members of the same affiliated, consolidated, combined or unitary group for the relevant federal, state, local or foreign income tax purposes. It is possible, however, that the Internal Revenue Service may assert that AT&T Wireless Group tracking stock is not stock of AT&T, in which case the members of the AT&T Common Stock Group and the AT&T Wireless Group may not be members of the same federal income tax affiliated group filing consolidated returns. AT&T believes that it is unlikely that the IRS would prevail on that view, but no assurance can be given in that regard. The AT&T Wireless Group would be responsible under the tax sharing agreement for any corporate-level taxes resulting from the treatment of AT&T Wireless Group tracking stock as not stock of AT&T, and any corporate-level taxes on the actual or deemed disposition of the AT&T Wireless Group caused by the issuance of AT&T Wireless Group tracking stock. See "Risk Factors -- AT&T Wireless Group Tracking Stock -- Changes in the tax law or in the interpretation of current tax law may result in redemption of AT&T Wireless Group tracking stock or cessation of the issuance of further shares."

     With respect to taxable periods ending on or prior to the date on which AT&T Wireless Group tracking stock is initially issued, the AT&T Wireless Group will generally be responsible for the taxes attributable to the businesses and entities comprising the AT&T Wireless Group. The responsibility of the AT&T Wireless Group to pay for consolidated income taxes attributable to it, and the AT&T Common Stock Group's responsibility to pay the AT&T Wireless Group for tax benefits attributable to the AT&T Wireless Group, will generally be considered to have been settled for taxable periods ending on or prior to the date on which AT&T Wireless Group tracking stock is initially issued, except that:

     - the AT&T Wireless Group will be required to pay the AT&T Common Stock Group (or the AT&T Common Stock Group will be required to pay the AT&T Wireless Group) with respect to the taxable period ending on December 31, 1999 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the AT&T Wireless Group differs from the AT&T Wireless Group taxable income or loss reflected in the 1999 income tax return of the consolidated group, and

     - consolidated income taxes resulting from audit adjustments or other tax contests will be payable based on each group's contribution to consolidated taxable income. Accordingly, the AT&T Wireless Group will be required to pay the AT&T Common Stock Group in the event that a loss or deduction attributable to the AT&T Wireless Group for such a period is disallowed.

                               THE INCENTIVE PLAN



GENERAL



     We currently issue stock-based awards to our employees under the AT&T 1997 Long Term Incentive Program. AT&T's shareholders approved this plan in 1997 and approved amendments to it in 1999 and 2000. As of January 1, 2000, this plan authorized a total of approximately 206 million shares of AT&T common stock for stock-based awards consisting of:



     - stock options, including incentive stock options (ISOs) under the Internal Revenue Code,



     - stock appreciation rights (SARs), in tandem with stock options or free-standing,



     - restricted stock,



     - performance shares and performance units conditioned upon meeting performance criteria, and



     - other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, stock or other property of AT&T (other stock unit awards).



     In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.



SUMMARY OF AMENDMENTS TO THE PLAN



     On March 14, 2000, our shareholders approved new amendments to the plan which do the following:



     - in addition to the number of shares of AT&T common stock authorized for stock-based awards under the plan, authorize a number of shares of AT&T Wireless Group tracking stock equal to 5% of the total number of such shares outstanding for stock-based awards under the plan, a maximum of 25% of which can be used for other than options and/or SARs, and a maximum of 10% of which can be used for restricted stock with a restriction period of less than three years,



     - in addition to the above, authorize the issuance of stock-based awards based on AT&T Wireless Group tracking stock as an adjustment to existing stock based awards based on AT&T common stock, as a result of the distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock,



     - amend the provisions of the plan, which provided that no participant may be granted options and/or SARs with respect to more than three million shares of AT&T common stock during any calendar year period, to provide that no participant may be granted more than three million shares of AT&T common stock and three million shares of AT&T Wireless Group tracking stock during any calendar year period,



     - subject to adjustments permitted by the plan, beginning in 2001, annually increase the number of shares of AT&T Wireless Group tracking stock available for stock-based awards by 2.0% of the total shares of AT&T Wireless Group tracking stock outstanding on the first calendar day of each year during the remaining term of the plan, which ends on May 31, 2004,



     - amend the provisions of the plan to limit the aggregate number of shares that may be granted in the form of ISOs to no more than 75 million shares of AT&T common stock and no more than 50% of the shares of AT&T Wireless Group tracking stock authorized for stock based awards under the plan,

     - amend the provisions of the plan to permit stock-based awards for non-employee directors of AT&T, and



     - amend the definitions of "Shares" in the plan to provide for definitions of shares of AT&T common stock and shares of AT&T Wireless Group tracking stock.



     As defined in the amendment to the plan, the term "outstanding" includes:



     - the total issued and outstanding shares of AT&T Wireless Group tracking stock, plus



     - the number of shares of AT&T Wireless Group tracking stock represented by the inter-group interest held by the AT&T Common Stock Group on the particular reference date.



BOARD ADJUSTMENT TO OUTSTANDING STOCK-BASED AWARDS



     On the date of the contemplated distribution, if any, of shares of AT&T Wireless Group tracking stock to holders of AT&T common stock, we currently intend to issue stock-based awards based on AT&T Wireless Group tracking stock to holders of stock-based awards based on AT&T common stock.



     Under its authority to adjust the terms of outstanding stock-based awards, the Committee has adopted a resolution that provides that on the date of the distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock the terms of outstanding stock options will be adjusted to reflect the distribution. Each stock option issued to purchase shares of AT&T common stock will be converted into an option to purchase the same number of shares of AT&T common stock and an option to purchase a number of shares of AT&T Wireless Group tracking stock to be determined at that time based on the distribution ratio.


     The strike price or exercise price of the options relating to AT&T common stock and AT&T Wireless Group tracking stock will be restated at prices intended to preserve the intrinsic value of the original award and based on the fair market value of each share of AT&T common stock and AT&T Wireless Group tracking stock. All other terms of each option will be the same as the original terms of each related option.


     As of December 31, 1999, there were 168.8 million AT&T options outstanding with an average exercise price of $37.42. Pro forma for the MediaOne acquisition, there are estimated to be 195.6 million AT&T options outstanding with an average exercise price of $37.81. Pursuant to the principles described in the paragraph above, if a distribution of AT&T's entire retained interest in the AT&T Wireless Group were to occur through a dividend of AT&T Wireless Group tracking stock to holders of AT&T common stock at a time when (i) AT&T's retained interest was the same as it will be immediately following the closing of the initial public offering, (ii) there were 3.773 billion shares of AT&T common stock outstanding (the estimated number of shares of fully diluted AT&T common stock outstanding pro forma for the MediaOne acquisition), (iii) the AT&T price per share was $60 5/16 (the closing price per share for AT&T common stock on March 27, 2000) and (iv) the AT&T Wireless Group's share price was $29 (the mid-point of the range set forth on the cover page of this prospectus), a total of approximately 101.1 million AT&T Wireless Group options with an average exercise price of $18.18 would be issued as part of the conversion.

                CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income and estate tax considerations with respect to the ownership and disposition of AT&T Wireless Group tracking stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than:

     - a citizen or resident of the United States,

     - a corporation created or organized in the United States or under the laws of the United States or of any state,

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, and

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of income and estate taxation or any aspects of state, local or non-U.S. taxes, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder that may be subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and U.S. expatriates. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, OWNING AND DISPOSING OF SHARES OF AT&T WIRELESS GROUP TRACKING STOCK.

  DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files the required forms, including Internal Revenue Service Form W-8ECI, with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations, the "Current Regulations," and published Internal Revenue Service positions, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued in October 1997, the "Final Regulations," and generally effective for payments made after December 31, 2000, however, a Non-U.S. Holder, including, for some Non-U.S. Holders that are entities, the owner or owners of such entities, will be required to satisfy certification requirements in order to claim a reduced rate of withholding under an applicable income tax treaty.

  GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder's shares of AT&T Wireless Group tracking stock unless:

     - the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation,

     - the Non-U.S. Holder is an individual who holds shares of AT&T Wireless Group tracking stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and meets other tests,

     - the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates, or

     - AT&T is or has been a U.S. real property holding corporation for U.S. federal income tax purposes -- which AT&T does not believe that it has been, currently is, or will become -- at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. If AT&T were or were to become a U.S. real property holding corporation at any time during this period, gains realized upon a disposition of AT&T Wireless Group tracking stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the AT&T Wireless Group tracking stock during this period generally would not be subject to U.S. federal income tax, provided that AT&T Wireless Group tracking stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue
       Code).

  ESTATE TAX

     AT&T Wireless Group tracking stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

  BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, the Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S Holder resides or is established.

     Under the Current Regulations, U.S. backup withholding tax, which generally is imposed at the rate of 31% on applicable payments to persons that fail to furnish the information required under the U.S. information reporting requirements, and information reporting requirements other than those discussed in the previous paragraph, generally will not apply to dividends paid on AT&T Wireless Group tracking stock to a Non-U.S. Holder at an address outside the United States. Backup withholding and information reporting generally will apply, however, to dividends paid on shares of AT&T Wireless Group tracking stock to a Non-U.S. Holder at an address in the United States if the holder fails to establish an exemption or to provide other required information to the payor.

     Under the Current Regulations, the payment of proceeds from the disposition by a Non-U.S. Holder of AT&T Wireless Group tracking stock by or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder or otherwise establishes an exemption. The payment of proceeds from the disposition by a Non-U.S. Holder of AT&T Wireless Group tracking stock by or through a Non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition by a Non-U.S. Holder of AT&T Wireless Group tracking stock paid by or through a non-U.S. office of a broker that is:

     - a U.S. person,

     - a "controlled foreign corporation" for U.S. federal income tax purposes, or

     - a foreign person 50% or more of whose gross income from a specified period is effectively connected with a U.S. trade or business,

information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Holder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

     Under the Final Regulations, generally effective for payments made after December 31, 2000, the payment to a Non-U.S. Holder of dividends or of proceeds from the disposition of AT&T Wireless Group tracking stock may be subject to information reporting and backup withholding unless the recipient satisfies the certification requirements of the Final Regulations or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

     The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice and is not based on an opinion of counsel. Accordingly, each prospective Non-U.S. Holder of AT&T Wireless Group tracking stock should consult that holder's own tax adviser with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of AT&T Wireless Group tracking stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO AT&T

     Subject to the discussion below in this section, neither the creation of AT&T Wireless Group tracking stock, the occurrence of the initial public offering of AT&T Wireless Group tracking stock nor the distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock will be taxable to AT&T.

     The conclusions in the preceding paragraph are not free from doubt. These conclusions assume that AT&T Wireless Group tracking stock is treated as a class of common stock of AT&T. The filing of consolidated income tax returns by the AT&T Common Stock Group together with the AT&T Wireless Group also assumes that AT&T Wireless Group tracking stock is treated as a class of common stock of AT&T. While AT&T believes that, under current law, AT&T Wireless Group tracking stock will be treated as common stock of AT&T, there are no authorities directly on point nor will AT&T receive an advance ruling from the Internal Revenue Service. There is a risk that the Internal Revenue Service could assert that AT&T Wireless Group tracking stock is property other than common stock of AT&T. AT&T believes it is unlikely the Internal Revenue Service would prevail on that view, but no assurance can be given that the views expressed in the preceding paragraph, if contested, would be sustained by a court.

     The foregoing discussion is only a summary of the material federal income tax consequences of the issuance and distribution of AT&T Wireless Group tracking stock to AT&T. It is not a complete analysis of all potential tax effects relevant to the issuance or distribution of AT&T Wireless Group tracking stock. The discussion does not address any consequences that may arise under any state, local or foreign jurisdiction. The discussion is based on the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ISSUANCE OF AT&T WIRELESS GROUP TRACKING STOCK.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement, dated              , 2000, the U.S. underwriters named below have
severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of AT&T Wireless Group tracking stock set forth below:


                                                               NUMBER OF
NAME                                                            SHARES
----                                                          -----------
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith, Incorporated.........
Salomon Smith Barney Inc. ..................................
Credit Suisse First Boston Corporation......................
Lehman Brothers Inc. .......................................
Morgan Stanley & Co. Incorporated...........................
Banc of America Securities LLC..............................
M.R. Beal & Company.........................................
Bear, Stearns & Co. Inc. ...................................
Chase Securities Inc........................................
Deutsche Bank Securities Inc. ..............................
Donaldson, Lufkin & Jenrette Securities Corporation.........
J.P. Morgan Securities Inc. ................................
PaineWebber Incorporated....................................
Prudential Securities Incorporated..........................
Sanford C. Bernstein & Co., Inc. ...........................
Thomas Weisel Partners LLC..................................
                                                              -----------
     Total..................................................  306,000,000
                                                              ===========



     The representatives of the U.S. underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Salomon Smith Barney Inc. The underwriting agreement provides that the obligations of the several U.S. underwriters to pay for and accept delivery of the shares of AT&T Wireless Group tracking stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The U.S. underwriters are obligated to take and pay for all of the shares of AT&T Wireless Group tracking stock offered hereby, except those shares covered by the over-allotment option described below, if any shares are taken.



     Thomas Weisel Partners LLC, one of the U.S. underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has acted as a lead or co-manager on numerous public offerings of equity securities.


     The U.S. underwriters initially propose to offer a portion of the shares of AT&T Wireless Group tracking stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some
dealers at a price that represents a concession not in excess of $          per
share under the public offering price. Any U.S. underwriter may allow, and these
dealers may reallow, a concession not in excess of $     per share to other
brokers or to other dealers. After the initial offering of the shares of the AT&T Wireless Group tracking stock, the offering price and other selling terms may be varied by the representatives.


     We and the International underwriters have entered into an international underwriting agreement providing for the concurrent offer and sale of AT&T Wireless Group tracking stock in an international offering outside the United States. The initial public offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. offering is a condition to the closing of the international offering (and vice versa). The representatives of the International underwriters are Goldman Sachs International, Merrill Lynch International and Salomon Brothers International Limited. We refer to the U.S. underwriters and the International underwriters as the underwriters.


     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


     We have granted to the U.S. underwriters an option, exercisable for 30 days from the date of this prospectus to purchase up to an aggregate of 45,900,000 additional shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The U.S. underwriters may exercise this option solely for the purpose of covering over-allotments, if any. To the extent this option is exercised, each U.S. underwriter will become obligated, subject to specified conditions, to purchase shares in approximately the same proportion as set forth in the table above. We have also granted to the International underwriters an option to purchase up to an aggregate of 8,100,000 additional shares on the same terms and conditions. If the U.S. and International underwriters' options are exercised in full, the
total price to the public for this offering would be $                        ,
the total underwriting discounts and commissions would be $          and the
total proceeds to AT&T Wireless Group and the AT&T Common Stock Group would be
$          .


     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of AT&T Wireless Group tracking stock offered by them.


     At our request, the underwriters have reserved up to 36,000,000 shares of AT&T Wireless Group tracking stock offered hereby for sale at the initial public offering price to all of our U.S.-based employees. The number of shares available for sale to the general public will be reduced to the extent that these employees purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of AT&T Wireless Group tracking stock offered hereby.



     We intend to list the AT&T Wireless Group tracking stock on the New York Stock Exchange under the symbol "AWE." The underwriters intend to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.



     In connection with this offering, AT&T Corp. has agreed that, without the prior written consent of a majority of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:


     - register for sale or offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of AT&T Wireless Group tracking stock or any securities convertible into or exercisable or exchangeable for AT&T Wireless Group tracking stock, or

     - enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of AT&T Wireless Group tracking stock, whether any of these transactions described above is to be settled by delivery of AT&T Wireless Group tracking stock or other securities, in cash or otherwise.


     The restrictions described in the preceding list do not apply in the following circumstances:



     - the sale of AT&T Wireless Group tracking stock to the underwriters,



     - the issuance of AT&T Wireless Group tracking stock upon the exercise, exchange or conversion of any security outstanding on the date of this prospectus,



     - the issuance of AT&T Wireless Group tracking stock pursuant to any AT&T Wireless Group's employee benefit, director or shareowner plan in existence on the date of this prospectus, and



     - AT&T Wireless Group tracking stock issued as consideration in connection with mergers, acquisitions, business combinations or other similar transactions in the wireless industry involving us or any of our subsidiaries or the AT&T Wireless Group, up to an aggregate amount over the lock-up period equal to 10% of the total number of (A) shares of AT&T Wireless Group tracking stock that are outstanding after this offering plus (B) the equivalent number of shares of AT&T Wireless Group tracking stock represented by the inter-group interest held by the AT&T Common Stock Group, provided that certain control persons receiving shares agree in writing to be bound by the provisions of the restrictions for the remainder of the lock-up period as if it were AT&T Corp.



     Certain underwriters will be facilitating Internet distribution for this offering to certain of their Internet subscription customers. These underwriters intend to allocate a limited number of shares for sale to their online brokerage customers. An electronic prospectus will be available on their Websites. Other than the prospectus in electronic format, the information on these Websites relating to this offering is not a part of this prospectus.


     In order to facilitate this offering of the AT&T Wireless Group tracking stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the AT&T Wireless Group tracking stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in AT&T Wireless Group tracking stock for their own account. In addition, to cover over-allotments or to stabilize the price of the AT&T Wireless Group tracking stock, the underwriters may bid for, and purchase, shares of AT&T Wireless Group tracking stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing AT&T Wireless Group tracking stock in the offering, if the syndicate repurchases previously distributed AT&T Wireless Group tracking stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of AT&T Wireless Group tracking stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Some of the underwriters engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us, for which they receive customary compensation.

     We have agreed with the underwriters to indemnify each other against some liabilities relating to this offering, including liabilities under the Securities Act of 1933.


     We estimate the expenses for this offering to be $12.5 million.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for the AT&T Wireless Group tracking stock. The initial public offering price was determined by negotiations between the U.S. representatives and us. Among the numerous factors we and the U.S. representatives considered in determining the initial public offering price were our future prospects and our industry in general, our sales, earnings and other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

                                 LEGAL MATTERS

     The validity of the AT&T Wireless Group tracking stock offered in the offering will be passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of December 31, 1999, Mr. Feit was the
beneficial owner of approximately   and had options to purchase in excess of   .
Davis Polk & Wardwell of New York, New York is passing upon the validity of the AT&T Wireless Group tracking stock for the underwriters. Such firm from time to time acts as counsel for AT&T.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an international
underwriting agreement, dated              , 2000, the International
underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of AT&T Wireless Group tracking stock set forth below:


                                                               NUMBER OF
NAME                                                            SHARES
----                                                          -----------
Goldman Sachs International.................................
Merrill Lynch International.................................
Salomon Brothers International Limited......................
ABN AMRO Rothschild.........................................
Credit Suisse First Boston (Europe) Limited.................
Deutsche Bank AG London.....................................
UBS AG, acting through its division Warburg Dillon Read.....
BNP Paribas Group...........................................
Cazenove & Co. .............................................
Daiwa Securities SB Capital Markets Europe Limited..........
HSBC Investment Bank plc....................................
ING Barings Limited as agent for ING Bank N.V., London
branch......................................................
Banca d'Intermediazione Mobiliare IMI S.p.A.................
                                                              -----------
     Total..................................................   54,000,000
                                                              ===========



     The representatives of the International underwriters are Goldman Sachs International, Merrill Lynch International and Salomon Brothers International Limited. The international underwriting agreement provides that the obligations of the several International underwriters to pay for and accept delivery of the shares of AT&T Wireless Group tracking stock offered in this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The International underwriters are obligated to take and pay for all of the shares of AT&T Wireless Group tracking stock offered hereby, if any shares are taken.


     The International underwriters initially propose to offer a portion of the shares of AT&T Wireless Group tracking stock directly to the public at the public offering price set forth on the cover page of this prospectus and a portion to some dealers at a price that represents a concession not in excess of
$          per share under the public offering price. Any International underwriter may allow, and these dealers may reallow, a concession not in excess
of $     per share to other brokers or to other dealers. After the initial offering of the shares of the AT&T Wireless Group tracking stock, the offering price and other selling terms may be varied by the representatives.


     We and the U.S. underwriters have entered into an underwriting agreement providing for the concurrent offer and sale of AT&T Wireless Group tracking stock in an offering in the United States. The initial public offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the international offering is a condition to the closing of the U.S. offering (and vice versa). The representatives of the U.S. underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Salomon Smith Barney Inc. We refer to the International underwriters and the U.S. underwriters as the underwriters.


     The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as part of the distribution of the shares. The underwriters also have agreed that they may sell shares among each of the underwriting groups.


     We have granted to the International underwriters an option, exercisable for 30 days from the date of this prospectus to purchase up to an aggregate of 8,100,000 additional shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The International underwriters may exercise this option solely for the purpose of covering over-allotments, if any. To the extent this option is exercised, each International underwriter will become obligated, subject to specified conditions, to purchase shares in approximately the same proportion as set forth in the table above. We have also granted to the U.S. underwriters an option to purchase up to an aggregate of 45,900,000 additional shares on the same terms and conditions. If the U.S. and International underwriters' option are exercised in full, the total price to the public for this offering would be
$          , the total underwriting discounts and commissions would be
$          and the total proceeds to AT&T Wireless Group and the AT&T Common
Stock Group would be $          .


     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of AT&T Wireless Group tracking stock offered by them.


     At our request, the underwriters have reserved up to 36,000,000 shares of AT&T Wireless Group tracking stock offered hereby for sale at the initial public offering price to all of our U.S.-based employees. The number of shares available for sale to the general public will be reduced to the extent that these employees purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of AT&T Wireless Group tracking stock offered hereby.



     We intend to list the AT&T Wireless Group tracking stock on the New York Stock Exchange under the symbol "AWE." The underwriters intend to sell shares to a minimum of 2,000 beneficial owners in lots of 100 or more so as to meet the distribution requirements of this listing.



     In connection with this offering, AT&T Corp. has agreed that, without the prior written consent of a majority of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:


     - register for sale or offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of AT&T Wireless Group tracking stock or any securities convertible into or exercisable or exchangeable for AT&T Wireless Group tracking stock, or

     - enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of AT&T Wireless Group tracking stock, whether any of these transactions described above is to be settled by delivery of AT&T Wireless Group tracking stock or other securities, in cash or otherwise.


     The restrictions described in the preceding list do not apply in the following circumstances:



     - the sale of AT&T Wireless Group tracking stock to the underwriters,



     - the issuance of AT&T Wireless Group tracking stock upon the exercise, exchange or conversion of any security outstanding on the date of this prospectus,



     - the issuance of AT&T Wireless Group tracking stock pursuant to any AT&T Wireless Group's employee benefit, director or shareowner plan in existence on the date of this prospectus, and



     - AT&T Wireless Group tracking stock issued as consideration in connection with mergers, acquisitions, business combinations or other similar transactions in the wireless industry involving us or any of our subsidiaries or the AT&T Wireless Group, up to an aggregate amount over the lock-up period equal to 10% of the total number of (A) shares of AT&T Wireless Group tracking stock that are outstanding after this offering plus (B) the equivalent number of shares of AT&T Wireless Group tracking stock represented by the inter-group interest held by the AT&T Common Stock Group, provided that certain control persons receiving shares agree in writing to be bound by the provisions of the restrictions for the remainder of the lock-up period as if it were AT&T Corp.


     In order to facilitate this offering of AT&T Wireless Group tracking stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of AT&T Wireless Group tracking stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in AT&T Wireless Group tracking stock for their own account. In addition, to cover over-allotments or to stabilize the price of AT&T Wireless Group tracking stock, the underwriters may bid for, and purchase, shares of AT&T Wireless Group tracking stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing AT&T Wireless Group tracking stock in the offering, if the syndicate repurchases previously distributed AT&T Wireless Group tracking stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of AT&T Wireless Group tracking stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Some of the underwriters engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged and may in the future engage in commercial banking and investment banking transactions with us, for which they receive customary compensation.

     We have agreed with the underwriters to indemnify each other against some liabilities relating to this offering, including liabilities under the Securities Act of 1933.


     We estimate the expenses for this offering to be $12.5 million.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for AT&T Wireless Group tracking stock. The initial public offering price was determined by negotiations between the U.S. representatives and us. Among the numerous factors we and the U.S. representatives considered in determining the initial public offering price were our future prospects and our industry in general, our sales, earnings and other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and other financial and operating information of companies engaged in activities similar to ours.

                                 LEGAL MATTERS

     The validity of the AT&T Wireless Group tracking stock offered in the offering will be passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of December 31, 1999, Mr. Feit was the
beneficial owner of approximately           and had options to purchase in
excess of           . Davis Polk & Wardwell of New York, New York is passing
upon the validity of AT&T Wireless Group tracking stock for the underwriters. Such firm from time to time acts as counsel for AT&T.

                               OTHER INFORMATION

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to:

     - the financial condition,

     - results of operations,

     - cash flows,

     - dividends,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,

     - competitive positions,

     - growth opportunities for existing products, benefits from new technology,

     - plans and objectives of management,

     - markets for stock of AT&T, the AT&T Common Stock Group and the AT&T Wireless Group, and

     - other matters.

Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to AT&T, the AT&T Common Stock Group and the AT&T Wireless Group, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the effects of vigorous competition in the markets in which these entities operate,

     - the ability to enter into agreements to, and the cost of, entering new markets necessary to provide nationwide services,

     - the ability of AT&T to establish a significant market presence in new geographic and service markets,

     - the risks related to AT&T's investments in the Liberty Media Group and joint ventures,

     - the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities or groups,

     - requirements imposed on these entities or groups or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act or other applicable laws and regulations,

     - unexpected results of litigation filed against these entities,

     - the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these entities or groups have no control, and

     - those factors listed under "Risk Factors -- AT&T Wireless Group Tracking Stock" and "Risk Factors -- The AT&T Wireless Group."


The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and throughout the other documents incorporated herein by reference, including, but not limited to, AT&T's 1999 Annual Report on Form 10-K, including any amendments to the annual report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. AT&T undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in this prospectus or other matters concerning AT&T, the AT&T Wireless Group or the AT&T Common Stock Group.


EXPERTS


     The consolidated financial statements of AT&T Corp. incorporated in this Registration Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined financial statements of the AT&T Wireless Group as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Registration Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     The combined balance sheets of Liberty Media Group (New Liberty or Successor) as of December 31, 1999, and of Liberty Media Group (Old Liberty or Predecessor) as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), which appears as an exhibit to the AT&T Corp. Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000, of AT&T have been incorporated by reference herein in reliance upon the report, dated February 29, 2000, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements and financial statement schedule included in MediaOne Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


WHERE YOU CAN FIND MORE INFORMATION

     AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     AT&T filed a Registration Statement on Form S-3 to register with the SEC the AT&T Wireless Group tracking stock. This prospectus is a part of the Registration Statement and constitutes a prospectus of AT&T.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.


AT&T SEC FILINGS (FILE
NO. 1-1105)                            PERIOD
----------------------                 ------
Annual Report on Form 10-K...........  Year ended December 31, 1999 filed on March 27, 2000
Current Reports on
  Form 8-K...........................  Filed on January 6, 2000, January 14, 2000, March 13,
                                       2000, March 17, 2000 and March 27, 2000
Proxy Statements.....................  Filed on January 7, 2000, February 8, 2000 and March 27,
                                       2000


     AT&T also incorporates by reference into this prospectus additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the termination of the offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference herein is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in a subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them in writing or by telephone at the following address:

                                   AT&T Corp
                           32 Avenue of the Americas
                         New York, New York, 10013-2412
                              Tel: (212) 387-5400
                     Attn: Corporate Secretary's Department

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
HISTORICAL FINANCIAL STATEMENTS
AT&T WIRELESS GROUP
  Report of Independent Accountants.........................   F-2
  Combined Statements of Operations for the years ended
     December 31, 1999, 1998 and 1997.......................   F-3
  Combined Balance Sheets at December 31, 1999 and 1998.....   F-4
  Combined Statements of Changes in Shareowner's Equity for
     the years ended December 31, 1999, 1998 and 1997.......   F-5
  Combined Statements of Cash Flows for the years ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Notes to Combined Financial Statements....................   F-7

PRO FORMA FINANCIAL STATEMENTS
AT&T WIRELESS GROUP
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-25
  Unaudited Pro Forma Condensed Combined Statement of
     Operations for the year ended December 31, 1999........  F-26
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     December 31, 1999......................................  F-27
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-28
AT&T COMMON STOCK GROUP
  Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-29
  Unaudited Pro Forma Condensed Combined Statement of Income
     for the year ended December 31, 1999...................  F-30
  Unaudited Pro Forma Condensed Combined Balance Sheet as of
     December 31, 1999......................................  F-31
  Notes to Unaudited Pro Forma Condensed Combined Financial
     Statements.............................................  F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareowner of the AT&T Wireless Group:


     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in shareowner's equity and of cash flows present fairly, in all material respects, the financial position of the AT&T Wireless Group at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the AT&T Wireless Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, the AT&T Wireless Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of the AT&T Wireless Group could differ from those that would have resulted had the AT&T Wireless Group operated autonomously or as an entity independent of AT&T Corp. As more fully discussed in Note 1, the combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T Corp.

                                          PRICEWATERHOUSECOOPERS LLP


March 17, 2000

                              AT&T WIRELESS GROUP


                       COMBINED STATEMENTS OF OPERATIONS



                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                 DOLLARS IN MILLIONS
REVENUES
Services revenues...........................................  $6,823    $4,779    $4,249
Equipment revenues..........................................     804       627       419
Total revenues..............................................   7,627     5,406     4,668
OPERATING EXPENSES
Network and other costs of services.........................   3,846     2,428     1,770
Depreciation and amortization...............................   1,253     1,079       826
Selling, general and administrative.........................   2,663     2,122     1,982
Asset impairment and restructuring charges..................     531       120       160
Total operating expenses....................................   8,293     5,749     4,738
OPERATING LOSS..............................................    (666)     (343)      (70)
Other income, net...........................................     176       764       288
Interest expense............................................     136       120        --
(Loss) income before income taxes...........................    (626)      301       218
(Benefit) provision for income taxes........................    (221)      137        93
NET (LOSS) INCOME...........................................    (405)      164       125
Dividend requirements on preferred stock held by AT&T,
  net.......................................................      56        56        56
NET (LOSS) INCOME ATTRIBUTABLE TO AT&T'S RESIDUAL
  INTEREST..................................................  $ (461)   $  108    $   69


     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                            COMBINED BALANCE SHEETS


                                                                AT DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                              DOLLARS IN MILLIONS
ASSETS
Cash and cash equivalents...................................  $     5     $    27
Accounts receivable, less allowances of $130 and $74........    1,300         885
Inventories.................................................      162         206
Deferred income taxes.......................................      127          91
Prepaid expenses and other current assets...................       34          29
TOTAL CURRENT ASSETS........................................    1,628       1,238
Property, plant and equipment, net..........................    6,349       5,182
Licensing costs, net of accumulated amortization of $1,519
  and $1,290................................................    8,571       7,928
Investments.................................................    4,502       3,795
Goodwill, net and other assets..............................    2,462       1,317
TOTAL ASSETS................................................  $23,512     $19,460
LIABILITIES
Accounts payable............................................  $   921     $   628
Payroll and benefit-related liabilities.....................      291         202
Debt maturing within one year...............................      154          89
Other current liabilities...................................      931         707
TOTAL CURRENT LIABILITIES...................................    2,297       1,626
Long-term debt due to AT&T..................................    3,400       2,500
Deferred income taxes.......................................    3,750       3,662
Other long-term liabilities.................................       48          35
TOTAL LIABILITIES...........................................    9,495       7,823
MINORITY INTEREST...........................................       20         105
SHAREOWNER'S EQUITY
Preferred stock held by AT&T................................    1,000       1,000
AT&T's residual interest....................................   12,971      10,535
Accumulated other comprehensive income......................       26          (3)
TOTAL SHAREOWNER'S EQUITY...................................   13,997      11,532
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY...................  $23,512     $19,460


     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

             COMBINED STATEMENTS OF CHANGES IN SHAREOWNER'S EQUITY


                                                                  FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                  DOLLARS IN MILLIONS
PREFERRED STOCK HELD BY AT&T................................  $ 1,000   $ 1,000   $ 1,000
AT&T'S RESIDUAL INTEREST
  Balance at beginning of year..............................   10,535    10,139     9,433
  Net (loss) income attributable to AT&T's residual
     interest...............................................     (461)      108        69
  Transfers from parent, net................................    2,897       288       637
                                                              -------   -------   -------
Balance at end of year......................................   12,971    10,535    10,139
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance at beginning of year..............................       (3)       48        64
  Other comprehensive income (net of taxes of $18, $(31),
     $(10)).................................................       29       (51)      (16)
                                                              -------   -------   -------
Balance at end of year......................................       26        (3)       48
                                                              -------   -------   -------
TOTAL SHAREOWNER'S EQUITY...................................  $13,997   $11,532   $11,187
                                                              =======   =======   =======
SUMMARY OF TOTAL COMPREHENSIVE INCOME:
  Net (loss) income attributable to AT&T's residual
     interest...............................................  $  (461)  $   108   $    69
  Dividend requirements on preferred stock held by AT&T,
     net....................................................       56        56        56
                                                              -------   -------   -------
  Net (loss) income.........................................     (405)      164       125
  Other comprehensive income................................       29       (51)      (16)
                                                              -------   -------   -------
TOTAL COMPREHENSIVE INCOME..................................  $  (376)  $   113   $   109
                                                              =======   =======   =======


     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1999        1998        1997
                                                            --------    --------    --------
                                                                  DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net (loss) income.........................................  $  (405)    $   164     $   125
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
  Gains on sale/exchange of investments...................      (99)       (600)        (57)
  Asset impairment and restructuring charges..............      531         120          80
  Depreciation and amortization...........................    1,253       1,079         826
  Deferred income taxes...................................     (180)        (40)        254
  Net equity earnings from investments....................      (54)       (114)       (222)
  Minority interests in consolidated subsidiaries.........      (17)        (35)         11
  Provision for uncollectibles............................      200          99         116
  Increase in accounts receivable.........................     (514)       (307)        (90)
  Increase in accounts payable............................      221         174         152
  Net decrease (increase) in other operating assets and
     liabilities..........................................       88        (126)        143
NET CASH PROVIDED BY OPERATING ACTIVITIES.................    1,024         414       1,338
INVESTING ACTIVITIES
Capital expenditures and other additions..................   (2,429)     (1,219)     (1,931)
Net acquisitions of licenses..............................      (47)        (65)       (443)
Equity investment distributions and sales.................      236       1,354         294
Equity investment contributions and purchases.............     (284)       (156)        (84)
Net dispositions of businesses............................      244         324          --
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.......   (2,280)        238      (2,164)
FINANCING ACTIVITIES
Increase in short-term borrowings.........................       65          43          --
Increase in long-term debt due to AT&T....................      900         100         200
Dividend requirements on preferred stock, net.............      (56)        (56)        (56)
Transfers from (to) parent, net...........................      344        (694)        611
Other financing activities, net...........................      (19)        (24)        (13)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.......    1,234        (631)        742
Net (decrease) increase in cash and cash equivalents......      (22)         21         (84)
Cash and cash equivalents at beginning of year............       27           6          90
Cash and cash equivalents at end of year..................  $     5     $    27     $     6


     The notes are an integral part of these combined financial statements.

                              AT&T WIRELESS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN MILLIONS UNLESS OTHERWISE NOTED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


     The AT&T Wireless Group is a fully integrated business unit of AT&T Corp. The AT&T Wireless Group provides domestic wireless voice and data services in the 850 megahertz cellular markets and 1900 megahertz Personal Communications Services (PCS) markets. The AT&T Wireless Group also sells handsets and accessories to its customers, which generally result in a loss. In addition, the AT&T Wireless Group results include their aviation communications business, earnings or losses associated with equity interests in wireless communications ventures and partnerships, both in the United States and internationally, and the costs associated with the development of fixed wireless technology. The results of the messaging services business are included through October 2, 1998 (date of sale). The combined financial statements reflect the results of operations, financial position, changes in shareowner's equity and cash flows of these businesses of AT&T as if these combined businesses were a separate entity for all periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in shareowner's equity and cash flows of the AT&T Wireless Group had it been a separate, stand-alone entity during the periods presented. The combined financial statements of the AT&T Wireless Group should be read in conjunction with the audited consolidated financial statements of AT&T.



     As an integrated business unit of AT&T, the AT&T Wireless Group does not prepare separate financial statements in accordance with generally accepted accounting principles (GAAP) in the normal course of operations. However, these combined financial statements were prepared in accordance with GAAP for purposes of this filing in connection with AT&T's plan to issue a tracking stock which reflects the economic performance of the AT&T Wireless Group. The combined financial statements of the AT&T Wireless Group reflect the assets, liabilities, revenues and expenses directly attributable to the AT&T Wireless Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position and cash flows of the AT&T Wireless Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. Changes in AT&T's residual interest represent net transfers to or from AT&T, after giving effect to the net income or loss attributable to AT&T's residual interest in the AT&T Wireless Group during the period and are assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to the AT&T Wireless Group have been treated as noncash transactions. Earnings per share disclosure has not been presented as the AT&T Wireless Group is a business unit of AT&T and earnings per share data is not considered meaningful.



     The capital structure of the AT&T Wireless Group has been assumed based upon AT&T's historical capital ratio adjusted for certain items. This has resulted in $3,400, $2,500 and $2,400 in intercompany indebtedness at December 31, 1999, 1998 and 1997, respectively, paying annual interest at 7.25% for the year ended December 31, 1999 and 7.75% for the years ended December 31, 1998 and 1997. The interest rate charged is designed to be substantially equivalent to the interest rates that the AT&T Wireless Group would be able to obtain from third parties, including the public markets, as a nonaffiliate of AT&T without the benefit of any guaranty by AT&T. In addition, the AT&T Wireless Group has issued to AT&T $1 billion of 9% cumulative preferred stock that, subject to the

                              AT&T WIRELESS GROUP
approval of the AT&T Wireless Group capital stock committee, is redeemable at the option of AT&T. At the time of the initial public offering, $2 billion of the intercompany indebtedness is anticipated to be converted into an additional $2 billion of 9% cumulative preferred stock. Interest expense presented is net of $88, $75 and $178 amounts capitalized for the years ended December 31, 1999, 1998 and 1997, respectively.


     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to the AT&T Wireless Group based on the ratio of the AT&T Wireless Group's external costs and expenses to AT&T's consolidated external costs and expenses, adjusted for any functions that the AT&T Wireless Group performs on its own. However, the costs of these services charged to the AT&T Wireless Group are not necessarily indicative of the costs that would have been incurred if the AT&T Wireless Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged in the future.


     Consolidated income tax provisions, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to the AT&T Wireless Group based principally on the taxable income and tax credits directly attributable to the AT&T Wireless Group. These allocations reflect the AT&T Wireless Group's contribution to AT&T's consolidated taxable income and the consolidated tax liability and tax credit position. Prior to the issuance of any shares of the AT&T Wireless Group tracking stock, the AT&T Common Stock Group (which consists of the operations of AT&T other than those attributed to AT&T tracking stocks) and the AT&T Wireless Group have agreed to enter into a tax sharing agreement that will provide for tax sharing payments based on the taxes or tax benefits of a hypothetical affiliated group consisting of the AT&T Common Stock Group and the AT&T Wireless Group. Based on this agreement, the consolidated tax liability before credits will be allocated between the groups, based on each group's contribution to consolidated taxable income of the hypothetical group. For purposes of the tax sharing agreement, the 9% cumulative preferred stock held by AT&T will be treated as if it were an intercompany debt instrument and, accordingly, tax sharing payments will be calculated by treating coupon payments on the preferred stock as interest expense to the AT&T Wireless Group and interest income to the AT&T Common Stock Group. The preferred stock dividends, net of the amounts recorded in accordance with the methodology contained in the tax sharing agreement, have been recorded in AT&T Wireless Group's equity. Consolidated tax credits of the hypothetical group will be allocated between groups based on each group's contribution to each tax credit.


CASH EQUIVALENTS

     All highly liquid investments with original maturities of generally three months or less are considered to be cash equivalents.

CASH FLOWS

     For purposes of the combined statements of cash flows, all transactions between the AT&T Wireless Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to the AT&T Wireless Group, have been accounted for as having been settled in cash at the time the transaction was recorded by the AT&T Wireless Group.

                              AT&T WIRELESS GROUP

INVENTORIES

     Inventories, which consist principally of handsets and accessories, are recorded at the lower of cost or market. Cost is principally determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost, unless impaired, and depreciation is determined based upon the assets' estimated useful lives. Depreciation is calculated on a straight-line basis according to the following useful lives:



Wireless communications systems and other equipment           3-15 years
Building and improvements                                     5-20 years

     When the AT&T Wireless Group sells, disposes or retires assets, the related gains or losses are included in operating results.


     During 1998, the AT&T Wireless Group completed a review of the estimated service lives of certain wireless communications equipment. As a result, effective January 1, 1998, the estimated service lives of such equipment were changed from 12 years to varying periods ranging primarily from seven to ten years, with certain assets being changed to 15 years, depending on the nature of the equipment. The net impact of these changes to 1998 results was an annual increase in depreciation expense of approximately $42 and an annual reduction in net income of approximately $26.



SOFTWARE CAPITALIZATION



     In 1998, the AT&T Wireless Group adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." In accordance with this standard, certain direct development costs associated with internal-use software are capitalized, including external direct costs of materials and services, and payroll costs for employees devoting time to the software projects. These costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. The AT&T Wireless Group also capitalizes initial operating-system software costs and amortizes them over the life of the associated hardware. The annual impact of adoption of SOP 98-1 was a reduction of approximately $12 in selling, general and administrative expenses and an annual increase in net income of approximately $7 for the year ended December 31, 1998.



     The AT&T Wireless Group also capitalizes costs associated with the development of application software incurred from the time technological feasibility is established until the software is ready to provide service to customers. These capitalized costs are included in property, plant and equipment and are amortized over a useful life not to exceed five years.


LICENSING COSTS


     Licensing costs are primarily incurred to develop or acquire cellular (850 megahertz) and PCS (1900 megahertz) licenses. In addition, licensing costs include costs incurred to develop or acquire 38 gigahertz licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over periods not exceeding 40 years.

                              AT&T WIRELESS GROUP

CAPITALIZED INTEREST


     The AT&T Wireless Group capitalizes interest which is applicable to the construction of significant additions to property, plant, and equipment and the acquisitions of licenses until the assets are placed into service. These costs are amortized over the related assets' estimated useful lives.


INVESTMENTS


     Investments in which the AT&T Wireless Group exercises significant influence but which the AT&T Wireless Group does not control are accounted for under the equity method of accounting. Investments in which the AT&T Wireless Group has no significant influence over the investee are accounted for under the cost method of accounting. Under the equity method, investments are stated at initial cost and are adjusted for AT&T Wireless Group's subsequent contributions and its share of earnings or losses, and distributions. The excess of the investment over the underlying book value of the investees' net assets is being amortized over periods not exceeding 40 years.



     Investments covered under the scope of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," are classified as "available for sale" and are carried at fair value. Unrealized gain or loss, net of tax, are included as a component of accumulated other comprehensive income within shareowner's equity.


GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. For assets the AT&T Wireless Group intends to hold for use, if the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. For assets the AT&T Wireless Group intends to dispose of, a loss is recognized for the amount that the estimated fair value, less costs to sell, is less than the carrying value of the assets.

REVENUE RECOGNITION

     Wireless services revenues are recognized based upon minutes of traffic processed and contracted fees. Equipment and other services revenues are recognized when the products are delivered and accepted by customers and when services are provided in accordance with contract terms.

ADVERTISING AND PROMOTIONAL COSTS


     Costs of advertising and promotions are expensed as incurred. Advertising and promotional expenses were $386, $344, and $305 in 1999, 1998, and 1997, respectively.

                              AT&T WIRELESS GROUP

INCOME TAXES


     The AT&T Wireless Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The AT&T Wireless Group's provision or benefit for income taxes is based upon its contribution to the overall income tax liability of AT&T and its affiliates.



ISSUANCE OF COMMON STOCK BY AFFILIATES



     Changes in our proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases in shareowner's equity.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as the allowance for doubtful accounts, depreciation and amortization, taxes, valuation of equity investments and asset impairment and restructuring charges. Additionally, the AT&T Wireless Group evaluates the useful lives of its wireless communications systems and other equipment based on changes in technological and industry conditions.

CONCENTRATIONS


     The AT&T Wireless Group purchases a substantial portion of its wireless infrastructure equipment from three major suppliers. Additionally, three primary vendors provide the multi-network handsets. Further, the AT&T Wireless Group relies on one vendor to provide substantially all of its billing services. Loss of any of these suppliers could adversely impact operations temporarily until a comparable substitute could be found. The AT&T Wireless Group does not have a concentration of available sources of labor or services, nor does the AT&T Wireless Group have any significant concentration of business transacted with a particular customer, that could, if suddenly eliminated, severely impact operations.



2. RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, it requires that entities recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effective date of this standard was delayed via the issuance of SFAS No. 137. The effective date for SFAS No. 133 is now for fiscal years beginning after June 15, 2000, though earlier adoption is encouraged and retroactive application is prohibited. For the AT&T Wireless Group this means that the standard must be adopted no later than January 1, 2001. Management does not expect the adoption of this standard will have a material impact on the AT&T Wireless Group's results of operations, financial position or cash flows.

                              AT&T WIRELESS GROUP

(UNAUDITED)



     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which must be adopted by the AT&T Wireless Group by June 30, 2000. SAB 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned, and also requires the deferral of incremental direct customer acquisition costs. Management is currently assessing the impact of SAB 101 on the results of operations and financial position of the AT&T Wireless Group.


3. ACQUISITIONS AND DIVESTITURES


     During 1999, 1998 and 1997, the AT&T Wireless Group completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of non core interests. The net pretax gains recognized were $99, $600 and $57 in 1999, 1998, and 1997, respectively. The pretax gains and losses from the sale and exchange transactions are included in other income, net in the accompanying combined statements of operations. A summary of the significant transactions follows:



     On August 2, 1999, AT&T completed its acquisition of Honolulu Cellular Telephone Company for cash. AT&T contributed its interest in Honolulu Cellular to the AT&T Wireless Group as of the acquisition date. This transaction was accounted for as a purchase.



     On May 3, 1999, AT&T acquired Vanguard Cellular Systems, Inc. and has contributed its interest in Vanguard to the AT&T Wireless Group as of the date of acquisition. Under the agreement, each Vanguard shareholder was entitled to elect to receive either cash or AT&T stock in exchange for their Vanguard shares subject to the limitation that the overall consideration would consist of 50% AT&T stock and 50% cash. Consummation of the merger resulted in the issuance of approximately 12.6 million AT&T shares and payment of $485 in cash. In addition, Vanguard had approximately $550 in debt, which has subsequently been repaid by AT&T.



     The merger with Vanguard was recorded as a purchase. Accordingly the operating results of Vanguard have been included in the accompanying combined financial statements since the date of acquisition. The excess of aggregate purchase price over the fair market value of net assets acquired has been assigned to licenses, goodwill and other intangible assets and is being amortized over periods of ten to 40 years.



     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1999 and 1998 assume the Vanguard acquisition occurred as of January 1, 1998:



                                                                  FOR THE
                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Revenues....................................................  $7,784    $5,868
Net (loss) income...........................................    (435)      254
Capital expenditures........................................   2,492     1,223

                              AT&T WIRELESS GROUP

     Pro forma data may not be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.



     In April 1999, the AT&T Wireless Group acquired Bakersfield Cellular Telephone Company in exchange for several cellular markets in Texas and cash. The acquisition of Bakersfield Cellular was accounted for as a purchase.



     In addition to the acquisitions of Vanguard, Honolulu Cellular and Bakersfield Cellular, the AT&T Wireless Group acquired other cellular markets in Utah, Oregon, California, Idaho, and Louisiana. All of the above acquisitions were accounted for under the purchase method. The pro forma operating results of these acquisitions other than Vanguard have not been presented as they are not material to the overall operating results of the AT&T Wireless Group.



     During 1999, the AT&T Wireless Group purchased minority interests in several of the markets that they did not wholly own. The total of these purchases, including both cash paid and stock issued by AT&T on the AT&T Wireless Group's behalf totaled $87.



     The following is a summary of all consideration paid for the completed acquisitions through December 31, 1999, including the acquisition of Vanguard:



Fair value of AT&T stock issued.............................  $  531
Cash paid by AT&T...........................................     986
Liabilities assumed.........................................     555
Fair value of cellular markets exchanged....................      51
Total purchase price........................................  $2,123



     The assets and liabilities of the acquired entities were recorded at their fair market values at the dates of acquisition. The allocations were as follows:



License costs...............................................  $  915
Goodwill....................................................     994
Other intangibles...........................................     100
Property, plant and equipment...............................     365
Net current assets..........................................       5
Deferred tax liabilities....................................    (256)
Total purchase price........................................  $2,123



     In June 1999, the AT&T Wireless Group sold its interest in WOOD-TV for cash resulting in a pretax gain of $88.



     In May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp PCS, Inc. for cash and preferred stock of TeleCorp resulting in a pretax gain of $11.

                              AT&T WIRELESS GROUP

     In the fourth quarter of 1998, the AT&T Wireless Group sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton PCS Holdings, Inc. for cash and preferred stock of Triton resulting in a pretax gain of $29.



     Also in the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. A pretax gain of $24 was recognized on this transaction.



     On October 2, 1998, the AT&T Wireless Group sold its one-way messaging services business and a narrowband PCS license to Metrocall, Inc. in exchange for cash and preferred stock of Metrocall. A pretax loss of $5 was recognized on this transaction. The AT&T Wireless Group subsequently contributed its investment in the preferred stock of Metrocall to AT&T.


     In the second quarter of 1998, the AT&T Wireless Group sold for cash its interest in PriceCellular Corp. and recognized a pretax gain of $67.

     In the second quarter of 1998, the AT&T Wireless Group sold for cash its remaining equity interest in SmarTone Telecommunications Holdings Limited for a pretax gain of $128.

     In the first quarter of 1998, the AT&T Wireless Group sold for cash its equity interest in LIN Television Corp. and recognized a pretax gain of $342.

     In the fourth quarter of 1997, the AT&T Wireless Group sold for cash a portion of its equity interest in SmarTone and recognized a pretax gain of $45.


4. ASSET IMPAIRMENT AND RESTRUCTURING CHARGES



     During the fourth quarter of 1999, the AT&T Wireless Group recorded a $531 asset impairment charge primarily associated with the planned disposal of certain wireless communications equipment resulting from a program to increase capacity and operating efficiency of the wireless network. As part of a multi-vendor program, contracts are being executed with certain vendors to replace significant portions of the wireless infrastructure equipment in the Western United States and the metropolitan New York markets. The program will provide the AT&T Wireless Group with the newest technology available and allow it to evolve to new third-generation digital technology, which will provide high-speed data capabilities.



     The planned disposal of the existing wireless infrastructure equipment required an evaluation of asset impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," to write-down these assets to their fair value, which was estimated by discounting the expected future cash flows of these assets through the date of disposal. Since the assets will remain in service from the date of the decision to dispose of these assets to the disposal date, the impairment has been recorded as accumulated depreciation and the remaining net book value of the assets will be depreciated over this shortened period.



     During 1998, the AT&T Wireless Group recorded a pretax asset impairment charge of $120, which represented the write-down of unrecoverable assets associated with nonstrategic businesses.


     During 1997, the AT&T Wireless Group recorded a pretax charge of $160 related to the decision to no longer pursue a two-way messaging business. This charge included costs associated with the write-down of unrecoverable assets, as well as costs related to contractual obligations and termination penalties.

                              AT&T WIRELESS GROUP

5. SUPPLEMENTARY FINANCIAL INFORMATION

SUPPLEMENTARY INCOME STATEMENT INFORMATION


                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
INCLUDED IN DEPRECIATION AND AMORTIZATION
Amortization of licensing costs.............................  $231    $210    $184
Amortization of goodwill....................................    50      33      33
OTHER INCOME, NET
Interest income.............................................  $  4    $ 15    $  9
Minority interests in consolidated subsidiaries.............    17      35     (11)
Net equity earnings from investments........................    54     114     222
Gains on sale/exchange of investments.......................    99     600      57
Miscellaneous, net..........................................     2      --      11
Total other income, net.....................................  $176    $764    $288


SUPPLEMENTARY BALANCE SHEET INFORMATION


                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
PROPERTY, PLANT AND EQUIPMENT, NET
Wireless communications systems and other equipment.........  $10,127    $ 7,658
Land, buildings and improvements............................      255        222
Total property, plant and equipment.........................   10,382      7,880
Accumulated depreciation....................................   (4,033)    (2,698)
Property, plant and equipment, net..........................  $ 6,349    $ 5,182
GOODWILL, NET AND OTHER ASSETS
Goodwill....................................................  $ 2,303    $ 1,312
Accumulated amortization....................................     (168)      (118)
Goodwill, net...............................................  $ 2,135    $ 1,194
Other assets................................................      327        123
Goodwill, net and other assets..............................  $ 2,462    $ 1,317
INCLUDED IN OTHER CURRENT LIABILITIES
Advertising and promotion accruals..........................  $   162    $    94
Business tax accruals.......................................      139        127


SUPPLEMENTARY CASH FLOW INFORMATION


                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1999    1998     1997
                                                              ----    -----    -----
Interest payments, net of amounts capitalized...............  $136    $ 120    $  --
Income tax (refunds) payments...............................   (41)     177     (161)

                              AT&T WIRELESS GROUP

6. INVESTMENTS

     The AT&T Wireless Group holds investments in ventures and partnerships that gain the AT&T Wireless Group access to additional domestic and international wireless markets. Substantially all of these investments are accounted for under the equity method.


     At December 31, 1999 and 1998, the AT&T Wireless Group had equity method investments of $4,409 and $3,766, respectively. Amortization of excess carrying value of $19, $52, and $66 in 1999, 1998 and 1997, respectively, is reflected as a component of other income, net in the accompanying combined statements of operations. At December 31, 1999 and 1998, the carrying value of investments accounted for under the equity method exceeded our share of the underlying reported net assets by approximately $551 and $511, respectively.


     Ownership of significant equity investments is as follows:


                                                              AT DECEMBER 31,
                                                             ------------------
                                                              1999        1998
                                                             ------      ------
AB Cellular................................................  55.62%(1)   55.62%(1)
CMT Partners...............................................  50.00%(2)   50.00%(2)
Triton PCS Holdings, Inc...................................  16.80%(3)   18.66%(3)
TeleCorp PCS, Inc..........................................  15.67%(4)   17.28%(4)
Tritel, Inc................................................  21.64%(5)      N/A
Cincinnati Bell Wireless, LLC..............................  19.90%(6)   19.90%(6)
Rogers Cantel Mobile Communications, Inc...................  16.65%(7)      N/A


-------------------------


(1) On November 13, 1998, the AT&T Wireless Group and BellSouth Corp. combined their jointly owned cellular properties in Los Angeles Cellular Telephone Company, Houston Cellular Telephone Company and Galveston Cellular Telephone Company. Under the terms of the agreement, the ownership interests of the AT&T Wireless Group and BellSouth in LA Cellular, Houston Cellular and Galveston Cellular were folded into a single company, AB Cellular, which continues to own, control and supervise all three properties. AT&T contributed cash of approximately $1 billion to the new jointly controlled company and subsequently contributed this interest to the AT&T Wireless Group which now has an overall ownership interest of 55.62%. The AT&T Wireless Group's voting interest in AB Cellular, however, is 50% and therefore this investment is accounted for under the equity method. The AT&T Wireless Group has a management agreement with the LA division of AB Cellular to manage and supervise its operations. As manager, the AT&T Wireless Group is committed to meet certain financial targets for the LA division. The AT&T Wireless Group makes payments to AB Cellular for any significant target deficiency and receives payments for any significant target excess.



(2) Ownership percentages reflect voting and equity interests in a partnership which owned and operated several licenses in Northern California, including San Francisco/San Jose, and Kansas City, Missouri, and also a minority interest in Dallas, Texas as of December 31, 1998. On October 1, 1999, CMT Partners distributed certain assets including its ownership interest in licenses in Kansas City, Missouri and Dallas, Texas to its partners. Through this distribution, the

                              AT&T WIRELESS GROUP

    AT&T Wireless Group received CMT Partners' ownership interest in Dallas, Texas, and Vodafone AirTouch received CMT Partners' ownership interest in Kansas City, Missouri. The AT&T Wireless Group continues to hold a 50% equity and voting interest in the remaining assets of CMT Partners.



(3) During 1998, the AT&T Wireless Group entered into a venture with Triton PCS Holdings, Inc. to build and operate digital wireless networks in the Southeast and MidAtlantic areas of the United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $101 to investments in 1998. Additionally during the fourth quarter of 1998, the AT&T Wireless Group sold its net assets in the geographic area of Norfolk, Virginia, including a portion of the PCS license, to Triton for cash and preferred stock. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights.



(4) During 1998, the AT&T Wireless Group entered into a venture with TeleCorp PCS, Inc. to build and operate digital wireless networks in portions of New England and the Midwestern and Southeastern United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $40 to investments in 1998. Additionally in May 1999, the AT&T Wireless Group sold its net assets in the geographic area of San Juan, Puerto Rico, including a portion of the PCS license, to TeleCorp for cash and preferred stock. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. See Note 13 regarding subsequent transactions associated with TeleCorp.



(5) In January 1999, the AT&T Wireless Group entered into a venture with Tritel, Inc. to build and operate a digital wireless network across parts of the Southwestern United States. The AT&T Wireless Group contributed licenses to the venture in exchange for preferred stock. The effect of the above transaction resulted in a reclassification of license balances of approximately $94 to investments in 1999. Ownership percentage reflects the AT&T Wireless Group's ownership of common stock, assuming conversion of all currently convertible preferred shares to common stock. In addition, the AT&T Wireless Group holds redeemable preferred shares in these investments, which are not currently convertible to common stock. These preferred shares have certain liquidation preference rights. During the fourth quarter of 1999, Tritel completed its initial public offering resulting in the AT&T Wireless Group recognizing a gain of $42, net of deferred taxes of $27. See
    Note 13 regarding subsequent transactions with Tritel.



(6) During the fourth quarter of 1998, the AT&T Wireless Group sold a portion of its net assets in the geographic areas of Cincinnati and Dayton, Ohio, including portions of the PCS licenses, to Cincinnati Bell Wireless, LLC for cash and an ownership interest. The effect of this transaction resulted in a reclassification of license balances of approximately $20 to investments in 1998.

                              AT&T WIRELESS GROUP

(7) In August 1999, AT&T and British Telecommunications plc through a newly created joint venture acquired a 33.3% ownership interest in Rogers Cantel Mobile Communications, Inc. for approximately $934 in cash. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of acquisition. The investment is owned equally by the AT&T Wireless Group and BT. This investment is accounted for under the equity method because of our ability to elect certain members of the board of directors of this entity, which we believe provides us with significant influence.


     The combined results of operations and the financial position of the significant equity method investments are summarized as follows:

CONDENSED INCOME STATEMENT INFORMATION


                                                                 FOR THE YEARS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1999      1998      1997
                                                              ------    ------    ------
Revenues....................................................  $2,647    $1,717    $1,712
Operating (loss) income.....................................    (203)      477       560
Net (loss) income...........................................    (270)      464       571


CONDENSED BALANCE SHEET INFORMATION


                                                                   AS OF
                                                                DECEMBER 31,
                                                              ----------------
                                                               1999      1998
                                                              ------    ------
Current assets..............................................  $2,891    $1,782
Noncurrent assets...........................................   8,097     4,990
Current liabilities.........................................   1,025       562
Noncurrent liabilities......................................   2,938       811



     Current assets are comprised primarily of cash and accounts receivable. Noncurrent assets are comprised primarily of net goodwill and other assets, net property, plant and equipment and net licenses. Current liabilities are comprised primarily of operating accruals and accounts payable. Noncurrent liabilities are comprised primarily of long-term debt.

                              AT&T WIRELESS GROUP

7. INCOME TAXES

     The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:


                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1999     1998    1997
                                                              -----    ----    -----
U.S. federal statutory income tax rate......................     35%     35%      35%
Federal income tax at statutory rate........................  $(219)   $105    $  76
State and local income taxes, net of federal income tax
  effect....................................................    (14)     12        9
Dividends received deduction................................     --      (2)      (6)
Amortization of intangibles.................................     17      12       14
Unutilized foreign equity losses............................     34      34       10
Change in valuation allowance and other estimates...........    (50)    (17)     (13)
Net equity losses on investments............................     13      --       --
Other differences -- net....................................     (2)     (7)       3
(Benefit) provision for income taxes........................  $(221)   $137    $  93
Effective income tax rate...................................   35.3%   45.5%    42.7%
(BENEFIT) PROVISION FOR INCOME TAXES
CURRENT
Federal.....................................................  $ (61)   $152    $(149)
State and local.............................................     20      25      (12)
                                                              $ (41)   $177    $(161)
DEFERRED
Federal.....................................................  $(124)   $(39)   $ 229
State and local.............................................    (56)     (1)      25
                                                              $(180)   $(40)   $ 254
(Benefit) provision for income taxes........................  $(221)   $137    $  93


     Deferred income tax liabilities are taxes the AT&T Wireless Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities.

                              AT&T WIRELESS GROUP

     Deferred income tax liabilities and assets consist of the following:


                                                               AT DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES
  Property, plant and equipment and licenses................  $(3,246)   $(2,817)
  Investments...............................................     (508)      (731)
  Other.....................................................      (49)      (174)
Total long-term deferred income tax liabilities.............  $(3,803)   $(3,722)
LONG-TERM DEFERRED INCOME TAX ASSETS
  Net operating loss/credit carryforwards...................  $    65    $    75
  Valuation allowance.......................................      (12)       (15)
Total net long-term deferred income tax assets..............  $    53    $    60
Net long-term deferred income tax liabilities...............  $(3,750)   $(3,662)
CURRENT DEFERRED INCOME TAX LIABILITIES
Total current deferred income tax liabilities...............  $    --    $    --
CURRENT DEFERRED INCOME TAX ASSETS
  Employee benefits.........................................       11         10
  Reserves and allowances...................................      101         77
  Other.....................................................       15          4
  Total current deferred income tax assets..................  $   127    $    91
Current deferred income tax assets..........................  $   127    $    91



     At December 31, 1999, the AT&T Wireless Group had net operating loss carryforwards for federal and state income tax purposes of $34 and $514, respectively, expiring through 2019. The AT&T Wireless Group also has federal tax credit carryforwards of $29 which are not subject to expiration. The AT&T Wireless Group recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized by AT&T.


8. EMPLOYEE BENEFIT PLAN


     The AT&T Wireless Group sponsors a savings plan for the majority of its employees. The plan allows employees to contribute a portion of their pretax income in accordance with specified guidelines. The plan matches a percentage of the employee contributions up to certain limits. In addition, the AT&T Wireless Group may make discretionary or profit sharing contributions. Contributions amounted to $37 in 1999, $31 in 1998 and $32 in 1997.


9. STOCK-BASED COMPENSATION PLANS


     Under the 1997 Long-term Incentive Program, which was effective June 1, 1997, and amended on May 19, 1999 and on March 14, 2000, AT&T grants stock options, performance shares, restricted

                              AT&T WIRELESS GROUP
stock and other awards. Under the Program, there were 150 million shares of common stock available for grant with a maximum of 22.5 million common shares that could be used for awards other than stock options. From the time the Program became effective to the period ended December 31, 1999, there were approximately 109 million shares granted and approximately 41 million shares that remained available for grant. Beginning with January 1, 2000, the remaining shares available for grant at December 31, of the prior year, plus 1.75% of the shares of AT&T common stock outstanding on January 1 of each year become available for grant. There is a maximum of 37.5 million shares that may be used for awards other than stock options. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over three years and are exercisable up to 10 years from the date of grant. Under the 1987 Long-term Incentive Program, which expired in April 1997, AT&T granted awards with the same terms, and on January 1 of each year 0.6% of the outstanding shares of AT&T common stock became available for grant.



     Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period based on AT&T's total shareholder return and certain financial performance targets. Under the 1987 Long-term Incentive Program, performance share units with the same terms were also awarded to key employees based on AT&T's return-to-equity performance compared with a target.



     On August 1, 1997, substantially all of the AT&T Wireless Group's employees were granted a stock option award to purchase 150 shares representing a total of
1.8 million shares of AT&T's common stock. The options vest after three years and are exercisable up to ten years from the grant date.



     Under the AT&T 1996 Employee Stock Purchase Plan, which was effective July 1, 1996, AT&T is authorized to issue up to 75 million shares of common stock to its eligible employees. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 424 thousand shares to the AT&T Wireless Group employees in 1999, approximately 535 thousand shares in 1998 and approximately 600 thousand shares in 1997.



     AT&T applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights. Compensation costs charged against the AT&T Wireless Group's results of operations were not material in 1999, 1998 or 1997.



     AT&T has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." If AT&T had elected to recognize compensation costs based on the fair value at the date of grant for awards in 1999, 1998 and 1997, consistent with the provisions of SFAS No. 123, the AT&T Wireless Group's net (loss) income would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:



                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1999     1998    1997
                                                              -----    ----    ----
Net (loss) income...........................................  $(464)   $127    $107

                              AT&T WIRELESS GROUP

     The pro forma effect on net (loss) income for 1999, 1998 and 1997 may not be representative of the pro forma effect on net (loss) income of future years because the SFAS No. 123 method of accounting for pro forma compensation expense has not been applied to options granted prior to January 1, 1995.



     At the date of grant, the weighted average exercise price for options granted during 1999, 1998 and 1997 were $59.35, $41.86 and $27.31, respectively.



     The weighted-average fair values at date of grant for options granted to AT&T Wireless Group employees during 1999, 1998 and 1997 were $15.36, $9.80 and $6.37, respectively, and were estimated using the Black-Scholes option-pricing model. The weighted average risk-free interest rates applied for 1999, 1998 and 1997 were 4.71%, 5.27% and 6.14%, respectively. The following assumptions were applied for 1999, 1998 and 1997, respectively: (i) expected dividend yields of 1.7%, 2.1% and 2.2%, (ii) expected volatility rates of 27.2%, 23.8% and 21.8%, and (iii) expected lives of 4.9 years, 4.5 years and 4.5 years.



10. FAIR VALUES OF FINANCIAL INSTRUMENTS



     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair value due to the short-term nature of these instruments. The fair value of the long term debt due to AT&T approximates its carrying value.


11. COMMITMENTS AND CONTINGENCIES


     In the normal course of business, the AT&T Wireless Group is subject to proceedings, lawsuits and other claims. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, the AT&T Wireless Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 1999. The AT&T Wireless Group also makes routine filings with the Federal Communications Commission and state regulatory authorities. These matters could affect the operating results of any one quarter when resolved in future periods. However, the AT&T Wireless Group believes that after final disposition any monetary liability or financial impact to us beyond that provided for at year-end would not be material to our annual combined financial statements.



     The AT&T Wireless Group leases land, buildings and equipment through contracts that expire in various years through 2036. Rental expense under operating leases was $205 in 1999, $181 in 1998 and $149 in 1997. The following table shows the future minimum lease payments due under noncancelable operating leases at December 31, 1999.



  2000   2001   2002   2003   2004   LATER YEARS
  ----   ----   ----   ----   ----   -----------
  $180   $152   $113   $86    $61       $184



     In the second quarter of 1999, the AT&T Wireless Group entered into a four-year commitment to purchase $1 billion in wireless network equipment. For the year ended December 31, 1999, the AT&T Wireless Group spent over $500 in partial satisfaction of this commitment.


     In addition, the AT&T Wireless Group has agreements with other wireless carriers regarding subscriber activity on other carriers' wireless systems. These agreements establish general terms and charges for system usage, and in some cases also establish minimum usage requirements.


     During 1999, the AT&T Wireless Group has expensed $82 for losses associated with commitments related to certain investments. Included in the $82 loss was the AT&T Wireless

                              AT&T WIRELESS GROUP

Group's commitment of $63 to fund the long-term debt obligations of one of its investments, which fully satisfies the AT&T Wireless Group's commitment for this investment.


     The AT&T Wireless Group also has various other purchase commitments for materials, supplies and other items incidental to the ordinary course of business which are not significant individually, nor in the aggregate.

12. RELATED PARTY TRANSACTIONS


     As discussed in Note 1, AT&T has provided necessary working capital requirements through intercompany debt, preferred stock and cash contributions to the AT&T Wireless Group. These amounts are reflected in the accompanying combined balance sheets as preferred stock held by AT&T and long-term debt due to AT&T. The 9% cumulative preferred stock was reflected at $1 billion and the dividend requirements were $56 for each of the years ended December 31, 1999, 1998 and 1997, respectively, net of amounts recorded in accordance with the methodology contained in the tax sharing agreement described in Note 1.



     Intercompany debt and interest was assumed based upon the methodology outlined in Note 1. Intercompany debt was reflected as $3,400, and $2,500 at December 31, 1999 and 1998. Intercompany interest was $214, $190 and $178, in 1999, 1998 and 1997, respectively, of which $88, $75 and $178, respectively, was capitalized.



     The AT&T Wireless Group purchases long distance and other network related services from AT&T at market-based prices. For the years ended December 31, 1999, 1998 and 1997, these amounts totaled $170, $65 and $58, respectively, and are reflected within network and other costs of services expenses in the accompanying combined statements of operations.



     AT&T has allocated general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to the AT&T Wireless Group amounting to $40, $42 and $47 for the years ended December 31, 1999, 1998 and 1997, respectively, which are included within selling, general and administrative expenses in the accompanying combined statements of operations.



     Also included in selling, general and administrative expenses are charges received from AT&T related to the AT&T Wireless Group's direct sales force who are employees of AT&T, as well as commissions and marketing support costs reimbursed to AT&T for costs incurred to acquire customers on our behalf. These charges amounted to $223, $65 and $36 for the years ended December 31, 1999, 1998 and 1997, respectively.



     The AT&T Wireless Group purchases their administrative telephone services from AT&T. These amounts are included within selling, general and administrative expenses and totaled $69, $50 and $33 as of December 31, 1999, 1998 and 1997, respectively. Accounts payable in the accompanying combined balance sheets included $5 and $12, as of December 31, 1999 and 1998, respectively, associated with the purchases of these services.



     The AT&T Wireless Group sells receivables to AT&T for wireless customers whose wireless charges are combined ("bundled") with their long distance charges into one bill. Accounts receivable in the accompanying combined balance sheets included $83 and $59, as of December 31, 1999 and 1998, respectively, associated with receivables from AT&T for these bundled customers. Selling, general and administrative expenses included $65, $39 and $6, for the years ended December 31, 1999, 1998 and 1997, respectively, for the billing and collection fees charged by AT&T. Additionally, selling, general and administrative expenses included reimbursement to the AT&T Wireless Group from AT&T totaling $21, $26 and $37 for the years ended December 31, 1999, 1998 and 1997, respectively, for costs incurred by the AT&T Wireless Group to develop bundled billing systems.

                              AT&T WIRELESS GROUP

     Beginning in 1998, the AT&T Wireless Group utilizes the AT&T remittance processing organization to process customer payments into AT&T's lockbox. The AT&T Wireless Group paid $22 and $12 to AT&T for reimbursement of their costs associated with these services for the years ended December 31, 1999 and 1998, respectively.



13. SUBSEQUENT EVENTS



     In February 2000, AT&T and Dobson Communications Corporation, through a joint venture, acquired American Cellular Corporation for approximately $2.4 billion. AT&T contributed its interest in the joint venture to the AT&T Wireless Group as of the date of the acquisition. The acquisition was funded with non-recourse bank debt by the joint venture and cash equity contributions of approximately $400 from each of the two partners. Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and the AT&T Wireless Group.



     In February 2000, certain Dobson securities held by the AT&T Wireless Group were redeemed, resulting in a net pretax gain of approximately $21.



     In February 2000, TeleCorp PCS, Inc. announced that it will acquire Tritel, Inc. for approximately $5.3 billion in stock. The AT&T Wireless Group currently holds equity interests in each of these affiliates. Upon completion of the transaction, the AT&T Wireless Group will own approximately 23% of the combined entity. Additionally, in a separate transaction, the AT&T Wireless Group agreed to exchange certain wireless licenses, commitments and rights in the Midwestern United States, plus cash of approximately $100 for licenses owned by TeleCorp in several New England markets. The boards of directors of AT&T and TeleCorp have approved the transactions. The transactions are subject to certain federal regulatory approvals and are expected to close in the fourth quarter of 2000.



     In February 2000, AT&T announced the signing of an agreement to purchase the assets of Wireless One Network, L.P., for cash of approximately $850. AT&T will attribute its interest in Wireless One to the AT&T Wireless Group as of the acquisition date. The transaction has been approved by the boards of directors of AT&T and Wireless One, however the transaction is subject to the approval of certain federal regulatory agencies. The transaction is anticipated to close in June of 2000.



     The AT&T Wireless Group has a signed agreement to sell one of its equity investments and is expected to close by the end of the first quarter of 2000.



     On February 3, 2000, a registration statement was filed with the SEC for an initial public offering of AT&T Wireless Group tracking stock. The new tracking stock will provide current AT&T shareowners and future investors with a security tied directly to the economic performance of the AT&T Wireless Group. A special AT&T shareowner meeting was held in March, voting in favor of the tracking stock proposal. Holders of AT&T common stock and Liberty Media Group tracking stock were entitled to vote at the special meeting. AT&T intends to conduct an initial public offering of AT&T Wireless Group tracking stock in the second quarter of 2000. We currently intend to dispose of the AT&T Common Stock Group's interest in the AT&T Wireless Group following the initial public offering in the form of additional AT&T Wireless Group tracking stock. Such disposition will include a distribution in the form of a dividend to holders of AT&T Common Stock Group shares for at least a portion of such interest, but may also include an exchange offer, a further sale of AT&T Wireless Group tracking stock or a combination thereof. Holders of Liberty Media Group tracking stock will not be entitled to this distribution.

                              AT&T WIRELESS GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The unaudited pro forma information set forth below has been prepared assuming the AT&T Wireless Group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. The unaudited pro forma condensed combined balance sheet does not purport to represent what the AT&T Wireless Group financial position actually would have been had the AT&T Wireless Group been a separate group on December 31, 1999 or to project the financial position for any future date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 does not purport to represent what the AT&T Wireless Group operations actually would have been had the AT&T Wireless Group been a separate group on January 1, 1999 or to project operating results for any future period.


     The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined AT&T Common Stock Group and AT&T Wireless Group. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

                              AT&T WIRELESS GROUP


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1999


                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                      AT&T                       PRO FORMA
                                                    WIRELESS     PRO FORMA     AT&T WIRELESS
                                                    GROUP(1)    ADJUSTMENTS        GROUP
                                                    --------    -----------    -------------
REVENUES..........................................   $7,627           --          $7,627

OPERATING EXPENSES
Network and other costs of services...............    3,846           --           3,846
Depreciation and amortization.....................    1,253           --           1,253
Selling, general and administrative...............    2,663           --           2,663
Asset impairment and restructuring charges........      531           --             531
                                                     ------        -----          ------
Total operating expenses..........................    8,293           --           8,293
OPERATING LOSS....................................     (666)          --            (666)
Other income, net.................................      176           --             176
Interest expense..................................      136        $(136)(2)          --
(Loss) income before income taxes.................     (626)         136            (490)
(Benefit) provision for income taxes..............     (221)          52(4)         (169)
                                                     ------        -----          ------
NET (LOSS) INCOME.................................     (405)          84            (321)
Dividend requirements on preferred stock held by
  AT&T, net.......................................       56          111(2)          167
                                                     ------        -----          ------
NET LOSS..........................................   $ (461)       $ (27)         $ (488)
                                                     ======        =====          ======
Weighted Average Shares Outstanding(5)............    2,310                        2,310
Basic and Diluted Earnings Per Share..............   $(0.20)                      $(0.21)


              See Notes to Unaudited Pro Forma AT&T Wireless Group
                    Condensed Combined Financial Statements.

                              AT&T WIRELESS GROUP

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1999

                                 (IN MILLIONS)


                                                      AT&T                             PRO FORMA
                                                    WIRELESS     PRO FORMA           AT&T WIRELESS
                                                    GROUP(1)    ADJUSTMENTS              GROUP
                                                    --------    -----------          -------------
ASSETS:
Cash and cash equivalents.........................  $     5            --               $     5
Accounts receivable, net..........................    1,300            --                 1,300
Other current assets..............................      323            --                   323
                                                    -------                             -------
TOTAL CURRENT ASSETS..............................    1,628            --                 1,628
Property, plant and equipment, net................    6,349            (7)(2)             6,342
Licensing cost, net...............................    8,571            (2)(2)             8,569
Investments.......................................    4,502           160(3)              4,662
Goodwill, net and other assets....................    2,462            --                 2,462
                                                    -------                             -------
TOTAL ASSETS......................................  $23,512           151               $23,663
                                                    =======       =======               =======
LIABILITIES:
Accounts payable..................................  $   921            --               $   921
Debt maturing within one year.....................      154            --                   154
Other current liabilities.........................    1,222            --                 1,222
                                                    -------                             -------
TOTAL CURRENT LIABILITIES.........................    2,297            --                 2,297
Long-term debt due to AT&T........................    3,400       $(2,000)(2)             1,400
Deferred income taxes.............................    3,750            --                 3,750
Other long-term liabilities.......................       48            --                    48
                                                    -------       -------               -------
TOTAL LIABILITIES.................................    9,495        (2,000)                7,495
MINORITY INTEREST.................................       20            --                    20
SHAREOWNER'S EQUITY:
Preferred stock held by AT&T......................    1,000         2,000(2)              3,000
AT&T's residual interest..........................   12,971           160(3)             13,122
                                                                       (9)(2)
Accumulated other comprehensive income............       26            --                    26
TOTAL SHAREOWNER'S EQUITY.........................   13,997         2,151                16,148
                                                    -------       -------               -------
TOTAL LIABILITIES AND SHAREOWNER'S EQUITY.........  $23,512       $   151               $23,663
                                                    =======       =======               =======


              See Notes to Unaudited Pro Forma AT&T Wireless Group
                    Condensed Combined Financial Statements.

                              AT&T WIRELESS GROUP

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. This column reflects the historical combined results of operations and financial position of AT&T Wireless Group.


2. Gives effect to the conversion of $2 billion of debt due to AT&T into preferred stock held by AT&T and related adjustments to interest expense, capitalized interest, and preferred stock dividends.



3. Gives effect to the allocation by AT&T of a portion of its investment in Japan Telecom Co. Ltd. to AT&T Wireless Group.



4. Reflects the federal statutory and blended state tax effect on the pro forma adjustments.



5. There were 2,310,000,000 shares assumed outstanding for the year ended December 31, 1999, including 1,950,000,000 equivalent shares representing AT&T's approximate 84% retained interest in the AT&T Wireless Group, and 360,000,000 shares assumed to be offered in the IPO.

                            AT&T COMMON STOCK GROUP

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The unaudited pro forma information set forth below for the AT&T Common Stock Group has been prepared assuming the AT&T Wireless Group was a separate group as of January 1, 1999 for income statement purposes, and as of December 31, 1999 for balance sheet purposes, subject to the assumptions and adjustments in the accompanying notes to the pro forma information. Accordingly, the AT&T Common Stock Group pro forma condensed combined financial statements are presented solely for the purpose of reporting the results of operations and financial position of the AT&T Common Stock Group after attributing the domestic and international mobile and fixed wireless communications operations and certain other adjustments to the AT&T Wireless Group.



     The unaudited pro forma condensed combined balance sheet does not purport to represent what the AT&T Common Stock Group financial position actually would have been had the AT&T Wireless Group been a separate group on December 31, 1999 or to project the AT&T Common Stock Group financial position for any future date. The unaudited pro forma condensed combined statement of income for the year ended December 31, 1999 does not purport to represent what the AT&T Common Stock Group income actually would have been had the AT&T Wireless Group been a separate group on January 1, 1999 or to project operating results for any future period.


     The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined AT&T Common Stock Group and AT&T Wireless Group. The pro forma adjustments do not include any adjustments to historical sales for any future price changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

                            AT&T COMMON STOCK GROUP

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                            PRO FORMA
                                               AT&T
                                           WITH TCI AND     AT&T                     PRO FORMA
                                             MEDIAONE     WIRELESS    PRO FORMA     AT&T COMMON
                                             GROUP(1)     GROUP(2)   ADJUSTMENTS    STOCK GROUP
                                           ------------   --------   -----------    -----------
REVENUES.................................    $66,027       $7,627        227(3)       $58,627
OPERATING EXPENSES
Access and other interconnection.........     14,686           --         --           14,686
Network and other costs of services......     15,918        3,846        227(3)        12,299
Selling, general and administrative......     14,682        2,663         --           12,019
Depreciation and amortization............      9,674        1,253          8(5)         8,429
Asset impairment and restructuring
  charges................................      1,506          531         --              975
                                             -------       ------       ----          -------
Total operating expenses.................     56,466        8,293        235           48,408
OPERATING INCOME (LOSS)..................      9,561         (666)        (8)          10,219
Other income, net........................      7,570          176         56(4)         7,630
                                                                         214(4)
                                                                         111(6)
                                                                        (145)(6)
Interest expense.........................      3,474          136        214(4)         3,464
                                                                         (88)(5)
Income from continuing operations before
  income taxes...........................     13,657         (626)       102           14,385
Provision for income taxes...............      5,388         (221)       (25)(8)        5,584
                                             -------       ------       ----          -------
INCOME FROM CONTINUING OPERATIONS........      8,269         (405)       127            8,801
Dividend requirements on preferred
  stocks,
  net....................................         35           56         56(4)            35
                                             -------       ------       ----          -------
INCOME FROM CONTINUING OPERATIONS AFTER
  CONSIDERATION OF DIVIDEND REQUIREMENTS
  ON PREFERRED STOCKS....................    $ 8,234       $ (461)        71          $ 8,766
                                             =======       ======       ====          =======
AT&T EARNINGS PER SHARE (EPS)
  CALCULATION:
Income from continuing operations
  attributable to AT&T common
  shareowners............................    $ 8,234                                  $ 8,766
Weighted average shares outstanding
  (basic)................................      3,789                                    3,789
Basic EPS................................    $  2.17                                  $  2.31
Income from continuing operations
  attributable to AT&T common
  shareowners............................    $ 8,260                                  $ 8,792
Weighted average shares outstanding
  (diluted)..............................      3,916                                    3,916
Diluted EPS..............................    $  2.11                                  $  2.25


            See Notes to Unaudited Pro Forma AT&T Common Stock Group
                    Condensed Combined Financial Statements.

                            AT&T COMMON STOCK GROUP


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET


                            AS OF DECEMBER 31, 1999


                                 (IN MILLIONS)



                                      PRO FORMA
                                        AT&T           AT&T                      PRO FORMA
                                    WITH MEDIAONE    WIRELESS     PRO FORMA     AT&T COMMON
                                      GROUP(1)       GROUP(2)    ADJUSTMENTS    STOCK GROUP
                                    -------------    --------    -----------    -----------
ASSETS:
Cash and cash equivalents.........    $  7,722       $     5       $    --       $  7,717
                                                                        --
Receivables, net..................      10,942         1,300            96(3)       9,738
Other current assets..............       2,567           323            --          2,244
                                      --------       -------       -------       --------
TOTAL CURRENT ASSETS..............      21,231         1,628            96         19,699
Property, plant and equipment,
  net.............................      44,708         6,349            97(5)      38,456
Franchise costs, net..............      54,635            --            --         54,635
Licensing cost, net...............       8,548         8,571            23(5)          --
Goodwill, net.....................      30,727         2,462            --         28,265
Preferred stock investment in AT&T
  Wireless Group..................          --            --         1,000(4)       3,000
                                                                     2,000(6)
Receivable from AT&T Wireless
  Group...........................          --            --         3,400(4)       1,400
                                                                    (2,000)(6)
Investments.......................      42,824         4,502          (160)(7)     38,162
Other assets......................       9,064            --            --          9,064
Assets held for sale..............       9,498            --            --          9,498
                                      --------       -------       -------       --------
TOTAL ASSETS......................    $221,235       $23,512       $ 4,456       $202,179
                                      ========       =======       =======       ========

                            AT&T COMMON STOCK GROUP

                            AS OF DECEMBER 31, 1999


                                 (IN MILLIONS)



                                      PRO FORMA
                                        AT&T           AT&T                      PRO FORMA
                                    WITH MEDIAONE    WIRELESS     PRO FORMA     AT&T COMMON
                                      GROUP(1)       GROUP(2)    ADJUSTMENTS    STOCK GROUP
                                    -------------    --------    -----------    -----------
LIABILITIES
Accounts payable..................    $  7,121       $   921       $    96(3)       6,296
Debt maturing within one year.....      32,840           154            --         32,686
Other current liabilities.........      11,192         1,222            --          9,970
                                      --------       -------       -------       --------
TOTAL CURRENT LIABILITIES.........      51,153         2,297            96         48,952
Long-term debt....................      30,470         3,400         3,400(4)      30,470
Deferred income taxes.............      44,616         3,750            --         40,866
Other long-term liabilities and
  deferred credits................       8,021            48            --          7,973
                                      --------       -------       -------       --------
TOTAL LIABILITIES.................     134,260         9,495         3,496        128,261
MINORITY INTEREST.................       3,550            20            --          3,530
Company-obligated convertible
  quarterly income preferred
  securities of subsidiary trust
  holding solely subordinated debt
  securities of AT&T..............       4,700            --            --          4,700
Subsidiary-obligated mandatorily
  redeemable preferred securities
  of subsidiaries holding solely
  subordinated debt securities of
  subsidiaries....................       2,670            --            --          2,670
Preferred stock subject to
  mandatory redemption............          50            --            --             50
Total Shareowners' Equity.........      76,005        13,997         1,000(4)      62,968
                                                                       120(5)
                                                                      (160)(7)
TOTAL LIABILITIES AND SHAREOWNERS'
  EQUITY..........................    $221,235       $23,512       $ 4,456       $202,179
                                      ========       =======       =======       ========

                            AT&T COMMON STOCK GROUP

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


 1. The unaudited pro forma information set forth in this column gives effect to the MediaOne and TCI mergers as if they had been completed on January 1, 1999 for income statement purposes, and as if the MediaOne merger had been completed on December 31, 1999 for balance sheet purposes. AT&T's historical balance sheet at December 31, 1999 includes the results of TCI. The merger with TCI occurred on March 9, 1999. This column excludes the results of operations and financial position of Liberty Media Group.


 2. This column deducts the historical combined results of operations and combined financial position of the AT&T Wireless Group.

 3. Reflects certain Inter-Group transactions appropriately reflected in the separate financial statements of the AT&T Common Stock Group that are eliminated in the AT&T consolidated financial statements.


 4. Reflects the impact of the AT&T Common Stock Group investment in preferred stock of the AT&T Wireless Group and receivable from the AT&T Wireless Group and related income impacts, all of which are eliminated in the AT&T consolidated financial statements. The preferred stock has an annual dividend rate of 9% and is recorded net of amounts in accordance with the methodology contained in the tax sharing agreement. The receivable has an annual rate of 7.25% for the year ended December 31, 1999 and interest is calculated based on the average receivable balance.


 5. Reflects adjustments made to capitalized interest on the intercompany debt on the AT&T Wireless Group financial statements.

 6. Reflects the conversion of $2 billion of intercompany receivable to preferred stock of AT&T Wireless Group held by the AT&T Common Stock Group which is expected to occur in connection with the initial public offering of AT&T Wireless Group tracking stock.


 7. Gives effect to the allocation by AT&T of a portion of its investment in Japan Telecom Co. Ltd. to the AT&T Wireless Group.



 8. Reflects the federal statutory and blended state tax effect on the pro forma adjustments.

                                  [AT&T LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of AT&T Wireless Group tracking stock being registered, all of which will be paid by the Registrant:


                                                                AMOUNT
                                                              -----------
SEC registration fee........................................  $ 3,497,472
New York Stock Exchange listing fee.........................        5,000
Printing expenses...........................................    2,500,000
Legal fees and expenses.....................................    4,000,000
Accounting fees and expenses................................    2,000,000
Transfer agent and registrar fees and expenses..............       15,000
Miscellaneous...............................................      482,528
                                                              -----------
     Total..................................................  $12,500,000
                                                              ===========


        ---------------------------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.


     The Underwriting Agreements provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the forms of Underwriting Agreement filed as Exhibit 1.1 hereto.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT                           DESCRIPTION
-------                           -----------
1.1       Form of Underwriting Agreement between AT&T Corp. and the
          underwriters.
4.1       The rights of holders of AT&T Wireless Group tracking stock are defined in the Third Article of the Charter of AT&T
          Corp. (filed as Exhibit A to the Proxy Statement on Schedule
          14A, dated January 26, 2000 and incorporated herein by
          reference).
4.2       Provisions regarding the AT&T Wireless Group Capital Stock
          Committee are set forth in the Bylaws of AT&T (filed as
          Exhibit B to the Proxy Statement on Schedule 14A, dated
          January 26, 2000 and incorporated herein by reference).
4.3       The Policy Statement Regarding Wireless Group Tracking Stock
          Matters of AT&T Corp. (filed as Exhibit B to the Proxy
          Statement on Schedule 14A, dated January 26, 2000 and
          incorporated herein by reference).
5.1       Opinion of Robert S. Feit, General Attorney and Assistant
          Secretary of the Registrant, as to the legality of the
          securities being registered.
23.1      Consent of Robert S. Feit, General Attorney and Assistant
          Secretary of the Registrant (included in opinion of counsel filed as Exhibit 5.1).
23.2      Consent of PricewaterhouseCoopers LLP
23.3      Consent of PricewaterhouseCoopers LLP
23.4      Consent of KPMG LLP
23.5      Consent of Arthur Andersen
24.1*     Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement.


-------------------------

* Previously filed.


     (b) Financial Statement Schedules

     None

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement (No. 333-96037) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of March, 2000.


                                          AT&T CORP.

                                          By:     /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title:   Vice President-Law and
                                              Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement (No. 333-96037) has been signed by the following persons in the capacities indicated on March 28, 2000.


                     SIGNATURE                                            TITLE
                     ---------                                            -----
           Principal Executive Officer:

                       /s/ *                            Chairman of the Board and Chief Executive
---------------------------------------------------                      Officer
               C. Michael Armstrong

           Principal Financial Officer:

                       /s/ *                            Senior Executive Vice President and Chief
---------------------------------------------------                 Financial Officer
                   Charles Noski

           Principal Accounting Officer:

                       /s/ *                                  Vice President and Controller
---------------------------------------------------
                Nicholas S. Cyprus

                    Directors:

                       /s/ *                                            Director
---------------------------------------------------
                  Kenneth T. Derr

                       /s/ *                                            Director
---------------------------------------------------
                M. Kathryn Eickhoff

                       /s/ *                                            Director
---------------------------------------------------
                 Walter Y. Elisha

                     SIGNATURE                                            TITLE
                     ---------                                            -----
                       /s/ *                                            Director
---------------------------------------------------
                George M.C. Fisher

                       /s/ *                                            Director
---------------------------------------------------
                  Donald V. Fites

                       /s/ *                                            Director
---------------------------------------------------
              Amos B. Hostetter, Jr.

                       /s/ *                                            Director
---------------------------------------------------
                  Ralph S. Larsen

                       /s/ *                                            Director
---------------------------------------------------
                  John C. Malone

                       /s/ *                                            Director
---------------------------------------------------
                 Donald F. McHenry

                       /s/ *                                            Director
---------------------------------------------------
                 Michael I. Sovern

                       /s/ *                                            Director
---------------------------------------------------
                 Sanford I. Weill

                       /s/ *                                            Director
---------------------------------------------------
                  Thomas H. Wyman

                       /s/ *                                     President and Director
---------------------------------------------------
                  John D. Zeglis

            *By: /s/ MARILYN J. WASSER
   ---------------------------------------------
                 Marilyn J. Wasser
                (Attorney-in-Fact)